UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. _____)
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GLENBOROUGH REALTY TRUST INCORPORATED

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400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708
October 17, 2006
Dear Stockholder,
      You are cordially invited to attend a special meeting of stockholders of Glenborough Realty Trust Incorporated, a Maryland corporation, to be held on Tuesday, November 28, 2006 at 10:00 a.m. Pacific time. The special meeting will take place at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California. At the special meeting, we will ask you to approve the merger of Glenborough Realty Trust Incorporated with and into Gridiron Acquisition LLC, a Delaware limited liability company, which we refer to as the company merger, and adopt the Agreement and Plan of Merger, dated as of August 20, 2006, among Glenborough Realty Trust Incorporated, Glenborough Properties, L.P., Gridiron Holdings LLC and Gridiron Acquisition LLC, which we refer to as the merger agreement. If the company merger is completed, you, as a holder of shares of our common stock, will be entitled to receive $26.00 in cash plus an additional cash amount that is equal to a pro rata portion of the $0.275 regular quarterly dividend payable on our common stock and allocable to the quarter in which the company merger closes, in exchange for each share you own, as more fully described in the enclosed proxy statement.
      After careful consideration, our board of directors approved the company merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the company merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Glenborough Realty Trust Incorporated and our stockholders. Our board of directors recommends that you vote “FOR” the proposal to approve the company merger and adopt the merger agreement.
      The company merger must be approved and the merger agreement must be adopted by the affirmative vote of holders of shares entitled to cast at least a majority of the votes that are entitled to be cast on the matter at the special meeting. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the company merger, the merger agreement and the other transactions contemplated by the merger agreement. We encourage you to read carefully the enclosed proxy statement, including the exhibits. You may also obtain more information about Glenborough Realty Trust Incorporated from us or from documents we have filed with the Securities and Exchange Commission.
      Your vote is very important regardless of the number of shares of our common stock that you own. Whether or not you plan to attend the special meeting, we request that you authorize your proxy by either completing and returning the enclosed proxy card as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy, or, if you are a holder of record of shares of our common stock, you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the company merger, the merger agreement and the other transactions contemplated by the merger agreement.
      Thank you for your cooperation and continued support.

Very truly yours,

Andrew Batinovich
President and Chief Executive Officer
      This proxy statement is dated October 17, 2006 and is first being mailed, along with the attached proxy card, to our stockholders on or about October 20, 2006.

400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 28, 2006
Dear Stockholder:
      You are cordially invited to attend a special meeting of the stockholders of Glenborough Realty Trust Incorporated, a Maryland corporation, on Tuesday, November 28, 2006, beginning at 10:00 a.m. Pacific time, at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California. The special meeting is being held for the purpose of acting on the following matters:

1. to consider and vote on a proposal to (a) adopt the Agreement and Plan of Merger, dated as of August 20, 2006, by and among Glenborough Realty Trust Incorporated, Glenborough Properties, L.P., Gridiron Holdings LLC and Gridiron Acquisition LLC, which we refer to as the merger agreement and (b) approve the merger of Glenborough Realty Trust Incorporated with and into Gridiron Acquisition LLC, which we refer to as the company merger.

2. to consider and vote on any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting, including adjournments and postponements for the purpose of soliciting additional proxies.
      If the company merger is completed, you, as a holder of shares of our common stock, will be entitled to receive $26.00 in cash plus an additional cash amount that is equal to a pro rata portion of the $0.275 regular quarterly dividend payable on our common stock and allocable to the quarter in which the company merger closes, in exchange for each share you own, as more fully described in the accompanying proxy statement.
      After careful consideration, our board of directors approved the company merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the company merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Glenborough Realty Trust Incorporated and our stockholders. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the company merger.
      All holders of record of our common stock and our Series A preferred stock, as of the close of business on the record date, which was October 12, 2006, are entitled to receive notice of this special meeting. However, only holders of our common stock at the close of business on the record date are entitled to attend the special meeting or any postponements or adjournments of the special meeting and to vote at the special meeting or any postponements or adjournments of the special meeting. The vote of our Series A preferred stock is not required to approve the company merger or the merger agreement and is not being solicited.
      The proposal to adopt the merger agreement and approve the company merger must be approved by the affirmative vote of holders of shares entitled to cast a majority of the votes that are entitled to be cast on the matter at the special meeting. Accordingly, regardless of the number of shares that you own, your vote is important. Even if you plan to attend the special meeting in person, we request that you authorize your proxy by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or submitting your proxy or voting instructions by telephone or Internet. If you are a stockholder of record and you fail to authorize a proxy or attend the special meeting, the effect will be that the shares of our common stock that you own will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against the proposal to adopt the merger agreement and approve the company merger.

      Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy, by filing a written revocation of your proxy with our Corporate Secretary at our address set forth above or by your voting in person at the special meeting.
      We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares or authorizing your proxy, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-431-9642. In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.glenborough.com. Information contained on our website is not part of, or incorporated in, the proxy statement.

By Order of the Board of Directors,

Robert Batinovich,
Chairman of the Board

October 17, 2006

i

ii

SUMMARY
      This summary highlights only selected information from this proxy statement relating to (1) the merger of Glenborough Realty Trust Incorporated with and into Gridiron Acquisition LLC, which we refer to as the company merger, (2) the merger of Gridiron Acquisition Sub LLC with and into Glenborough Properties, L.P., which we refer to as the operating partnership merger, and (3) certain related transactions. References to the mergers refer to both the company merger and the operating partnership merger. This summary does not contain all of the information about the mergers and related transactions contemplated by the merger agreement that is important to you. As a result, to understand the mergers and the related transactions fully and for a more complete description of the legal terms of the mergers and related transactions, you should read carefully this proxy statement in its entirety, including the exhibits and the other documents to which we have referred you, including the merger agreement attached as Exhibit A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our stockholders on or about October 20, 2006.
The Parties to the Mergers (Page 16)

Glenborough Realty Trust Incorporated
400 South El Camino Real, 11th Floor
San Mateo, California 94402-1708
(650) 343-9300
      Glenborough Realty Trust Incorporated, which we refer to as “we,” “us,” “our,” “the company,” “our company” or “Glenborough,” is a Maryland corporation and a fully integrated, self-administered and self-managed publicly traded real estate investment trust, or REIT. Glenborough is a REIT which is focused on owning high quality, multi-tenant office properties concentrated in Washington D.C., Southern California, Northern New Jersey, Boston and Northern California. We have a portfolio of 45 properties encompassing approximately 8 million square feet as of June 30, 2006. Our common stock is listed on the New York Stock Exchange under the symbol “GLB” and our Series A preferred stock is listed on the New York Stock Exchange under the symbol “GLB PrA.”

Glenborough Properties, L.P.
400 South El Camino Real, 11th Floor
San Mateo, California 94402-1708
(650) 343-9300
      Glenborough Properties, L.P., which we refer to as our operating partnership, is a Delaware limited partnership through which we conduct substantially all of our business and own, either directly or indirectly through subsidiaries of the operating partnership, substantially all of our assets. We serve as the sole general partner of our operating partnership and, together with another wholly-owned subsidiary of the company, own (as of September 30, 2006) 90.54% of the limited partnership interests of our operating partnership.

Gridiron Holdings LLC
c/o Morgan Stanley Real Estate Investing
1585 Broadway
New York, NY 10036
      Gridiron Holdings LLC, which we refer to as Gridiron Parent, is a Delaware limited liability company formed in connection with the mergers by affiliates of MS Real Estate Funding, Inc. On August 28, 2006, MS Real Estate Funding, Inc. transferred its 100% ownership interest in Gridiron Parent to certain funds managed by Morgan Stanley Real Estate.
      Morgan Stanley Real Estate is comprised of three major global businesses: Investing, Banking and Lending. Since 1991, Morgan Stanley Real Estate has acquired $87.7 billion of real estate assets worldwide and currently manages $50.9 billion in real estate on behalf of its clients. In addition, Morgan Stanley Real Estate provides a complete range of market-leading investment banking services to its clients including advice on strategy, mergers, acquisitions and restructurings, as well as underwriting public and private debt and equity financings. Morgan Stanley is also a global leader in real estate lending and, using its own capital, originated approximately $28 billion in commercial mortgages in 2005. Morgan Stanley (NYSE: MS) is a global financial services firm and a market leader in securities, investment management, and credit services.

Gridiron Acquisition LLC
c/o Morgan Stanley Real Estate Investing
1585 Broadway
New York, NY 10036
      Gridiron Acquisition LLC, which we refer to as REIT Merger Sub, is a Delaware limited liability company and a wholly-owned subsidiary of Gridiron Parent. REIT Merger Sub was formed in connection with the mergers by Gridiron Parent.

Gridiron Acquisition Sub LLC
c/o Morgan Stanley Real Estate Investing
1585 Broadway
New York, NY 10036
      Gridiron Acquisition Sub LLC, which we refer to as Gridiron OP Merger Sub, is a Delaware limited liability company and a wholly-owned subsidiary of REIT Merger Sub. Gridiron OP Merger Sub was formed in connection with the mergers by REIT Merger Sub.
The Special Meeting (Page 17)

Date, Time and Purpose of the Special Meeting (Page 17)
      The special meeting of our stockholders will be held at 10:00 a.m. Pacific time, on Tuesday, November 28, 2006 at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California. At the special meeting, you will be asked, by proxy or in person, to approve the company merger and adopt the merger agreement.
      The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve the company merger and adopt the merger agreement.

Record Date, Notice and Quorum (Page 17)
      All holders of record of our common stock and our Series A preferred stock as of the close of business on the record date, which was October 12, 2006, are entitled to receive notice of the special meeting. However, only holders of our common stock at the close of business on the record date are entitled to attend the special meeting or any postponements or adjournments of the special meeting and to vote at the special meeting or any postponements or adjournments of the special meeting.
      You will be entitled to cast one vote for each share of our common stock that you owned as of the record date. On the record date, there were 32,327,957 shares of our common stock outstanding and entitled to vote at the special meeting.
      The presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the special meeting, will constitute a quorum for purposes of the special meeting.

Required Vote (Page 18)
      Completion of the mergers requires approval of the proposal to adopt the merger agreement and approve the company merger by the affirmative vote of the holders of shares entitled to cast a majority of the votes entitled to be cast on the matter at the special meeting. Because the required vote is based on the number of votes entitled to be cast rather than on the number of votes cast, failure to vote your shares of our common stock (including as a result of broker non-votes) and abstentions will have the same effect as voting against the proposal to adopt the merger agreement and approve the company merger. The vote of our Series A preferred stockholders is not required to approve the company merger or the merger agreement and is not being solicited. The operating partnership merger does not require the approval of any of the holders of the outstanding shares of our common stock.

Voting By Our Directors and Executive Officers (Page 18)
      As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 1,776,422 shares of our common stock, entitling them to exercise in the aggregate approximately 5.50% of the voting power of our common stock entitled to vote at the special meeting. Our executive officers and directors have informed us that they intend to cast the votes they are entitled to cast in favor of the proposal to adopt the merger agreement and approve the company merger.

Proxies; Revocation (Page 19)
      Any of our common stockholders of record entitled to vote at the special meeting may authorize a proxy by returning the enclosed proxy, submitting your proxy or voting instructions by telephone or Internet, or by appearing and voting at the special meeting in person. If the shares of our common stock that you own are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.
      Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by your submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy, by your filing a written revocation of your proxy with our Corporate Secretary or by your voting in person at the special meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.
The Mergers and Related Transactions (Page 20)
      Pursuant to the merger agreement, on the closing date, we will be merged with and into REIT Merger Sub with REIT Merger Sub continuing as the surviving entity. We sometimes use the term surviving entity in this proxy statement to refer to REIT Merger Sub as the surviving entity following the company merger. The company merger will be effective under all applicable laws upon the acceptance for record of the articles of merger in respect of such company merger by the State Department of Assessments and Taxation of Maryland, in accordance with the Maryland General Corporation Law and the filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the Delaware Limited Liability Company Act. We sometimes use the term “merger effective time” in this proxy statement to describe the time the company merger becomes effective under all applicable laws.
      In the company merger, each share of our common stock issued and outstanding immediately prior to the merger effective time (other than shares held by us or our subsidiaries or REIT Merger Sub, which will be automatically canceled and retired and cease to exist with no payment being made) will be converted into the right to receive $26.00 in cash, plus an amount in cash to be paid by us equal to $0.275 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the common stock have been declared and paid and the closing date (including the closing date) by (y) the total number of days in the fiscal quarter during which the closing date occurs, without interest and less any applicable withholding taxes. We refer to this consideration to be received by our common stockholders in the company merger as the common stock merger consideration. In addition, in connection with the company merger, immediately prior to the merger effective time, we will redeem each Series A preferred share issued and outstanding immediately prior to the merger effective time at the redemption price per share specified in our charter documents plus an amount in cash to be paid by us equal to $0.484375 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Series A preferred stock have been declared and paid and the closing date (including the closing date) by (y) the total number of days in the fiscal quarter during which the closing date occurs, without interest, in accordance with our charter documents.

      We, our operating partnership, Gridiron Parent and REIT Merger Sub also agreed in the merger agreement to structure and implement a transaction pursuant to which each limited partner of our operating partnership will receive a cash amount equal to the common stock merger consideration in exchange for their limited partnership units in the operating partnership, or in lieu of receiving a cash payment, such limited partner may elect to receive a preferred partnership unit or a common partnership unit with terms and conditions similar to the common units of the operating partnership prior to the operating partnership merger in the surviving operating partnership. In this regard, immediately following the company merger, Gridiron OP Merger Sub will merge with and into our operating partnership with the operating partnership surviving. We sometimes use the term surviving operating partnership in this proxy statement to refer to the operating partnership as the surviving entity following the operating partnership merger.
Recommendation of Our Board of Directors (Page 28)
      On August 20, 2006, after careful consideration, our board of directors:

•	determined that it was advisable and in our and our common stockholders’ best interests for us to enter into the merger agreement and consummate the company merger and the other transactions contemplated by the merger agreement;

•	approved the company merger, the merger agreement and the other transactions contemplated by the merger agreement and directed that the company merger and the merger agreement be submitted to our common stockholders for approval at a special meeting of stockholders; and

•	recommended that you vote “FOR” the proposal to adopt the merger agreement and approve the company merger.
Opinion of Our Financial Advisor (Page 28)
      On August 20, 2006, Goldman, Sachs & Co., which we sometimes refer to as Goldman Sachs, rendered its oral opinion, which was subsequently confirmed in writing, to our board of directors that, as of August 20, 2006 and based upon and subject to the factors and assumptions set forth therein, the $26.00 per share of our common stock, in cash, plus an amount per share in cash to be paid by us equal to $0.275 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the common stock have been declared and paid and the closing date (including the closing date) by (y) the total number of days in the fiscal quarter during which the closing date occurs, without interest and less any applicable withholding taxes, to be received by our common stockholders for each share of common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
      The full text of the written opinion of Goldman Sachs, dated August 20, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Exhibit B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of Glenborough’s board of directors in connection with its consideration of the company merger. The Goldman Sachs opinion is not a recommendation as to how any common stockholder should vote with respect to the company merger. Pursuant to our engagement with Goldman Sachs, in the event of a sale of 50% or more of the common stock or assets of the company, we have agreed to pay Goldman Sachs a transaction fee equal to 0.55% of the aggregate merger consideration (as determined as of the closing of the company merger pursuant to the letter agreement, dated August 16, 2006, between us and Goldman Sachs, which, based upon our outstanding indebtedness as of June 30, 2006, would be approximately $10.5 million), all of which is payable upon consummation of the transactions contemplated by the merger agreement.
Financing Commitment and Guarantee (Page 34 and 35)
      Gridiron Parent is acquiring us for the approximate aggregate purchase price of $1.9 billion, which we refer to as the aggregate purchase price. Our stockholders, the holders of our stock options, restricted share awards and performance share units and the limited partners of our operating partnership (assuming none of the limited partners of the operating partnership elects to receive preferred or common units in the surviving operating partnership in lieu of cash consideration) in the aggregate will be paid the aggregate purchase price less any debt repaid by us or assumed by Gridiron Parent. These payments are expected to be funded by a combination of equity contributions by Gridiron Parent and debt financing. It is currently anticipated that of the aggregate purchase price, approximately $403.4 million of outstanding Glenborough debt, in addition to outstanding indebtedness under our unsecured line of credit, will be repaid in connection with the closing, while approximately $217.1 million will be assumed by the surviving entity or the surviving operating partnership and not repaid in connection with the mergers, with the remainder of the aggregate purchase price being paid to our stockholders, the holders of our stock options, restricted share awards and performance share units and the limited partners of our operating partnership who receive cash consideration.
      It is expected that, in connection with the mergers, funds managed by Morgan Stanley Real Estate will contribute up to approximately $325 million of equity to Gridiron Parent (which will fund the cash requirements necessary to the extent the limited partners of the operating partnership receive cash consideration rather than electing to receive common or preferred units in the surviving operating partnership). In addition, in connection with the execution and delivery of the merger agreement, an affiliate of Gridiron Parent obtained a debt commitment letter from Deutsche Bank Securities Inc.’s affiliate German American Capital Corporation, which we refer to as the lender, providing for debt financing in an aggregate principal amount not to exceed $1.25 billion. The debt commitment letter terminates on February 28, 2007, unless extended in accordance with its terms and the closing of the loan is conditioned on the completion of the mergers and other customary closing conditions. The lender has the right to terminate the debt commitment letter under certain circumstances, including if the merger agreement has been terminated prior to the closing of the mergers.
      The merger agreement does not contain a financing condition or a “market MAC” condition to the closing of the mergers. Gridiron Parent has agreed to use its reasonable best efforts to arrange the financing on the terms and conditions described in the debt commitment letter.
      If all other closing conditions have been satisfied or waived, but Gridiron Parent fails to obtain adequate financing to complete the mergers, such failure will constitute a breach of Gridiron Parent’s covenants under the merger agreement. In that event, so long as we and our operating partnership are not in material breach of our respective obligations under the merger agreement, we would be able to (1) terminate the merger agreement, (2) receive from Gridiron Parent an amount equal to all our reasonable out-of-pocket costs and expenses incurred by us in connection with the proposed transaction in an amount not to exceed $5 million and (3) take legal action against certain funds managed by Morgan Stanley Real Estate to seek damages of up to a maximum of $200 million.
Treatment of Series A Preferred Stock (Page 44)
      The merger agreement provides that each of the Series A preferred shares issued and outstanding will be redeemed by us immediately prior to the merger effective time at the redemption price per share specified in our charter documents plus an amount in cash to be paid by us equal to $0.484375 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Series A preferred stock have been declared and paid and the closing date (including the closing date) by (y) the total number of days in the fiscal quarter during which the closing date occurs, without interest in accordance with our charter documents.
      While holders of our Series A preferred stock are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting, they are not entitled to vote upon the company merger, the merger agreement or any of the other transactions contemplated by the merger agreement at the special meeting.

Treatment of Stock Options, Restricted Share Awards and Performance Share Units (Page 44)
      The merger agreement provides that immediately prior to the merger effective time, all of our outstanding stock options, restricted share awards and performance share units, whether or not exercisable or vested, as the case may be, will become fully vested and exercisable or payable, as the case may be, and, in the case of the restricted share awards and performance units, free of any forfeiture restrictions. Immediately prior to the merger effective time, all outstanding restricted share awards and performance units will be considered outstanding shares of our common stock for the purposes of the merger agreement (other than, in the case of performance units, the right to receive the portion of the common stock merger consideration equal to a pro rata portion of any dividends to be paid for the quarter in which the merger effective time occurs), including the right to receive the common stock merger consideration.
      In connection with the company merger:

Stock Options
      All unexercised and unexpired stock options held immediately prior to the company merger will be accelerated in full so that each stock option is fully vested and exercisable. In addition, immediately prior to the merger effective time, each outstanding stock option (taking into account the vesting acceleration) will be canceled and converted into the right to receive an amount in cash equal to $26.00 minus the exercise price required to be paid to acquire the corresponding share of common stock. The aggregate amount of merger consideration to which holders of options are entitled to receive is:

•	the aggregate number of shares of our common stock underlying such stock option immediately prior to the merger effective time, multiplied by;

•	the excess, if any, of $26.00 over the exercise price per share of our common stock subject to such stock option.
      If the exercise price of any option is equal to or greater than $26.00, the option will be cancelled without any payment being made to the option holder.

Restricted Share Awards
      The holder of each restricted share award will receive an amount in cash, equal to the product of:

•	the aggregate number of shares of our common stock underlying such restricted share award immediately prior to the merger effective time, multiplied by;

•	the common stock merger consideration.

Performance Share Units
      The holder of each performance share unit will receive an amount in cash, equal to the product of:

•	the aggregate number of shares of our common stock underlying such performance share unit, multiplied by;

•	$26.00.
Treatment of Glenborough Properties, L.P. Limited Partnership Units (Page 45)
      In connection with the operating partnership merger, at the merger effective time, each partnership unit in our operating partnership issued and outstanding immediately prior to such time (other than units held by our subsidiaries or REIT Merger Sub, which will remain outstanding as common partnership units of the surviving operating partnership) will be converted into, and canceled in exchange for cash consideration in the amount of the common stock merger consideration. In lieu of receiving the cash consideration, holders of partnership units in our operating partnership may elect to (a) receive a number of a newly created class of preference units in the surviving operating partnership determined by (i) multiplying the number of common units in our operating partnership being exchanged by the common stock merger consideration, and then (ii) dividing by $25.00 or (b) retain a common partnership interest in the surviving operating partnership on terms and conditions similar to the common units in our operating partnership prior to the operating partnership merger. This proxy statement does not constitute a solicitation of consents in respect of the operating partnership merger and does not constitute an offer to exchange or convert any partnership units in the operating partnership that you may own for or into newly issued preferred units or common units in the surviving operating partnership.
Interests of Our Directors and Executive Officers (Page 35)
      Our directors and executive officers and certain other persons may have interests in the mergers that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will have their unvested stock options fully vested and exercisable, and all stock options held by our directors and executive officers and not exercised will be canceled, as of the merger effective time in exchange for the right to receive a cash payment in respect of each share of our common stock underlying their stock options equal to the excess, if any, of $26.00 per share over the exercise price per share of their stock options; and

•	restricted share awards and performance share units owned by our directors and executive officers will become fully vested and free of any forfeiture restrictions immediately prior to the merger effective time and will be considered outstanding shares of our common stock for the purposes of the merger agreement, including the right to receive, in the case of restricted share awards, the common stock merger consideration, and in the case of performance share units, $26.00 in cash.

      All of our directors were fully aware of the foregoing interests of our directors and executive officers in the mergers and considered them prior to approving the company merger and the merger agreement.
No Solicitation of Transactions (Page 51)
      The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the company or our subsidiaries. Notwithstanding these restrictions, under certain circumstances and subject to certain conditions, our board of directors may respond to an unsolicited written acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal. Upon entering into an agreement for a transaction that constitutes a superior proposal, we will be obligated to pay a breakup fee to Gridiron Parent as described below under “Termination Fees and Expenses.”
Conditions to the Company Merger (Page 54)
      Completion of the company merger depends upon the satisfaction or waiver of a number of conditions, including, among others:

•	approval of the proposal to adopt the merger agreement and approve the company merger by the requisite stockholder vote of the holders of our common stock in accordance with the Maryland General Corporation Law and our charter;

•	expiration or termination of any waiting period (or extension thereof) and acquisition of any required approval applicable to the consummation of the mergers under the Hart-Scott Rodino Act;

•	no action by any governmental authority that would prohibit the consummation of the mergers;

•	our representations and warranties being true and correct, except where the failure of such representations and warranties to be true and correct in all respects without regard to any materiality or material adverse effect qualifications (other than the representation relating to any material adverse effect to us) does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the performance, in all material respects, by us, of all obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement;

•	since August 20, 2006, there shall not have been an event, occurrence, effect or circumstance that has resulted or would reasonably be expected to result in, a material adverse effect on us; and

•	the receipt of a tax opinion of our counsel, Morrison & Foerster LLP, opining that we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, commencing with our taxable year ended December 31, 2000.
Termination of the Merger Agreement (Page 55)
      The merger agreement may be terminated and the mergers may be abandoned at any time prior to the merger effective time, as follows:

•	by mutual written consent of the parties;

•	by either Gridiron Parent or us if:

•	the company merger has not occurred on or before February 28, 2007, provided that this right will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the company merger to occur on or before such date;

•	any governmental authority shall have taken any action which has the effect of making consummation of any of the mergers illegal or otherwise preventing or prohibiting the consummation of the mergers, provided that this right will not be available to a party who failed to use reasonable best efforts to oppose such action by a governmental authority; or

•	the requisite vote of our common stockholders to approve the company merger and the other transactions contemplated by the merger agreement is not obtained;

•	by Gridiron Parent if:

•	we or our operating partnership are in breach of the representations and warranties or covenants or agreements under the merger agreement and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by February 28, 2007, so long as neither Gridiron Parent nor REIT Merger Sub are in material breach of their obligations under the merger agreement;

•	our board of directors withdraws, modifies or amends its recommendation that stockholders vote to approve the merger agreement and the company merger in any manner adverse to Gridiron Parent;

•	our board of directors recommends or approves an acquisition proposal or fails to recommend against certain alternative takeover proposals;

•	by us if:

•	Gridiron Parent or REIT Merger Sub are in breach of the representations and warranties or covenants or agreements under the merger agreement and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by February 28, 2007, so long as we are not in material breach of our obligations under the merger agreement; or

•	our board of directors approves and authorizes us to enter into a definitive agreement to implement a superior proposal in accordance with the terms of the merger agreement so long as:

•	the requisite stockholder vote for the company merger has not been obtained;

•	we are not in or have not been in breach of our obligations under the merger agreement with regard to prohibitions on soliciting acquisition proposals or providing information regarding an acquisition proposal to Gridiron Parent in any material respects;

•	our board of directors has determined in good faith, after consulting with its financial advisor, that such definitive agreement constitutes a superior proposal and has determined in good faith, after consulting with its outside legal counsel, that the failure to take such actions would be inconsistent with directors’ duties to our stockholders under applicable laws;

•	we have notified Gridiron Parent in writing that we intend to enter into such agreement;

•	during the three business days following the receipt by Gridiron Parent of our notice, we have offered to negotiate with, and if accepted, have negotiated in good faith with, Gridiron Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the company merger;

•	our board of directors has determined in good faith, after the end of such three business day period, after considering the results of such negotiations and any revised proposals made by Gridiron Parent, that the superior proposal giving rise to such notice continues to be a superior proposal; and

•	we pay to Gridiron Parent the termination fee and reasonable transaction expenses in accordance with the merger agreement simultaneously with the termination of the merger agreement.
Termination Fee and Expenses (Page 57)
      Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay to Gridiron Parent a termination fee of $27.75 million, less any of Gridiron Parent’s expenses we previously paid. The merger agreement also provides that if either party terminates the merger agreement in certain circumstances, the breaching party must reimburse the non-breaching party for its reasonable transaction expenses up to a limit of $5.0 million.
Regulatory Matters (Page 38)
      We currently are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of either the company merger or the operating partnership merger other than potential filings and necessary approvals, if any, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the acceptance for record of the articles of merger in respect of the company merger by the State Department of Assessments and Taxation of Maryland, in accordance with the Maryland General Corporation Law, and the filing of certificates of merger with the Secretary of State of the State of Delaware, in accordance with the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act.
No Dissenters’ Rights (Page 63)
      We are organized as a corporation under Maryland law. Under Maryland corporate law, because shares of our common stock were listed on the New York Stock Exchange on the record date for determining stockholders entitled to vote at the special meeting, our common stockholders who object to the company merger do not have any appraisal rights or dissenters’ rights in connection with the company merger. Under Maryland corporate law, our Series A preferred stockholders are not entitled to any appraisal rights or dissenters’ rights in connection with the redemption of their shares.

Material U.S. Federal Income Tax Consequences (Page 38)
      The receipt of the common stock merger consideration for each share of our common stock pursuant to the company merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss measured by the difference, if any, between the common stock merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your common stock merger consideration under applicable tax laws. Tax matters can be complicated, and the tax consequences of the company merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the company merger to you.
Delisting and Deregistration of Our Common Stock and Series A Preferred Stock (Page 42)
      If the company merger is completed, shares of our common stock and Series A preferred stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
Market Price and Dividend Data (Page 58)
      Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange under the ticker symbol “GLB.” On August 18, 2006, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the New York Stock Exchange was $24.03 per share. On October 12, 2006, the last trading day before the date of this proxy statement, the closing price of our common stock on the New York Stock Exchange was $25.94 per share. You are encouraged to obtain current market quotations for our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS
      The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed mergers. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Exhibit A.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the company and, through such acquisition, the ownership of its subsidiaries, including our operating partnership, by subsidiaries of funds managed by Morgan Stanley Real Estate pursuant to the merger agreement. Once the company merger and the merger agreement have been approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, the company will be merged with and into REIT Merger Sub with REIT Merger Sub continuing as the surviving corporation. Immediately after the company merger, Gridiron OP Merger Sub will merge with and into the operating partnership, with the operating partnership surviving the operating partnership merger and continuing to exist as a subsidiary of REIT Merger Sub. For additional information about the mergers, please review the merger agreement attached to this proxy statement as Exhibit A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the mergers.

Q:	As a common stockholder of Glenborough, what will I receive as a result of the company merger?

A:	In exchange for each outstanding share of our common stock that you own immediately prior to the merger effective time, you will receive the common stock merger consideration, which is an amount equal to $26.00 in cash plus an additional cash amount to be paid by us equal to a pro rata portion of the $0.275 regular quarterly dividend payable on our common stock and allocable to the quarter in which the company merger closes, without interest and less any applicable withholding taxes.

Q:	Will I receive any regular quarterly dividends with respect to the shares of common stock that I own?

A:	Yes. Under the merger agreement, we are permitted to declare and pay to you prior to the merger effective time regular quarterly dividends for each full fiscal quarter prior to the merger effective time plus, as part of the common stock merger consideration, an amount in cash to be paid by us equal to $0.275 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter and the closing date by (y) the total number of days in the fiscal quarter during which the closing date occurs.

Q:	When do you expect the mergers to be completed?

A:	We are working toward completing the mergers as quickly as possible, and we anticipate that the mergers will be completed in the fourth quarter of 2006. In order to complete the company merger, we must obtain the requisite stockholder approval of the company merger and satisfy, or have waived, the other closing conditions under the merger agreement. The operating partnership merger does not require the approval of any of our stockholders.

Q:	If the company merger is completed, when can I expect to receive the common stock merger consideration for my shares of common stock?

A:	Promptly after the completion of the company merger, you will receive a letter of transmittal describing how you may exchange your shares of common stock for the common stock merger consideration. You should not send your share certificates to us or anyone else until you receive these instructions.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will take place on Tuesday, November 28, 2006 at 10:00 a.m. Pacific time, at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California.

Q:	Who can vote and attend the special meeting?

A:	All of our common stockholders of record as of the close of business on October 12, 2006, the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any adjournments or postponements of the special meeting and are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. Each share of our common stock entitles you to one vote on each matter properly brought before the special meeting. The vote of our Series A preferred stockholders is not required to approve the company merger or adopt the merger agreement and is not being solicited.

Q:	What vote of common stockholders is required to approve the company merger and to adopt the merger agreement?

A:	Approval of the proposal to adopt the merger agreement and approve the requires the affirmative vote of the holders of shares entitled to cast a majority of the votes that are entitled to be cast on the matter at the special meeting. Because the required vote is based on the number of votes entitled to be cast in person or by proxy rather than on the number of votes cast in person or by proxy, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the proposal to adopt the merger agreement and approve the company merger. The operating partnership merger does not require the approval of any of our stockholders.

Q:	How does the common stock merger consideration compare to the market price of the common stock?

A:	The cash consideration of $26.00 for each share of our common stock represents an approximate 8.2% premium to the closing price of our common stock on August 18, 2006, the last trading day before the public announcement of us entering into the merger agreement, an approximate 14% premium to the average closing price of our common stock for the 30 day period ended August 18, 2006, an approximate 20.6% premium to the average closing price of our common stock for the 90 day period ended August 18, 2006, an approximate 23.7% premium to the average closing price of our common stock for the 180 day period ended August 18, 2006, and an approximate 29.8% premium over the average closing price of our common stock for the 52-week period ended August 18, 2006.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors recommends that our common stockholders vote in favor of the proposal to adopt the merger agreement and approve the company merger.

Q:	Do any of the company’s executive officers and directors or any other person have any interest in the mergers that is different than mine?

A:	Yes. Our directors and executive officers may have interests in the mergers that are different from, or in addition to, yours, including the consideration that they would receive with respect to their stock options, restricted share awards and performance share units in connection with the company merger. Additionally, Mr. Robert Batinovich, our Chairman of our board of directors, and Mr. Andrew Batinovich, our President, will receive consideration with respect to operating partnership units that each beneficially owns. Further, our executive officers are entitled to certain severance payments and benefits following the closing of the mergers in certain circumstances. Please see “The Mergers — Interests of Our Directors, Executive Officers and Certain Other Persons in the Mergers” on page 35 for additional information about possible interests that our directors and executive officers may have in the mergers that are different than yours.

Q:	How do I cast my vote?

A:	If you are a common stockholder of record on the record date, you may vote in person at the special meeting or authorize a proxy for the special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization.

Q:	How do I cast my vote if my shares of common stock are held of record in “street name”?

A:	If you hold your shares of common stock in “street name” through a broker, bank or other nominee, your broker, bank or nominee will not vote your shares unless you provide instructions on how to vote. You must obtain a proxy form from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or nominee. The inability of your record holder to vote your shares, often referred to as a “broker non-vote”, will have the same effect as a vote against the proposal to adopt the merger agreement and approve the company merger. If your shares are held in “street name”, please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the proposal to adopt the merger agreement and approve the company merger.

Q:	How will proxy holders vote my shares?

A:	If you properly submit a proxy prior to the special meeting, your shares of common stock will be voted as you direct. If you submit a proxy but no direction is otherwise made, your shares of common stock will be voted “FOR” the proposal to adopt the merger agreement and approve the company merger.

Q:	What happens if I sell my shares before the special meeting?

A:	If you held your shares of common stock on the record date but transfer them prior to the merger effective time, you will retain your right to vote at the special meeting, but not the right to receive the common stock merger consideration for the common shares. The right to receive such consideration will pass to the person who owns the shares you previously owned when the company merger becomes effective.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. If you own shares of our common stock as a record holder, you may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date, submitting voting instructions again by telephone or Internet, or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:	Is the company merger expected to be taxable to me?

A:	Yes. The receipt of the common stock merger consideration for each share of our common stock pursuant to the company merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss measured by the difference, if any, between the common stock merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your common stock merger consideration under applicable tax laws. You should read “The Mergers — Material U.S. Federal Income Tax Consequences” on page 38 for a more complete discussion of the U.S. federal income tax consequences. Tax matters can be complicated, and the tax consequences of the company merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the company merger to you.

Q:	Should I send in my common or Series A preferred stock certificates now?

A:	No. Shortly after the company merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the common stock merger consideration or Series A preferred stock redemption price. You should use the letter of transmittal to exchange stock certificates for the common stock merger consideration or Series A preferred stock redemption price, as the case may be, to which you are entitled. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	What rights do I have if I oppose the company merger?

A:	If you are a common stockholder of record, you can vote against the company merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, by submitting voting instructions against the proposal to adopt the merger agreement and approve the company merger by telephone or Internet or voting against the proposal to adopt the merger agreement and approve the company merger in person at the special meeting. If you hold your shares in “street name,” you can vote against the company merger in accordance with the voting instructions provided to you by the record holder of your shares. You are not, however, entitled to dissenters’ or appraisal rights under Maryland law because shares of our common stock are listed on the New York Stock Exchange. Please see “No Dissenters’ Rights of Appraisal” on page 63.

Q:	What will happen to shares of common stock that I currently own after completion of the company merger?

A:	Following the completion of the company merger, your shares will be canceled and will represent only the right to receive your portion of the common stock merger consideration. Trading in shares of our common stock on the New York Stock Exchange will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports with the SEC.

Q:	Have any stockholders already agreed to approve the company merger?

A:	No. There are no agreements between Gridiron Parent or any other affiliates of, or funds managed by, Morgan Stanley Real Estate and any of our common stockholders in which a stockholder has agreed to vote in favor of the proposal to adopt the merger agreement and approve the company merger. Our executive officers and directors have informed us that they intend to vote the shares of our common stock that they beneficially own in favor of the proposal to adopt the merger agreement and approve the company merger.

Q:	Where can I find more information about the company?

A:	We file certain information with the Securities and Exchange Commission, or the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and on our website at www.glenborough.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 64.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	We will bear the cost of soliciting proxies for the special meeting. Our board of directors is soliciting your proxy on our behalf. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have retained D.F. King & Co., Inc. to assist us in the solicitation of proxies, and will pay approximately $10,000, plus reimbursement of out-of-pocket expenses, to D.F. King & Co., Inc. for its services. We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting, the mergers or authorizing your proxy, you should contact our proxy solicitation agent, D.F. King & Co., Inc., as follows:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
1-800-431-9642
If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      Information both included and incorporated by reference in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies, and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the mergers on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.
      Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.
      Factors which could have a material adverse effect on our operations and future prospects or the completion of the mergers include, but are not limited to:

•	the satisfaction of the conditions to consummate the company merger, including the receipt of the required stockholder approval;

•	the actual terms of certain financings that will be obtained for the mergers;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the mergers to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the mergers;

•	substantial indebtedness following the consummation of the mergers;

•	national and local economic, business and real estate conditions that will, among other things, affect:

•	demand for office space,

•	the extent, strength and duration of any economic recovery, including the effect on demand for office space and the creation, cost and timing of new office development,

•	availability and creditworthiness of tenants,

•	the level of lease rents, and

•	the availability of financing for both tenants and us;

•	adverse changes in the real estate markets, including, among other things:

•	the extent of tenant bankruptcies, financial difficulties and defaults,

•	the extent of future demand for office space in our core markets and barriers to entry into markets which we may seek to enter in the future,

•	the extent of the decreases in rental rates,

•	our ability to identify and consummate attractive acquisitions on favorable terms,

•	our ability to successfully complete and lease development projects on time and within budget,

•	our ability to consummate any planned dispositions in a timely manner on acceptable terms, and

•	changes in operating costs, including real estate taxes, utilities, insurance and security costs;

•	actions, strategies and performance of affiliates that we may not control or companies in which we have made investments;

•	ability to obtain insurance at a reasonable cost;

•	ability to maintain our status as a REIT for federal and state income tax purposes;

•	ability to raise capital;

•	effect of any terrorist activity or other heightened geopolitical risks;

•	governmental actions and initiatives; and

•	environmental/safety requirements.
      These risks and uncertainties, along with the risk factors discussed under “Item 1A. — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005, should be considered in evaluating any forward-looking statements contained in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.
THE PARTIES TO THE MERGERS
Glenborough Realty Trust Incorporated
400 South El Camino Real, 11th Floor
San Mateo, California 94402-1708
(650) 343-9300
      We are a self-administered Real Estate Investment Trust (REIT) with a nationwide portfolio of 45 primarily office properties, including four joint ventures, as of June 30, 2006. We focus on owning and managing high-quality, multi-tenant office properties with strong demand attributes located in supply constrained locations within large diverse markets. Our portfolio encompasses approximately 8 million square feet focused in the following markets: Washington, D.C., Southern California, Boston, Northern New Jersey and San Francisco. Additional information about us is available on our website at http://www.glenborough.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Our common stock is listed on the New York Stock Exchange under the symbol “GLB” and our Series A preferred stock is listed on the New York Stock Exchange under the symbol “GLB PrA.” For additional information about us and our business, please refer to “Where You Can Find More Information” on page 64.
Glenborough Properties, L.P.
400 South El Camino Real, 11th Floor
San Mateo, California 94402-1708
(650) 343-9300
      Our operating partnership is a Delaware limited partnership through which we conduct substantially all of our business and own, either directly or indirectly through subsidiaries of our operating partnership, substantially all of our assets. We serve as the sole general partner of our operating partnership and own, directly or through a wholly-owned subsidiary, (as of September 30, 2006) 90.54% of all of the limited partnership interests of our operating partnership.
Gridiron Holdings LLC
c/o Morgan Stanley Real Estate Investing
1585 Broadway
New York, NY 10036
      Gridiron Holdings LLC, which we refer to as Gridiron Parent, is a Delaware limited liability company formed in connection with the mergers by affiliates of MS Real Estate Funding, Inc. On August 28, 2006, MS

Real Estate Funding, Inc. transferred its 100% ownership interest in Gridiron Parent to certain funds managed by Morgan Stanley Real Estate.
      Morgan Stanley Real Estate is comprised of three major global businesses: Investing, Banking and Lending. Since 1991, Morgan Stanley Real Estate has acquired $87.7 billion of real estate assets worldwide and currently manages $50.9 billion in real estate on behalf of its clients. In addition, Morgan Stanley Real Estate provides a complete range of market-leading investment banking services to its clients including advice on strategy, mergers, acquisitions and restructurings, as well as underwriting public and private debt and equity financings. Morgan Stanley is also a global leader in real estate lending and, using its own capital, originated approximately $28 billion in commercial mortgages in 2005. Morgan Stanley (NYSE: MS) is a global financial services firm and a market leader in securities, investment management, and credit services.
Gridiron Acquisition LLC
c/o Morgan Stanley Real Estate Investing
1585 Broadway
New York, NY 10036
      Gridiron Acquisition LLC, which we refer to as REIT Merger Sub, is a Delaware limited liability company and a wholly-owned subsidiary of Gridiron Parent. REIT Merger Sub was formed in connection with the mergers by Gridiron Parent.
Gridiron Acquisition Sub LLC
c/o Morgan Stanley Real Estate Investing
1585 Broadway
New York, NY 10036
      Gridiron Acquisition Sub LLC, which we refer to as Gridiron OP Merger Sub, is a Delaware limited liability company and a wholly-owned subsidiary of REIT Merger Sub. Gridiron OP Merger Sub was formed in connection with the mergers by REIT Merger Sub.
THE SPECIAL MEETING
Date, Time and Purpose of the Special Meeting
      This proxy statement is being furnished to our common stockholders in connection with the solicitation of proxies from our common stockholders by our board of directors for use at a special meeting to be held on Tuesday, November 28, 2006, at 10:00 a.m. Pacific time. The special meeting will take place at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the merger agreement and approve the company merger of Glenborough Realty Trust Incorporated with and into REIT Merger Sub with REIT Merger Sub surviving the company merger, and to transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting. Our common stockholders must adopt the merger agreement and approve the company merger. A copy of the merger agreement is attached as Exhibit A to this proxy statement, which we encourage you to read carefully in its entirety.
Record Date, Notice and Quorum
      All holders of record of our common stock and our Series A preferred stock as of the close of business on the record date, which was October 12, 2006, are entitled to receive notice of the special meeting. However, only holders of our common stock at the close of business on the record date are entitled to attend the special meeting or any postponements or adjournments of the special meeting and to vote at the special meeting or any postponements or adjournments of the special meeting. On the record date, there were 32,327,957 shares of our common stock outstanding.
      The holders of a majority of the shares of our common stock that were outstanding as of the close of business on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes will be counted as shares present for the purposes of determining the presence of a quorum. Broker non-votes result when the beneficial owners of shares of our common stock do not provide specific voting instructions to their brokers. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the company merger or the merger agreement.
Required Vote
      Completion of the mergers requires the approval of the proposal to adopt the merger agreement and to approve the company merger by the affirmative vote of the holders of shares entitled to cast a majority of the votes entitled to be cast on the matter at the special meeting. Each share of our common stock that was outstanding on the record date entitles the holder to cast one vote at the special meeting. Because the required vote is based on the number of votes entitled to be cast rather than on the number of votes cast, failure to vote shares of our common stock that you own (including as a result of broker non-votes) and abstentions will have the same effect as voting against the proposal to adopt the merger agreement and approve the company merger. Accordingly, in order for your shares of Glenborough common stock to be included in the vote, if you are a stockholder of record, you must either have your shares of Glenborough common stock voted by returning the enclosed proxy card or by submitting your proxy or voting instructions by telephone or Internet or voting in person at the special meeting. The vote of our Series A preferred stockholders is not required to approve the mergers or the merger agreement and is not being solicited. The operating partnership merger does not require the approval of any of the holders of the outstanding shares of our common stock.
      Record holders may cause their shares of common stock to be voted using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail; or

•	authorize your proxy or submit voting instructions by telephone or by Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.
      Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your shares of Glenborough common stock as described above as promptly as possible. If you own shares of our common stock through a bank, brokerage firm or nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares of Glenborough common stock, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or nominee who can give you directions on how to vote your shares of Glenborough common stock.
Voting by our Directors and Executive Officers
      As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 1,776,422 shares of our common stock, entitling them to exercise in the aggregate approximately 5.50% of the voting power of our common stock entitled to vote at the special meeting. Our executive officers and directors have informed us that they intend to vote their shares of our common stock in favor of the proposal to approve the company merger and adopt the merger agreement.
Voting Agreements
      There are no agreements between Gridiron Parent or any other affiliates of, or funds managed by, Morgan Stanley Real Estate and any of our common stockholders in which a stockholder has agreed to vote in favor of the proposal to approve the company merger and adopt the merger agreement.

Proxies and Revocation
      If you authorize a proxy, your shares of Glenborough common stock will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares of Glenborough common stock will be voted “FOR” the proposal to adopt the merger agreement and approve the company merger.
      You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•	by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Corporate Secretary at 400 S. El Camino Real, Suite 1100, San Mateo, CA 94402; or

•	by delivering to our Corporate Secretary a later-dated, duly executed proxy or by authorizing your proxy or submitting voting instructions by telephone or by Internet at a date after the date of the previously authorized proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.
      Attendance at the special meeting will not, in itself, constitute revocation of a previously authorized proxy. If you own shares of our common stock in “street name,” you may revoke or change a previously authorized proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares of our common stock.
      We do not expect that any matter other than (i) the proposal to adopt the merger agreement and approve the company merger and (ii) to consider and vote on any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting, including adjournments and postponements for the purpose of soliciting additional proxies, will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.
      We will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding shares of our common stock in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services. We have retained D.F. King & Co., Inc. to assist us in the solicitation of proxies, and will pay fees of approximately $10,000, plus reimbursement of out-of-pocket expenses, to D.F. King & Co., Inc. for its services. In addition, our arrangement with D.F. King & Co., Inc. includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.
Adjournments and Postponements
      Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes to adopt the merger agreement and approve the company merger at the special meeting of stockholders. Any adjournments or postponements may be made without notice, other than by an announcement at the special meeting, by approval of the holders of a majority of the votes cast on the matter at the special meeting, whether or not a quorum exists. If no instructions are indicated on your signed proxy card, your shares will be voted in favor of an adjournment. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGERS
General Description of the Mergers
      Under the terms of the merger agreement, certain funds managed by Morgan Stanley Real Estate will indirectly acquire us and our subsidiaries, including our operating partnership, through their ownership of Gridiron Parent. To accomplish this, the following transactions will occur or have occurred:

•	On October 10, 2006, the jurisdiction of formation of our operating partnership was converted from the State of California to the State of Delaware pursuant to the terms of the operating partnership’s partnership agreement and at the merger effective time, the operating partnership will be formed under, and governed by, Delaware law;

•	Immediately prior to the merger effective time we will redeem all of the shares of our Series A preferred stock at the redemption price per share specified in our charter documents plus an amount in cash to be paid by us equal to $0.484375 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Series A preferred stock have been declared and paid and the closing date (including the closing date) by (y) the total number of days in the fiscal quarter during which the closing date occurs, without interest in accordance with our charter documents;

•	On the closing date of the mergers, we will be merged with and into REIT Merger Sub with REIT Merger Sub continuing as the surviving entity following the company merger and our shares of common stock issued and outstanding immediately prior to the merger effective time (other than shares held by us or our subsidiaries or REIT Merger Sub, which will be automatically canceled and retired and cease to exist with no payment being made) will be converted into the right to receive $26.00 in cash plus an amount in cash to be paid by us equal to $0.275 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on our common stock have been declared and paid and the closing date (including the closing date) by (y) the total number of days in the fiscal quarter during which the closing date occurs, without interest; and

•	Immediately following the company merger, Gridiron OP Merger Sub will merge with and into our operating partnership with the operating partnership surviving and each limited partner of our operating partnership will receive a cash amount equal to the common stock merger consideration in exchange for their limited partnership units in our operating partnership, or in lieu of receiving a cash payment, such limited partners may elect to receive a preferred partnership unit or a common partnership unit with terms and conditions similar to the common units of the operating partnership prior to the operating partnership merger in the surviving operating partnership.
      After the consummation of the mergers, REIT Merger Sub will own all of the equity interests previously owned by us in our operating partnership and other subsidiaries, including our general partnership interest and 90.54% limited partnership interests in our operating partnership.
      We, on our own behalf and as the sole general partner of our operating partnership, have taken all actions necessary to approve the operating partnership merger and no further approvals of any partners of our operating partnership are required to complete the operating company merger. This proxy statement does not constitute a solicitation of consents in respect of the operating partnership merger and does not constitute an offer to exchange or convert any partnership units in the operating partnership that you may own for or into newly issued preferred units or common units in the surviving operating partnership.
Background of the Mergers
      From time to time, our senior management team has been approached about the possibility of pursuing potential mergers, asset sales or other business combination and strategic transactions regarding Glenborough. These discussions generally consisted of informal discussions about us and our business based upon publicly available information and, except as described below, did not result in the submission of an indicative price for or an offer to acquire us.
      At many of our regularly scheduled board meetings, our board reviewed and discussed our short and long term business strategies. The strategies generally included seeking to maximize stockholder value by focusing on management, leasing, acquisitions and dispositions in our core office markets in order to take advantage of our expertise in and knowledge of these markets and a disciplined investment and operational strategy. At our regularly scheduled board meeting in November, 2005, the board was aware of recent REIT privatizations. At our regularly scheduled board meeting in January 2006, our senior management team discussed our business strategies with the board. Our board was aware that several acquisitions in the REIT sector had been recently announced. Given the active transaction marketplace and office sector valuations, the board was interested in views of value and related issues of a sale of all or part of the company. To ensure that we were prepared for any potential indications of interest, our board directed our senior management team to contact Goldman, Sachs & Co., or Goldman Sachs, for certain information in connection with the current market environment and REIT M & A transactions, for office REITs and recent comparable REIT transactions and to assist our management and board of directors in valuing us.
      In February 2006, Mr. Andrew Batinovich, our President and Chief Executive Officer, met with a representative of a private equity real estate firm, which we refer to as Company A, to discuss deals in which the two companies were partners. At the meeting, the representative of Company A informed Mr. Batinovich that Company A was interested in pursuing transactions in the office sector.
      In February 2006, at the request of Morgan Stanley Real Estate, Mr. Batinovich had a meeting with representatives from Morgan Stanley Real Estate, during which such representatives expressed an interest in pursuing a potential acquisition of us. At the conclusion of the meeting, Mr. Batinovich informed Morgan Stanley Real Estate he would report Morgan Stanley Real Estate’s indication of interest to our board.
      In March 2006, representatives of a private equity real estate firm, which we refer to as Company B, contacted Mr. Batinovich. Mr. Batinovich discussed our business, based on publicly available information, with Company B. Although Company B had previously indicated an interest in acquiring us to representatives of Goldman Sachs, during the discussion with Mr. Batinovich, Company B did not express any indication of such interest.
      Also, in March 2006, representatives of a private equity real estate firm, which we refer to as Company C, contacted representatives of Goldman Sachs regarding a potential strategic transaction with us. Mr. Batinovich met with representatives from Company C who expressed interest in discussing a possible acquisition with us should we be interested in pursuing such a transaction.
      In April 2006, Mr. Batinovich met with a representative of a private equity real estate firm, which we refer to as Company D. Company D expressed interest in exploring a potential acquisition and asked us to provide it with confidential information about us to enable Company D to evaluate whether to pursue an offer to acquire us. The representative of Company D orally informed Mr. Batinovich that, based on publicly available information, Company D could consider making an offer at a price of approximately $24.00 per share. Mr. Batinovich told the representative that he would report Company D’s request for information and indication of interest to our board.
      In May 2006, at our regularly scheduled board meeting, Mr. Batinovich presented a valuation analysis prepared by management and other information prepared in conjunction with Goldman Sachs. The board discussed management’s valuation analysis and such other information and directed our senior management team to revise its analysis based on the board’s discussion. Additionally, at the meeting, our senior management team informed our board of the requests for access to confidential information about us from Morgan Stanley Real Estate and Company D, as well as their preliminary indications of interest in pursuing discussions regarding a possible acquisition. After discussion about the terms and specifics of the requests and proposals from each of Morgan Stanley Real Estate and Company D, our board indicated that it was not interested in accommodating those requests or pursuing such proposals at that time. Mr. Batinovich contacted

Morgan Stanley Real Estate and Company D to inform them of the board’s decision. The board asked for an update from Goldman Sachs on its on-going preliminary financial analyses with respect to Glenborough.
      Later that month, in May 2006, Company D sent us a letter reaffirming its interest in possibly acquiring Glenborough. In the letter, Company D again asked for confidential information about us. Company D also expressed continued interest in having discussions with us regarding a possible acquisition and, in the context of a non-binding proposal based solely on publicly available information, referenced a per share price of $24.00 per share.
      Also later that month, in May 2006, a representative of Morgan Stanley Real Estate called Mr. Batinovich and again requested confidential information regarding Glenborough. Mr. Batinovich told the representative that he would pass on the request to the board and reiterated the board’s earlier decision not to provide confidential information at that time.
      Also later that month, in May 2006, Company E, a private equity real estate firm requested a meeting with Mr. Batinovich and expressed interest in acquiring us. The representative from Company E indicated that it would review publicly available information about us, and would submit an offer orally should Company E remain interested. Company E never communicated such an offer.
      In June 2006, Mr. Batinovich met with representatives of Morgan Stanley Real Estate to discuss whether it had any interest in entering into a joint venture program with us. In the course of that meeting, representatives of Morgan Stanley Real Estate reiterated to Mr. Batinovich its interest in a strategic transaction with Glenborough.
      In June 2006, Mr. Andrew Batinovich and Mr. Robert Batinovich, Chairman of our board of directors, met with a representative of Company A. We entered into a confidentiality agreement with Company A and discussed our respective views regarding the valuation of our company, as well as other companies in the office REIT sector. The representative of Company A informed us that if we decided to sell Glenborough that Company A would be interested in a strategic transaction with us.
      In July 2006, we received a letter from Morgan Stanley Real Estate requesting access to confidential information about us. The letter also expressed Morgan Stanley Real Estate’s interest in acquiring Glenborough, at a valuation based on then available public information for $25.00 to $26.00 per share in cash, but further provided that it was not intended to be a binding commitment at that time. The letter stated that this price range represented a 15% to 20% premium over Glenborough’s share price at the time and 18% to 23% premium over Glenborough’s 30-day weighted average closing share price, as well as a premium to the five year high achieved in June 2002.
      Also in July 2006, representatives of Morgan Stanley Real Estate had discussions related to its interest letter with representatives of Glenborough. At this meeting, Morgan Stanley Real Estate asked our representatives if there was a preemptive price at which the board would agree to sell Glenborough without engaging in a bid process. Mr. Batinovich indicated he would ask the board if it was interested in pursuing such a course of action.
      At our July board meeting, representatives from Goldman Sachs presented to the board management’s preliminary financial analysis of Glenborough along with market information prepared by Goldman Sachs, including the current market environment for office REITs generally, and a preliminary evaluation of the financial terms of Morgan Stanley Real Estate’s proposal, Company D’s proposal and the discussion with Company E, as well as market and pricing information gleaned by senior management in the course of the above referenced discussions with the other companies that had expressed interest in Glenborough. A discussion followed among the members of the board, our senior management team and representatives of Goldman Sachs and Morrison & Foerster LLP, our outside legal counsel, which we refer to as Morrison & Foerster, regarding our business strategies and the indications of interest from Morgan Stanley Real Estate and Company D. The board expressed continuing confidence in our business strategies and discussed our ability to continue to access both public and private capital and execute such business strategies; however, in light of the pricing and other information that was available, and Morgan Stanley Real Estate’s request that the Company consider a preemptive, value-maximizing direct sale transaction without a formal bidding process, our board determined to authorize management to pursue direct discussions with Morgan Stanley Real Estate on behalf of Glenborough and to provide Morgan Stanley Real Estate with access to confidential information for a short period of time in order to prepare and evaluate an offer to maximize price and certainty. The board indicated that it would entertain further discussions with Morgan Stanley Real Estate on an exclusive basis only for a limited period of time and at an offer price in excess of $28.00 per share. In conjunction with this decision, the board further authorized management to formally engage Goldman Sachs as Glenborough’s financial advisor in connection with a potential transaction.
      On July 27, 2006, representatives of Goldman Sachs informed Morgan Stanley Real Estate of the board’s decision to provide Morgan Stanley Real Estate with an exclusive opportunity to review our confidential information and present a preemptive bid to acquire Glenborough at a price in excess of $28.00 per share and that the exclusivity period would end on of August 1, 2006.
      On July 29, 2006, we entered into a confidentiality agreement with Morgan Stanley Real Estate, and Goldman Sachs made available confidential information about us to Morgan Stanley Real Estate.
      On August 1, 2006, a representative of Morgan Stanley Real Estate contacted a representative of Goldman Sachs and requested an extension of the preemptive deadline to August 3, 2006, which was granted.
      On August 3, 2006, a representative of Morgan Stanley Real Estate informed a representative of Goldman Sachs that it was not prepared to make an offer to acquire Glenborough at a price in excess of $28.00 per share, but that Morgan Stanley Real Estate remained interested in continuing discussions should Glenborough be so inclined.
      On August 3, 2006, we held a special meeting of our board of directors. Also participating in the meeting were members of our senior management team and representatives of Goldman Sachs, Morrison & Foerster and Venable LLP, our Maryland counsel, which we refer to as Venable. Mr. Batinovich and representatives of Goldman Sachs discussed with the board their recent communications with Morgan Stanley Real Estate. Representatives of Goldman Sachs reported that Morgan Stanley Real Estate had indicated that pricing of a transaction with us would be “in line with their letter,” or $25.00 to $26.00 per share, below the $28.00 price level previously discussed by the board in the context of a direct/non-auction scenario. Representatives of Goldman Sachs then discussed with the board certain financial analyses of various strategic alternatives relating to Glenborough. A representative of Venable then discussed with the members of the board their duties under Maryland law and the duties of Glenborough in its capacity as general partner of our operating partnership. The board of directors was reminded of the interests that Mr. Andrew Batinovich and Mr. Robert Batinovich would have in a change in control of Glenborough related to each of their direct and indirect interests in our operating partnership, and, in the case of Mr. Andrew Batinovich, including the terms and potential value to be received by him under his change in control agreements, the vesting of his equity awards, as more fully described under “— Interests of our Directors, Executive Officers and Certain Other Persons in the Mergers” on page 35. Representatives of Goldman Sachs reviewed its preliminary financial analysis of an acquisition by Morgan Stanley Real Estate with the board and a potential list of bidders (including Morgan Stanley Real Estate, Company A, Company B and Company D), as well as a brief history of the interest expressed in the company as discussed above. The potential list of bidders was determined after discussions between Goldman Sachs and Glenborough management. The board discussed the level of interest of the various parties in pursuing a strategic transaction with Glenborough, as well as the likelihood that such interests would continue and the resulting impact of such interest on the future operation and management of the company. The board, with the concurrence of our senior management, despite the success of and its continued belief in our business strategies and market position, determined that it would be worthwhile to run a bid process to obtain further information about the actual level of third party interest in the company, as well as the valuations of the company that would result from such an effort. The board authorized such a course of action but reserved for further discussion whether accepting any bids as a result of such process could represent an attractive alternative to proceeding with our current business model. As a result, our board authorized Goldman Sachs to contact the list of potential bidders and, after the execution of confidentiality agreements with each of them, to provide access to our confidential information and request that final bids be received from such bidders by August 17, 2006.

      On August 3, 2006, representatives of Goldman Sachs contacted representatives of the bidders it had identified at the board meeting earlier that day.
      From August 3 to August 4, 2006, we entered into confidentiality agreements with six potential bidders, Morgan Stanley Real Estate, Company A, Company B and Company D and two other companies, which we refer to as Company F and Company G, each a private equity real estate company, as well as a financing partner for one of the bidders, and provided such bidders with access to our confidential information.
      On August 7, 2006, Company C declined to participate in the bid process.
      On August 8, 2006, Company F declined to further participate in the bid process.
      On August 9, 2006, representatives of Goldman Sachs delivered a bid-procedures letter to seven potential bidders, indicating that “best and final” bids would be due on August 17, 2006.
      From August 7, 2006 to August 16, 2006, members of our senior management team, representatives of Goldman Sachs and Morrison & Foerster conducted due diligence discussions and transaction structure discussions with representatives of Morgan Stanley Real Estate, Company A, Company B and Company D, and representatives of each of their respective financial advisors and legal counsel.
      On August 10, 2006, Company G declined to further participate in the bid process.
      Also on August 10, 2006, we held a special meeting of our board of directors. Also participating in the meeting were members of our senior management team and representatives of Goldman Sachs, Morrison & Foerster and Venable. Mr. Batinovich and representatives of Goldman Sachs updated the board on the bid process.
      On August 13, 2006, a representative of Goldman Sachs delivered a draft merger agreement, to Morgan Stanley Real Estate, Company A, Company B and Company D.
      Also on August 13, 2006, Company B cancelled a management meeting to be held with our senior management team and representatives of Goldman Sachs and indicated that it would not participate further in the bid process, indicating that it did not believe that its anticipated bid pricing would be sufficient to successfully acquire the company.
      On August 17, 2006, Company D informed representatives of Goldman Sachs that it would not submit a bid package.
      Also on August 17, 2006, representatives of Goldman Sachs had pricing discussions with Company B. Company B informed representatives of Goldman Sachs that its likely offer would not exceed the current market price by any significant amount and therefore it would not further participate in the bid process.
      On August 17, 2006, representatives of Goldman Sachs received a written bid package from Morgan Stanley Real Estate, including comments on the draft merger agreement and a term sheet setting forth the terms of the proposed consideration to be paid to the limited partners of our operating partnership. Additionally, representatives of Company A had orally provided a range of potential prices to representatives of Goldman Sachs. Representatives of Goldman Sachs discussed this range with our senior management team, and our senior management team discussed with Goldman Sachs that the pricing orally indicated by Company A was insufficient, and that Company A was no longer part of the bid process.
      On August 17, 2006, our senior management team and representatives of Goldman Sachs, Morrison & Foerster and Venable reviewed the bid package received from Morgan Stanley Real Estate. Morgan Stanley Real Estate’s offer indicated that it was willing to acquire all of our outstanding common stock for $26.00 per share in cash. The offer also permitted us to pay our regular quarterly dividend of $0.275 per share in accordance with our past practices through the closing of the company merger and the pro rata portion of our regular quarterly dividend of $0.275 per share from the last ex-dividend date of our common stock through the closing of the company merger. Limited partners in our operating partnership would receive the same cash consideration for each of their units or, at the election of each limited partner that was an accredited investor, would have the right either to retain common units in the surviving operating partnership similar in their terms to the existing common units or, alternatively, to exchange their common units for preferred units in the surviving operating partnership. The per share purchase price represented an 8.2% premium over Glenborough’s closing price on August 18, 2006 and a 15.2% premium over the 30-day average closing price through August 18, 2006 for Glenborough’s common stock. Morgan Stanley Real Estate’s offer also contemplated that our Series A preferred shares would be redeemed immediately prior to the closing for cash in accordance with the terms of the Series A preferred shares. The offer was not subject to a financing contingency. The offer also contemplated a termination fee of $27.75 million and expense reimbursement of up to $5 million. Morgan Stanley Real Estate also provided a copy of its equity and debt commitment letters. Morgan Stanley Real Estate also indicated that certain funds managed by Morgan Stanley Real Estate would agree to guarantee the payment obligations of Gridiron Parent and REIT Merger Sub under the merger agreement up to a maximum amount of $200 million.
      On August 18, 2006, our board held a special meeting to consider the results of the bid process. Members of our senior management team and representatives of Goldman Sachs, Morrison & Foerster and Venable were also in attendance. Mr. Batinovich updated the board regarding the written offer received from Morgan Stanley Real Estate and the pricing indications received from Company A and Company B and the subsequent discussions with the bidders, including the decision to withdraw from the bid process by Company A and Company B. Representatives of Goldman Sachs stated that, although the board could have extended additional invitations to participate in the private auction process, they expected that such invitations would have added delay but not changed the result. Representatives of Goldman Sachs then reviewed with the board the financial aspects of Morgan Stanley Real Estate’s bid and provided information about Morgan Stanley Real Estate. Representatives of Morrison & Foerster reviewed the comments on the draft of the merger agreement received from Morgan Stanley Real Estate. The board also discussed the business and market risks facing Glenborough in the execution of its short and long term business strategies and its on-going attempts to maximize shareholder value. After extensive discussion among our board, senior management and our advisors, the board unanimously agreed to proceed with Morgan Stanley Real Estate’s offer and authorized management to negotiate with Morgan Stanley Real Estate to finalize a transaction on substantially the terms described to the board.
      Over the course of August 18, 19 and 20, representatives of our management, Morgan Stanley Real Estate, Morrison & Foerster and Goodwin Procter LLP, outside legal counsel for Morgan Stanley Real Estate, negotiated the terms of the merger agreement, the terms of the preferred units to be made available to limited partners of our operating partnership, the terms of Morgan Stanley Real Estate’s equity and debt financing and the terms of MS Real Estate Funding, L.P.’s guarantee.
      On August 20, 2006, our board was provided with a copy of the merger agreement that had been negotiated with Morgan Stanley Real Estate, a detailed summary of the merger agreement and the terms of the preferred units to be made available to limited partners of our operating partnership and materials prepared by Goldman Sachs. Our board of directors then convened a special meeting to consider the proposed merger agreement. Members of our senior management team and representatives of Goldman Sachs, Morrison & Foerster and Venable also participated in the meeting. During the meeting, Mr. Batinovich updated the board on the negotiations with Morgan Stanley Real Estate that had taken place since the last board meeting. Representatives of Venable then reviewed with the board its duties under Maryland law. Morrison & Foerster summarized in detail the principal terms of the merger agreement and ancillary documents, including the representations and warranties, operating covenants, other covenants regarding, among other things, the proxy statement, the provisions regarding non-solicitation of competing acquisition proposals, the ability to accept a superior proposal, the closing conditions and the absence of a financing contingency, termination provisions, termination fees and expense reimbursement provisions, the guarantee by MS Real Estate Funding, L.P. and the structure and financing of the proposed transaction. Mr. Batinovich and representatives of Morrison & Foerster then reviewed with the board the terms of the transaction, including the proposed treatment of the limited partnership interests in our operating partnership and our Series A preferred shares.
      Representatives of Goldman Sachs then reviewed with the board, among other things, the history of negotiations with Morgan Stanley Real Estate and other potential bidders and the financial terms of the proposed transaction and presented certain financial analyses regarding us and the proposed transaction. Representatives of Goldman Sachs then reviewed with the board matters relating to our operating partnership, the consideration proposed to be received by the holders of limited partnership interests and the terms and conditions of the offer proposed to be presented to limited partners in the transaction. Considerable discussion concerning the transaction ensued, and Goldman Sachs then rendered its oral opinion, which was subsequently confirmed in writing, to our board of directors that, as of August 20, 2006 and based upon, and subject to, the factors and assumptions set forth therein, common stock merger consideration, to be received by our common stockholders pursuant to the merger agreement was fair from a financial point of view to such shareholders. Further discussion of the proposed transaction followed, including a discussion of the creditworthiness of the MS Real Estate Funding, L.P., and, after its deliberations, our board of directors approved the mergers, the merger agreement and the other transactions contemplated by the merger agreement and recommended that our common stockholders vote for the proposal to adopt the merger agreement and approve the company merger. Certain of the factors considered by our board of directors are described in greater detail under the heading “Reasons for the Mergers.”
      Later that evening, Glenborough and Morgan Stanley Real Estate executed the merger agreement. Before trading on the NYSE opened on August 21, 2006, the parties issued a joint press release announcing the execution of the merger agreement.
Reasons for the Mergers
      In reaching its decision to approve the company merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend adoption of the merger agreement and approval of the company merger to our common stockholders, our board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors which our board of directors viewed as supporting its decision to approve the company merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend adoption of the merger agreement and approval of the company merger to our common stockholders:

•	the current and historical market prices of shares of our common stock, and the fact that the cash merger consideration of $26.00 per share of our common stock represented an approximate 8.2% premium over the closing price of our common stock on August 18, 2006, the last trading day prior to the public announcement of the merger agreement, an approximate 14% premium to the average closing price of our common stock for the 30 day period ended immediately prior to the announcement of the mergers, and an approximate 29.8% premium to the average closing price of our common stock for the 52-week period ended immediately prior to the announcement of the mergers;

•	although we had been successful in the past in implementing our business strategy, the mergers provide greater certainty of enhanced value to our stockholders than pursuing our business strategy on an ongoing basis as a result of the risks and uncertainties associated with the successful implementation of our business strategy, including changes in general economic conditions, changes in supply or demand for properties, market fluctuations in rental rates, fluctuations in interests rates, the high cost of acquisitions, and the risks and uncertainties in implementing our development plans;

•	the high multiples of funds from operations at which shares of REITs have been trading and the risk that those multiples might not be sustained, which could result in a decline in the trading price of our common stock regardless of our performance;

•	favorable conditions for sale transactions in the real estate markets generally and the office sector specifically, including prices for real estate assets being extremely high while capitalization rates are extremely low, the relatively low interest rate environment and the number of large portfolio acquisitions and public real estate mergers in recent years occurring at favorable pricing;

•	the high probability that the mergers would be completed based on, among other things, Morgan Stanley Real Estate’s proven ability to complete large acquisition transactions on the agreed terms,

Morgan Stanley Real Estate’s extensive experience in the real estate industry, the lack of a financing condition, and MS Real Estate Funding, L.P. $200 million guarantee of Gridiron Parent’s and REIT Merger Sub’s obligations under the merger agreement, which guarantee has been assumed by certain funds managed by Morgan Stanley Real Estate;

•	the fact that the company merger represented the transaction that provided the highest price to our stockholders we had been offered after pursuing other potential transactions (see “— Background of the Mergers” on page 20);

•	the terms and conditions of the merger agreement, which were reviewed by our board of directors with our financial and legal advisors and the fact that such terms were the product of arm’s-length negotiations between the parties;

•	the financial analysis of Goldman Sachs, and its oral opinion, which was subsequently confirmed in writing, to our board of directors that as of August 20, 2006, and based upon and subject to the factors and assumptions set forth therein, the $26.00 per share of our common stock, in cash, plus an amount per share in cash to be paid by us equal to $0.275 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the common stock have been declared and paid and the closing date (including the closing date) by (y) the total number of days in the fiscal quarter during which the closing date occurs, without interest and less any applicable withholding taxes, to be received by our common stockholders pursuant to the merger agreement was fair from a financial point of view to such stockholders (see “— Opinion of Our Financial Advisor” on page 28);

•	our ability, under the merger agreement, under certain circumstances, to consider and respond to an unsolicited written acquisition proposal, and if, after consultation with our financial advisors, the board of directors determines in good faith that such acquisition proposal is a superior proposal and determines in good faith, after consultation with legal counsel, that failure to take such action would be inconsistent with the board’s duties to our stockholders under applicable law, and Gridiron Parent chooses not to negotiate improvements to the merger agreement to make it superior, our ability to terminate the merger agreement upon the payment of a termination fee of $27.75 million;

•	the fact that the all cash merger consideration will provide our stockholders with immediate fair value, in cash, for their investment in our stock; and

•	the company merger and merger agreement is subject to the approval of our common stockholders.

      Our board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement and the mergers:

•	the company merger would preclude our stockholders from having the opportunity to participate in the future performance of our assets, future earnings growth, future appreciation of the value of our common stock or future dividends that could be expected if our strategic plan were successfully implemented;

•	the significant costs involved in connection with entering into and completing the mergers and the substantial time and effort of management required to consummate the mergers and related disruptions to the operation of our business;

•	the restrictions on the conduct of our business prior to the completion of the mergers, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the mergers;

•	the pending mergers or failure to complete the mergers may cause substantial harm to relationships with our employees and may divert management and employee attention away from the day to day operation of our business;

•	our inability to solicit competing acquisition proposals and the possibility that the $27.75 million termination fee or up to $5.0 million expense reimbursement payable by us upon the termination of the merger agreement under certain circumstances could discourage other potential bidders from making a competing bid to acquire us;

•	the fact that an all cash merger would be taxable to our stockholders for U.S. federal income tax purposes;

•	our inability to take action to cause specific performance or require Gridiron Parent to complete the mergers, and our exclusive remedy for such failure to complete the mergers being to seek damages up to the amount of MS Real Estate Funding, L.P. $200 million guarantee, which guarantee has been assumed by certain funds managed by Morgan Stanley Real Estate; and

•	some of our directors and executive officers may have interests in the mergers that are different from, or in addition to, Glenborough’s stockholders (see “— Interests of Our Directors, Executive Officers and Certain Other Persons in the Mergers” on page 35).

      The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board of directors. In reaching its decision to approve the mergers, the merger agreement and the other transactions contemplated by the merger agreement, our board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. In the event the mergers are not completed for any reason, we expect to continue to pursue our strategic plan with the intention of delivering further improvement in our financial results and enhanced stockholder value.
Recommendation of Our Board of Directors
      After careful consideration, our board of directors has approved the company merger, the merger agreement and the other transactions contemplated by the merger agreement and has declared the company merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Glenborough and our stockholders. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the company merger.
Opinion of Our Financial Advisor
      On August 20, 2006, Goldman Sachs rendered its oral opinion, which was subsequently confirmed in writing, to our board of directors that, as of August 20, 2006 and based upon and subject to the factors and assumptions set forth therein, the $26.00 per share of our common stock, in cash, plus an amount per share in cash to be paid by us equal to $0.275 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the common stock have been declared and paid and the closing date (including the closing date) by (y) the total number of days in the fiscal quarter during which the closing date occurs, without interest and less any applicable withholding taxes to be received by our common stockholders pursuant to the merger agreement was fair from a financial point of view to such holders.
      The full text of the written opinion of Goldman Sachs, dated August 20, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Exhibit B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of Glenborough’s board of directors in connection with its consideration of the company merger. The Goldman Sachs opinion is not a recommendation as to how any common stockholder should vote with respect to the company merger.
      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the guarantee described in “— Guarantee and Remedies”;

•	our annual reports to stockholders and Annual Reports on Form 10-K for the five fiscal years ended December 31, 2005;

•	certain of our interim reports to our stockholders and Quarterly Reports on Form 10-Q;

•	certain other communications from us to our stockholders; and

•	certain of our internal financial analyses and forecasts prepared by our management.
      Goldman Sachs also held discussions with members of our senior management regarding their assessment of the past and current business operations, financial condition, and future prospects of Glenborough. In addition, Goldman Sachs reviewed the reported price and trading activity for Glenborough common stock, compared certain financial and stock market information for Glenborough with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the office real estate industry specifically and in other real estate industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.
      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of the board of directors of Glenborough, that the internal financial forecasts prepared by the management of Glenborough had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Glenborough. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Glenborough or any of its subsidiaries, nor was any such evaluation or appraisal of the assets or liabilities of Glenborough or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of Glenborough to engage in the transaction. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, August 20, 2006.
      The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Glenborough in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 20, 2006 and is not necessarily indicative of current market conditions.
      Net Asset Value Analysis. Goldman Sachs performed a net asset value analysis on Glenborough using the asset valuations and net operating income projections for 2006 provided by the management of Glenborough as well as information obtained through certain published research analysts’ reports. Goldman Sachs used these projections along with a base implied capitalization rate of 6.50% derived by Goldman Sachs from information provided by the management of Glenborough and the upside implied capitalization rate of 6.00% provided by the management of Glenborough. Using information provided by the management of Glenborough, Goldman Sachs calculated an illustrative per share net asset value of the common stock of Glenborough equal to $24.31 using the base implied capitalization rate of 6.50% and $28.50 using the upside implied capitalization rate of 6.00%, before transaction costs estimated at approximately $1.84 per share. Goldman Sachs used 35,578,872 as the number of fully-diluted outstanding shares of common stock of Glenborough for purposes of this analysis, as obtained from the management of Glenborough. This number of fully-diluted outstanding shares of common stock of Glenborough included 32,246,732 outstanding shares, 2,993,030 shares issuable upon conversion of partnership units and a weighted-average number of shares issuable (339,110) with respect to 1,098,556 options to purchase shares of common stock of Glenborough (calculated using the treasury method).

      Goldman Sachs performed a sensitivity analysis to the net asset value analysis by applying various levels of estimated 2007 net operating income ranging from $102.9 million to $110.9 million and capitalization rates ranging from 6.00% to 6.50%. The sensitivity analysis to the net asset value analysis indicated a range of illustrative net asset values of $22.58 to $30.04 per share of common stock of Glenborough, before transaction costs estimated at approximately $1.84 per share.
      Goldman Sachs then compared the $26.00 per share of Glenborough common stock, in cash, to be received by holders of Glenborough common stock pursuant to the merger agreement to the following:

•	the base illustrative per share net asset value of the common stock of Glenborough calculated by Goldman Sachs, based on information provided by the management of Glenborough;

•	the upside illustrative per share net asset value of the common stock of Glenborough calculated by Goldman Sachs, based on information provided by the management of Glenborough; and

•	the average consensus estimate of per share net asset value of the common stock of Glenborough obtained from Robert W. Baird & Co, RBC Capital Markets and Bear, Stearns & Company of $23.21 as of August 20, 2006. The average consensus estimate of per share net asset value of the common stock of Glenborough was calculated by Goldman Sachs by first obtaining from Robert W. Baird & Co, RBC Capital Markets and Bear, Stearns & Company estimates of per share net asset value, and then calculating the arithmetic average of those estimates of per share net asset values.
      The results of these analyses are summarized as follows:

		Premium/(Discount) of Merger
	Net Asset Value per Share as of	Consideration of $26.00 to
	August 20, 2006	NAV as of August 20, 2006

Management Base Estimate	$24.31	7.0%
Management Upside Estimate	$28.50	(8.8)%
Average Consensus Estimate	$23.21	12.0%
      Dividend Discount Analysis. Goldman Sachs calculated illustrative net present value ranges of the common stock of Glenborough by using projected dividend payments for Glenborough for the four years from 2006 through 2009 and illustrative residual value indications in the year 2009 based on multiples ranging from 12.0x to 16.0x forward estimated funds from operations per share of common stock of Glenborough. The projected dividend payments and the illustrative residual value indications derived from this analysis were then discounted to an illustrative present value using discount rates ranging from 7.5% to 11.5%.
      The following table presents the results of this analysis:

	Discount Rate

		7.5%	8.5%	9.5%	10.5%	11.5%

Multiple of 2009 FFO/ Share	12.0 x	$22.36	$21.81	$21.27	$20.76	$20.26
	13.0 x	23.88	23.29	22.71	22.16	21.62
	14.0 x	25.41	24.77	24.15	23.56	22.99
	15.0 x	26.93	26.25	25.59	24.96	24.35
	16.0 x	28.45	27.73	27.03	26.36	25.71
      FFO Multiple Analysis. Goldman Sachs calculated illustrative value ranges of the common stock of Glenborough for the year 2009 by multiplying undiscounted forward estimated funds from operations per share of common stock of Glenborough, which incorporated a range of annual growth rates from 3.0% to 7.0%, by a range of multiples from 12.0x to 16.0x. In calculating the illustrative value ranges, Goldman Sachs used information provided by Glenborough’s management. Goldman Sachs used 35,578,872 as the number of fully-diluted outstanding shares of common stock of Glenborough for purposes of this analysis, as obtained from the management of Glenborough. This number of fully-diluted outstanding shares of common stock of Glenborough included 32,246,732 outstanding shares, 2,993,030 shares issuable upon conversion of partnership units and a weighted-average number of shares issuable (339,110) with respect to 1,098,556 options to purchase shares of common stock of Glenborough (calculated using the treasury method). The following table presents the results of this analysis:

	Annual FFO Growth Rate

		3.0%	4.0%	5.0%	6.0%	7.0%

Multiple of 2009 FFO/ Share	12.0 x	$20.22	$20.76	$21.30	$21.86	$22.43
	13.0 x	21.58	22.16	22.75	23.35	23.96
	14.0 x	22.94	23.56	24.19	24.83	25.49
	15.0 x	24.31	24.96	25.64	26.32	27.01
	16.0 x	25.67	26.37	27.08	27.80	28.54
      In addition, Goldman Sachs calculated the implied forward estimated funds from operations multiple for the year 2007, by dividing the following by the forward estimated funds from operations per share of common stock of Glenborough for the year 2007 of $1.71 per share obtained by Goldman Sachs from IBES:

•	the closing price of Glenborough common stock of $24.03 per share on August 18, 2006;

•	$26.00 per share of Glenborough common stock, in cash, to be received by holders of Glenborough common stock pursuant to the merger agreement.
      Goldman Sachs also calculated the mean implied forward estimated funds from operations multiple for the year 2007 for the Office REIT Index, as obtained by Goldman Sachs from publicly-available sources.
      The results of these analyses are summarized below:

	Measure	Result

Estimated Glenborough 2007 FFO	Trading Price as of August 18, 2006	14.1x
Multiple based on:	Merger Consideration of $26.00	15.2x
Estimated Office REIT 2007 FFO Multiple based on:	Trading Prices as of August 18, 2006	16.8x
      Leveraged Buyout Analysis. Goldman Sachs performed an analysis of the range of equity returns that could theoretically be realized if Glenborough was acquired in a leveraged buyout and resold by the acquirer at the end of fiscal year 2011 at each of a management-projected rate of estimated net operating income (NOI) growth of 3.4% and an upside rate of estimated NOI growth of 5.0%, in each case across a range of stock prices. The analysis was based on projected financial information received from Glenborough management and a capital structure including $1.25 billion of debt financing and $245 million of assumed existing debt at 1.75% over LIBOR (75% leverage ratio). For the purposes of the analysis, Goldman Sachs used an initial capitalization rate at entry of 6.0% that was provided by management. Goldman Sachs performed this analysis under two scenarios: a scenario which varied total assumed leverage, and a scenario which varied total assumed residual capitalization rate increases.
      For the scenario which varied total assumed leverage, Goldman Sachs applied leverage ratios of 80% and 85% and observed implied returns ranging from -0.7% to 15% using the management-projected NOI rate of growth, and returns ranging from 7.7% to 21.5% using the upside NOI growth rate, in each case for an exit at the end of fiscal year 2011. For the scenario which varied total assumed capitalization rate increases, Goldman Sachs applied various total residual capitalization rate increases ranging from 60.0 to 80.0 basis points and observed implied returns ranging from 0.5% to 13.8% using the management-projected NOI rate of growth, and returns ranging from 6.3% to 18.4% using the upside NOI growth rate, in each case for an exit at the end of fiscal year 2011.
      Historical Trading Analysis. Goldman Sachs reviewed the historical trading prices for Glenborough common stock for the five-year period ended August 18, 2006. In addition, Goldman Sachs analyzed the relationship between the $26.00 per share of Glenborough common stock, in cash, to be received by holders of Glenborough common stock pursuant to the merger agreement and the prices of Glenborough common stock during certain periods within the one-year period ended August 18, 2006. This analysis indicated that the price per share to be paid to Glenborough’s stockholders pursuant to the merger agreement represented:

•	a premium of 8.2% based on the closing price of $24.03 per share on August 18, 2006;

•	a premium of 14.0% based on the 30 trading day average closing price of $22.81 per share;

•	a premium of 20.6% based on the 90 trading day average closing price of $21.57 per share;

•	a premium of 23.7% based on the 180 trading day average closing price of $21.02 per share; and

•	a premium of 29.8% based on the one-year average closing price of $20.04 per share.
      Precedent Transactions Analysis. Using publicly available information, Goldman Sachs analyzed premiums paid in selected announced transactions across all REIT sectors during the period from 2005 through 2006, based on the closing price one day prior to announcement, the 30-day average closing price and the 52-week high for the closing price. Goldman Sachs also analyzed the implied nominal capitalization rate for these transactions. Specifically, Goldman Sachs reviewed the following transactions:
Recent REIT transactions

Announced Date	Acquirer	Target

8/3/2006	SL Green Realty Corp.	Reckson Associates Realty Corp.
7/10/2006	Kimco Realty Corp.	Pan Pacific Retail Properties, Inc.
7/10/2006	Centro Watt	Heritage Property Investment Trust
6/5/2006	The Blackstone Group/ Brookfield Properties Corporation	Trizec Properties, Inc.
3/6/2006	The Blackstone Group	CarrAmerica Realty Corporation
2/10/2006	LBA Realty LLC	Bedford Property Investors, Inc.
12/22/2005	GE Capital Real Estate	Arden Realty, Inc.
12/19/2005	Morgan Stanley Real Estate/ Onex Real Estate	The Town & Country Trust
12/7/2005	CalEast Industrial Investors LLC	CenterPoint Properties Trust
10/23/2005	Morgan Stanley Real Estate Prime Property Fund	AMLI Residential Properties Trust
6/17/2005	DRA Advisors LLC	CRT Properties, Inc.
      Goldman Sachs selected the transactions on the basis of a range of factors, including the industry in which the principals to the transaction operate, asset type, the structure of the transaction and the amount of the aggregate consideration paid in the transaction. The following table presents the results of this analysis:

				Implied Nominal
	Premium on	Premium to	Premium to	Capitalization
	Announcement	30-Day Average	52-Week High	Rate

Mean of Selected Transactions	10.4%	13.8%	5.7%	6.3%
Median of Selected Transactions	9.6%	17.3%	7.9%	6.1%
Glenborough at $26.00 Bid Price	8.2%	14.0%	8.2%	6.3%
      The preparation of a fairness opinion is a complex process and is not necessarily suited to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Glenborough or the contemplated transaction.

      Goldman Sachs prepared these analyses for purposes of providing its opinion to Glenborough’s board of directors as to the fairness from a financial point of view of the $26.00 per share of Glenborough common stock, in cash, to be received by the holders of Glenborough common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Glenborough, Gridiron Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
      The common stock merger consideration was determined through arms’ length negotiations between Glenborough and Gridiron Parent and its affiliates and was approved by Glenborough’s board of directors. Goldman Sachs provided advice to Glenborough during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Glenborough or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the company merger. Goldman Sachs was not requested by the board of directors of Glenborough to address, nor does the opinion delivered by Goldman Sachs address, the consideration to be received by any holder of common units of Glenborough Properties, L.P. or any holder of the Series A preferred stock.
      As described above, Goldman Sachs’ opinion to Glenborough’s board of directors was one of many factors taken into consideration by Glenborough’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Exhibit B to this proxy statement.
      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Glenborough in connection with, and has participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Glenborough from time to time, including having acted as principal agent in connection with a mortgage financing of Rincon Center (aggregate principal amount $120,000,000) in August 2003; underwriter in connection with an offering of 4,000,000 shares of our common stock in December 2004; and underwriter in connection with an offering of 3,900,000 shares of our common stock in March 2004. In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation. The aggregate fees received by Goldman Sachs since August 2003 from the investment banking services it rendered to Glenborough and its affiliates as described above were approximately $2.4 million (excluding fees in connection with the mergers and related transactions).
      Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such service to Glenborough and its affiliates, and Gridiron Parent and its affiliates, and may actively trade the debt and equity securities (or related derivative securities) of Glenborough for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
      The board of directors of Glenborough selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to a letter agreement, dated August 16, 2006, Glenborough engaged Goldman Sachs to act as its financial advisor in connection with the transactions contemplated by the merger agreement. Pursuant to the terms of this engagement letter, in the event of a sale of 50% or more of the outstanding common stock or assets of the company, Glenborough has agreed to pay Goldman Sachs a transaction fee equal to 0.55% of the aggregate merger consideration (to be determined as of the closing of the company merger pursuant to the letter agreement, which, based upon our outstanding indebtedness as of June 30, 2006, would be approximately $10.5 million), all of which is payable upon consummation of the transactions contemplated by the merger agreement. In addition, Glenborough has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Financing Commitment
      Gridiron Parent is acquiring us for the approximate aggregate purchase price of $1.9 billion, which we refer to as the aggregate purchase price. Our stockholders, the holders of our stock options, restricted share awards and performance share units and the limited partners of our operating partnership (assuming none of the limited partners of the operating partnership elects to receive preferred or common units in the surviving operating partnership in lieu of cash consideration) in the aggregate will be paid the aggregate purchase price less any debt repaid by us or assumed by Gridiron Parent. These payments are expected to be funded by a combination of equity contributions by Gridiron Parent and debt financing. It is currently anticipated that of the aggregate purchase price, approximately $403.4 million of outstanding Glenborough debt, in addition to outstanding indebtedness under our unsecured line of credit, will be repaid in connection with the closing, while approximately $217.1 million will be assumed by the surviving entity or the surviving operating partnership and not repaid in connection with the mergers, with the remainder of the aggregate purchase price being paid to our stockholders, the holders of our stock options, restricted share awards and performance share units and the limited partners of our operating partnership who receive cash consideration.
      It is expected that, in connection with the mergers, funds managed by Morgan Stanley Real Estate will contribute up to approximately $325 million of equity to Gridiron Parent (which will fund the cash requirements necessary to the extent the limited partners of the operating partnership receive cash consideration rather than electing to receive common or preferred units in the surviving operating partnership). In addition, in connection with the execution and delivery of the merger agreement, an affiliate of Gridiron Parent obtained a debt commitment letter from Deutsche Bank Securities Inc.’s affiliate German American Capital Corporation, which we refer to as the lender, providing for debt financing in an aggregate principal amount not to exceed $1.25 billion. The funds to be borrowed under the debt commitment letter are to be secured by, among other things, a first priority mortgage lien on certain office complexes which are owned by us and certain other collateral required by the lender.
      The debt commitment letter terminates on February 28, 2007, unless extended in accordance with its terms and the closing of the loan is conditioned on the completion of the mergers and other customary closing conditions. The lender has the right to terminate the debt commitment letter under certain circumstances, including if the merger agreement has been terminated prior to the closing of the mergers.
      The merger agreement does not contain a financing condition or a “market MAC” condition to the closing of the mergers. Gridiron Parent has agreed to use its reasonable best efforts to arrange its debt financing on the terms and conditions described in the debt commitment letter. In the event that any portion of Gridiron Parent’s debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Gridiron Parent is obligated to use its reasonable best efforts to arrange to obtain that portion from alternative sources on comparable or more favorable terms. Gridiron Parent is obligated to keep us informed of the status of its efforts to arrange debt financing and to give us prompt notice of any material breach by any party of the debt commitment letter or of any termination of the debt commitment letter. Before it permits any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the debt commitment letter which would or would be reasonably expected to materially and adversely affect or delay in any material respect Gridiron Parent’s ability to consummate the mergers, Gridiron Parent must first obtain our written consent (which shall not be unreasonably withheld or delayed). With certain exceptions, we have agreed to provide, and to cause our subsidiaries and our and their representatives to provide, all reasonable cooperation in connection with the arrangement of the debt financing as may be reasonably requested by Gridiron Parent.

Guarantee and Remedies
      In connection with the merger agreement, MS Real Estate Funding, L.P. has agreed unconditionally and irrevocably to guarantee the punctual and complete payment when due of the payment obligations, and the timely performance when required of all other obligations, of Gridiron Parent and REIT Merger Sub under the merger agreement, up to a maximum amount, in the aggregate of $200 million. The guarantee will terminate on the earlier of the merger effective time, when the merger agreement is terminated by mutual written consent or February 28, 2007.
      On August 28, 2006, with our consent, certain funds managed by Morgan Stanley Real Estate assumed all of the rights and obligations of MS Real Estate Funding, L.P. under the guarantee and MS Real Estate Funding, L.P. was released of any and all obligations under the guarantee.
      We cannot seek specific performance to require Gridiron Parent or REIT Merger Sub to complete the mergers, and our exclusive remedy for the failure of Gridiron Parent and REIT Merger Sub to complete the mergers is to seek damages up to the amount of the $200 million guarantee from the funds managed by Morgan Stanley Real Estate that have assumed the obligations under the guarantee. If all other closing conditions have been satisfied or waived, but Gridiron Parent fails to obtain adequate financing to complete the mergers, such failure will constitute a breach of Gridiron Parent’s covenants under the merger agreement. In that event, so long as we and our operating partnership are not in material breach of our respective obligations under the merger agreement, we would be able to (1) terminate the merger agreement, (2) receive from Gridiron Parent an amount equal to all our reasonable out-of-pocket costs and expenses incurred by us in connection with the proposed transaction in an amount not to exceed $5 million and (3) take legal action against certain funds managed by Morgan Stanley Real Estate to seek damages of up to a maximum of $200 million.
Interests of Our Directors and Executive Officers
      Our directors and executive officers may have interests in the mergers that are different from, or in addition to, yours, including the following:

•	As of the merger effective time, all unvested stock options, including those held by our directors and executive officers will fully vest and become exercisable, and any stock options not exercised will be canceled, in exchange for the right to receive a cash payment in respect of each share of our common stock underlying their stock options equal to the excess, if any, of $26.00 in cash minus the exercise price required to be paid to acquire the underlying shares of common stock. If the exercise price per share of common stock with respect to any option, including options held by our directors or executive officers is equal to or greater than $26.00, such option shall be canceled without any cash payment.

•	Immediately prior to the merger effective time, all of our restricted share awards and performance share units, including those held by our directors and executive officers will become fully vested and free of any of forfeiture restrictions and will be considered outstanding shares of our common stock for the purposes of the merger agreement, including the right to receive, in the case of restricted shares awards, the common stock merger consideration, and in the case of performance share units, $26.00 in cash.

•	Robert Batinovich, a member of our board of directors, as a holder of partnership units in our operating partnership, will receive a cash payment of $26.00 per partnership unit or, alternatively, if he satisfies certain requirements applicable to all holders of partnership units in our operating partnership, Robert Batinovich will be offered the opportunity to elect to convert all, but not less than all, of the partnership units that he owns into preferred units or common units in the surviving operating partnership on a one-for-one basis.

•	On August 20, 2006, Andrew Batinovich’s employment agreement was further amended to clarify the terms upon which his equity awards in Glenborough vest in the context of a change of control consistent with the original intent of the board. Pursuant to such amendment, Andrew Batinovich’s awards vest 100%, are fully exercisable, and all restrictions on such awards fully lapse, immediately prior to the effective time of a change of control transaction such as the company merger. In addition, to the extent that the accelerated vesting of Andrew Batinovich’s awards would trigger an excise tax imposed by section 4999 of the Code Andrew Batinovich would be entitled to be paid a tax gross-up payment.

•	Certain of our executive officers are participants in our 2006 Annual Incentive Program and our 2006 Multi-Year Incentive Program, pursuant to which such executive officers are eligible to receive an aggregate of 163,463 shares of common stock immediately prior to the merger effective time, if upon the effective time, they are still employed by us.

•	Under each employment agreement with our executive officers, if the executive officer is terminated without “Cause” or resigns for “Good Reason” within one year following a change of control transaction such as the company merger, such employee will receive a lump sum severance payment equal to 299% of such executive officer’s average annual compensation as reported on Internal Revenue Service Form W-2 (excluding compensation attributable to the granting, vesting, or exercise of stock options or stock grants) for the preceding five taxable years prior to such termination or resignation or, if shorter, the portion of the five preceding five taxable years during which such employee provided services to us. Further, under such employment agreements, in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to the executive officer, paid or payable or distributed or distributable pursuant to the terms of his or her employment agreement or otherwise in connection with, or arising out of, such employee’s employment with us or a change of control, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred with respect to such excise tax, then the executive officer will be entitled to receive a tax gross-up payment.

•	The following table sets forth an estimate of the potential cash severance payments that could be payable as described above in the event the executive officer becomes entitled to such severance amount pursuant to their executive employment agreements (described above) following the mergers (assuming for illustrative purposes that the executive officer’s employment is terminated on November 29, 2006 and utilizing current base salaries and the bonus compensation amounts provided for in the employment agreements). This table does not include an amount attributable to the value of the continued health and welfare benefits to be received by the executive officer, or the value of the tax “gross-up” payment (described above), if applicable.

Amount of
Potential Cash
Severance
Executive Officers	Payment

Andrew Batinovich	$1,604,434.00
Michael Steele(1)	$1,131,216.67
Brian Peay	$633,132.50
Sandra L. Boyle	$792,350.00

(1)	Calendar year 2002 excluded because Mr. Steele only received a partial salary and bonus for working part of the year.
     All of our directors were fully aware of the foregoing interests of our executive officers, directors and certain other persons in the mergers and considered them prior to approving the mergers and the merger agreement.

      The following table summarizes (a) the vested and unvested stock options with exercise prices of less than $26.00 per share of our common stock, (b) the unvested restricted share awards and (c) the unvested performance share units, in each case held by each of our directors and executive officers.

	No. of	Weighted
	Shares	Average
	Underlying	Exercise	Number of
	Vested	Price of	Outstanding	Number of
	and	Vested and	Restricted	Outstanding	Aggregate
	Unvested	Unvested	Share	Performance	Resulting
Name	Options	Options	Awards	Share Units(2)	Consideration(3)

Executive Officers
Andrew Batinovich(1)	255,000	$18.234	99,530	73,313	$6,491,993.87
Michael A. Steele	—	—	18,125	51,750	$1,819,981.63
Brian S. Peay	41,666	$19.946	3,000	38,400	$1,329,180.85
Sandra L. Boyle	55,000	$20.100	4,940	—	$453,820.79
Directors
Robert Batinovich	225,000	$19.004	10,000	—	$1,835,882.97
Richard C. Blum	41,500	$16.788	3,000	—	$460,832.89
Patrick Foley	46,500	$17.174	3,000	—	$488,943.89
Keith Locker	—	—	4,500	—	$117,802.34
Richard A. Magnuson	46,500	$17.174	3,000	—	$488,943.89
Laura Wallace	46,500	$17.174	5,000	—	$541,300.48

(1)	A director of Glenborough.

(2)	Aggregate number of Performance Share Units issued pursuant to our 2006 Annual Incentive Program and our 2006 Multi-Year Incentive Program

(3)	Estimated for a November 29, 2006 closing date.

Indemnification of Our Directors and Officers
      The merger agreement provides that for a period of at least six years after the merger effective time, the organizational documents of REIT Merger Sub will contain indemnification provisions that are no less favorable than the indemnification provisions in our existing charter and bylaws or the applicable organizational documents of our subsidiaries, and that those provisions will not be amended, repealed or modified during that period in any manner that would affect adversely the rights of any person who at or prior to the merger effective time were our or our subsidiaries’ directors, officers, trustees, employees, agents, or fiduciaries, except as required by law and then only to the minimum extent required by law.
      Gridiron Parent and REIT Merger Sub have agreed to indemnify, to the fullest extent permitted by applicable laws, persons who were at the date of the merger agreement or during the period between the signing of the merger agreement and the merger effective time our and our subsidiaries’ directors and officers with respect to any legal action arising out of or relating to their duties or services as our or our subsidiaries’ directors or officers occurring at or prior to the merger effective time and, subject to certain conditions, shall pay related reasonable legal fees, costs and expenses incurred by them.
      The merger agreement requires that, with respect to claims arising from facts or events that occurred on or prior to the merger effective time, we purchase a “tail insurance policy” of at least the same coverage and amounts and containing terms and conditions that are no less favorable to our directors and officers as our and our subsidiaries’ existing policy or policies, for the benefit of our current and former officers and directors with a claims period of six years from the closing with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the closing. This requirement is subject to a maximum aggregate cost of coverage of 350% of the last annual premium we paid for such insurance. If the aggregate cost of insurance coverage exceeds such maximum amount for the entire six year period, we may obtain as much comparable insurance as possible for an aggregate premium equal to 350% of the last annual premium we paid.
      The obligations described above must be assumed by any successor entity to the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all of its properties and assets.
Regulatory Matters
      We currently are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of either the merger or the operating partnership merger other than potential filings and necessary approvals, if any, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the acceptance for record of the articles of merger in respect of the company merger by the State Department of Assessments and Taxation of Maryland, in accordance with the Maryland General Corporation Law, and the filing of certificates of merger with the Secretary of State of the State of Delaware, in accordance with the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act.
Material U.S. Federal Income Tax Consequences
      The following discussion summarizes the material U.S. federal income tax consequences of the company merger to holders of shares of our common stock whose shares are canceled in the company merger in exchange for the right to receive the common stock merger consideration. This summary is based on current law, is for general information only and is not tax advice. The information in this section is based on the Code, applicable U.S. Treasury regulations, current administrative interpretations of the U.S. Internal Revenue Service, or the “IRS,” and court decisions, all as of the date hereof. We cannot assure you that future legislation, U.S. Treasury regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of change. No ruling from the IRS has been or will be sought with respect to any of the tax consequences of the company merger and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.
      This summary does not address all aspects of taxation that may be relevant to you in light of your specific circumstances. Except as indicated otherwise, this summary does not address the tax treatment of holders of shares of our common stock subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	mutual funds;

•	individual retirement accounts and other tax deferred accounts;

•	S corporations;

•	former U.S. persons;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding their shares of our common stock as part of a hedging transaction, conversion transaction or constructive sale or as a position in a “straddle”;

•	holders who acquired their shares of our common stock through the exercise of employee stock options or warrants or otherwise as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code; or

•	holders that hold 5% or more of shares of our common stock.
For purposes of this discussion, a “U.S. holder” is a person who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state or under the laws of the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source of its income; or

•	a trust whose administration is under the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or which otherwise qualifies as a United States person.
      For purposes of this discussion, a “non-U.S. holder” is a person who or that is not a U.S. holder.
      If an entity treated as a partnership for U.S. federal tax purposes holds shares of our common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are such an entity, a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal income tax purposes holding shares of our common stock, you should consult your own tax advisor.
      This discussion assumes that your shares are held as capital assets within the meaning of Section 1221 of the Code.
      This summary does not address U.S. federal alternative minimum tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or estate or gift tax considerations.
      WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE COMPANY MERGER AND RELATED TRANSACTIONS, INCLUDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE COMPANY MERGER AND THE OWNERSHIP AND DISPOSITION OF YOUR SHARES.
U.S. Federal Income Tax Consequences of the Company Merger to Us
      We elected to be taxed as a “real estate investment trust,” or REIT, under the Code commencing with our taxable year ended December 31, 1996. We believe that we have been organized and operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. Qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and various qualification tests with respect to our income and assets imposed under the Code. In any year in which we qualify as a REIT, in general, we will not be subject to U.S. federal income tax on that portion of our net taxable income that we timely distribute to stockholders.
      For U.S. federal income tax purposes, we will treat the company merger as if we had sold all of our assets to REIT Merger Sub in exchange for the common stock merger consideration and then made a liquidating distribution of the common stock merger consideration to our stockholders in exchange for the cancellation of our stock. Provided that we retain our qualification as a REIT through the merger effective time, and certain other conditions are met, we generally can deduct such liquidating distribution against our net taxable income for our taxable year which includes the company merger and, therefore, we would not expect to be taxed on any of our income and gain realized from the sale of our assets or ordinary income earned during our taxable year which includes the company merger. If we fail to qualify for taxation as a REIT during the liquidation process, we will be subject to tax (including any applicable alternative minimum tax) on our net taxable income at regular corporate rates which would reduce the amount of the deemed liquidating distribution.
U.S. Federal Income Consequences of the Company Merger to U.S. Holders of Shares of our Common Stock
      General. The receipt of cash by U.S. holders in exchange for the cancellation of their shares of our common stock pursuant to the company merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received by such holder in exchange for the cancellation of its shares of our common stock and the U.S. holder’s adjusted tax basis in such canceled shares of our common stock. Gain or loss will be calculated separately for each block of shares of our common stock, with a block consisting of shares of our common stock acquired at the same cost in a single transaction. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the company merger the shares of our common stock have been held for more than one year or short-term capital gain or (subject to the following paragraph) loss if at the time of the company merger the shares of our common stock have been held for one year or less. An individual U.S. holder will be subject to tax on net long-term capital gain at a maximum U.S. federal income tax rate of 15% and on net short-term capital gain at ordinary income tax rates. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”
      Special Rule for U.S. Holders Who Have Held Shares Less than Six Months. A U.S. holder who has held shares of our common stock for less than six months at the effective time of the company merger and who recognizes a loss on the exchange of shares of our common stock in the company merger, generally will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated capital gains that were retained by us, with respect to those shares of our common stock.
U.S. Federal Income Consequences of the Company Merger to Non-U.S. Holders of Shares of our Common Stock
      Generally, a non-U.S. holder’s gain or loss from the company merger will be determined in the same manner as that of a U.S. holder. The U.S. federal income tax consequences of the company merger to a non-U.S. holder will depend on various factors, including whether the receipt of the common stock merger consideration is taxed under the provisions of Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT stock or whether the receipt of the common stock merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for U.S. federal income tax purposes, the company merger will be treated as a sale of our assets followed by a liquidating distribution from us to our stockholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the possible application of those provisions.
      Taxable Sale of Shares. Subject to the discussion of backup withholding and of distribution of gain from the disposition of U.S. real property interests below, if the company merger is treated as a taxable sale of shares of our common stock, a non-U.S. holder should not be subject to U.S. federal income taxation on any gain or loss from the company merger unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the company merger and certain other requirements are met; or (iii) the shares of our common stock constitute a “U.S. real property interest” under FIRPTA.
      A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States (or, if an applicable income tax treaty applies, whose gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain (or gain attributable to a permanent establishment).
      A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the company merger and who meets certain other requirements will be subject to a 30% tax on the gain derived from the company merger, which may be offset by U.S. source capital losses.
      If a non-U.S. holder’s shares of our common stock constitute a “U.S. real property interest” under FIRPTA, such holder will be subject to U.S. federal income tax on the gain recognized in the company merger on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s shares of our common stock generally will not constitute a U.S. real property interest if (i) we are a “domestically controlled qualified investment entity” at the effective time of the company merger, or (ii) the non-U.S. holder holds 5% or less of the total fair market value of shares of our common stock at all times during the shorter of (a) the five-year period ending with the effective date of the company merger and (b) the non-U.S. holder’s holding period for its shares. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the effective time of the company merger if non-U.S. holders held directly or indirectly less than 50% in value of our stock at all times during the five-year period ending with the effective time of the company merger. No assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the effective time of the company merger.
      In addition, shares of our common stock will not constitute a U.S. real property interest if (i) as of the effective date of the company merger, we did not hold any U.S. real property interests, and (ii) all of the U.S. real property interests held by us during the five-year period ending with the effective date of the company merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the company merger is not entirely clear. You should consult your own tax advisor regarding the possible FIRPTA tax consequences to you of the company merger.
      Distribution of Gain from the Disposition of U.S. Real Property Interests. The tax treatment described above assumes that the receipt of the common stock merger consideration will be treated as a sale or exchange of shares of our common stock for purposes of FIRPTA. It is possible, however, that the IRS may assert that the common stock merger consideration received by a non-U.S. holder is subject to tax under Section 897(h)(1) of the Code as a distribution from us that is attributable to gain from the deemed sale of our U.S. real property interests in the company merger and not as a sale or exchange of shares of our common stock. If the IRS were successful in making this assertion, then such distribution would be taxed under FIRPTA, unless a special exception applies (the “5% Exception,” discussed below). If the distribution were taxed under FIRPTA, the gain recognized by a non-U.S. holder generally would be subject to U.S. federal income tax on a net basis to the extent attributable to gain from the sale of our U.S. real property interests, and a corporate non-U.S. holder could be subject to the 30% branch profits tax on such FIRPTA gain. On the other hand, the 5% Exception would apply to a non-U.S. holder of our shares if (a) the deemed distribution is attributable to a class of our stock that is regularly traded on an established securities market located in the United States and (b) the non-U.S. holder does not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. If the 5% Exception were to apply to a non-U.S. holder, the FIRPTA tax would not apply, but there is a risk that the common stock merger consideration could be treated as an ordinary dividend distribution from us, in which case the common stock merger consideration the non-U.S. holder receives would be subject to U.S. federal income tax at a 30% rate. Non-U.S. holders are urged to consult with their own tax advisors as to the applicability of FIRPTA to them.

      Income Tax Treaties. If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.
      U.S. Withholding Tax Under FIRPTA. As described above, it is unclear whether the receipt of the common stock merger consideration will be treated as a sale or exchange of shares of our common stock or as a distribution from us that is attributable to gain from the deemed sale of our U.S. real property interests in the company merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the common stock merger consideration that is, or is treated as, attributable to gain from the sale of our U.S. real property interests and paid to a non-U.S. holder unless such holder qualifies for the 5% Exception.
      A non-U.S. holder may be entitled to a refund or credit against the holder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisors regarding withholding tax considerations.
Information Reporting and Backup Withholding
      Backup withholding, presently at a rate of 28%, and information reporting may apply to the cash received pursuant to the exchange of our common stock in the company merger. Backup withholding will not apply, however, if:

•	a U.S. holder furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9,

•	a non-U.S. holder furnishes an applicable IRS Form W-8, or

•	a holder is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.
      Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s future U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.
      THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE COMPANY MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE COMPANY MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.
Delisting and Deregistration of Our Common Stock and Series A Preferred Stock
      If the company merger is completed, our common stock and Series A preferred stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT
      The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you.
      The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the mergers, we do not intend for its text to be a source of factual, business or operational information about Glenborough. The merger agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the merger agreement that the parties delivered in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to stockholders. Certain of these representations were accurate as of a specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Except for the parties themselves, under the terms of the merger agreement only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms. As a stockholder, you are not a third party beneficiary of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of Glenborough or any of its affiliates.
      As used in the summary of the material terms of the merger agreement below and elsewhere in this proxy statement, unless the context requires otherwise, references to our “subsidiaries” do not include certain joint venture entities in which we, directly or indirectly, through our subsidiaries own interests.
Structure

The Company Merger
      At the merger effective time, Glenborough will merge with and into REIT Merger Sub, Glenborough’s separate corporate existence will cease, and REIT Merger Sub will survive the merger and continue to exist as a wholly-owned subsidiary of Gridiron Parent. All of our and REIT Merger Sub’s properties, assets, rights, privileges, immunities, powers and purposes, and all of our and REIT Merger Sub’s liabilities, will become those of REIT Merger Sub. Following the completion of the company merger, our common stock and our Series A preferred stock will be de-listed from the New York Stock Exchange and deregistered under the Exchange Act and will no longer be publicly traded.
Effective Time
      The merger effective time will occur under all applicable laws upon the later of (1) the time the articles of merger are accepted for record by the State Department of Assessments and Taxation of the State of Maryland, (2) the time the certificate of merger is filed with the Delaware Secretary of State and (3) such later time agreed by the parties to the merger agreement and designated in the articles of merger and certificate of merger (which, pursuant to the Maryland General Corporation Law, may not exceed 30 days after such articles have been accepted for record). The closing will occur as promptly as practicable, but in no event later than the second business day after all of the conditions set forth in the merger agreement have been satisfied or waived (other than those conditions which by their terms are required to be satisfied or waived at the closing), unless the parties otherwise agree.
Organizational Documents
      The operating agreement of REIT Merger Sub in effect immediately prior to the merger effective time will be the operating agreement of the surviving entity until amended after the merger effective time in accordance with applicable law.
Management
      The managers of REIT Merger Sub, if any, immediately prior to the merger effective time will be the initial managers of the surviving entity. The surviving entity will be the general partner of the operating partnership after the merger effective time.
Treatment of Capital Stock, Stock Options, Restricted Share Awards and Performance Share Units

Common Stock
      At the merger effective time, each share of our common stock issued and outstanding immediately prior to the merger effective time (other than shares held by our subsidiaries or REIT Merger Sub, which will be automatically canceled and retired and cease to exist with no payment being made) will be converted into, and canceled in exchange for, the right to receive $26.00 in cash plus an amount in cash to be paid by us equal to $0.275 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on our common stock have been declared and paid and the closing date (including the closing date) by (y) the total number of days in the fiscal quarter during which the closing date occurs, without interest, without in each case interest and less any applicable withholding taxes.

Series A Preferred Stock
      Immediately prior to the merger effective time, we will redeem each share of our Series A preferred stock issued and outstanding immediately prior to the merger effective time (other than shares of our Series A preferred stock held by our subsidiaries or REIT Merger Sub, which will be automatically cancelled and retired and cease to exist) at the redemption price per share specified in our charter documents plus an amount in cash to be paid by us equal to $0.484375 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on our Series A preferred stock have been declared and paid and the closing date (including the closing date) by (y) the total number of days in the fiscal quarter during which the closing date occurs, without interest.

Stock Options, Restricted Share Awards and Performance Share Units
      Immediately prior to the merger effective time, all of our outstanding stock options, restricted share awards and performance share units, whether or not exercisable or vested, as the case may be, will become fully vested and exercisable or payable, as the case may be, and, in the case of the restricted share awards and performance share units, free of any forfeiture restrictions. Immediately prior to the merger effective time, all outstanding restricted share awards and performance units will be considered outstanding shares of our common stock for the purposes of the merger agreement (other than, in the case of performance share units, the right to receive the portion of the common stock merger consideration equal to a pro rata portion of any dividends to be paid for the quarter in which the merger effective time occurs), including the right to receive the common stock merger consideration.
      Each stock option to purchase shares of our common stock that remains outstanding immediately prior to the merger effective time, whether vested or unvested, will be canceled and converted into the right to receive immediately prior to the merger effective time a single lump sum cash payment, less applicable withholding taxes, equal to the product of:

•	the aggregate number of shares of our common stock underlying such stock option immediately prior to the merger effective time, multiplied by;

•	the excess, if any, of $26.00 over the exercise price per share of our common stock subject to such stock option.
      If the exercise price of any stock option is equal to or greater than $26.00 per share, such option will be canceled without any cash payment being made in respect thereof.
      In addition, under the terms of the merger agreement, immediately prior to the merger effective time, each restricted share award that remains unvested will become fully vested and free of any forfeiture restriction and will be considered outstanding shares of common stock, entitling the holder of such restricted share award to the right to receive, at the merger effective time, a cash payment, less applicable withholding taxes, equal to the product of:

•	the aggregate number of shares of our common stock underlying such restricted share award immediately prior to the merger effective time, multiplied by;

•	the common stock merger consideration.
      Additionally, under the terms of the merger agreement, immediately prior to the merger effective time, each performance unit automatically will become fully vested and free of any forfeiture restriction and will be considered outstanding shares of common stock, entitling the holder of such performance unit to the right to receive, at the merger effective time, a cash payment, less applicable withholding taxes, equal to the product of:

•	the aggregate number of shares of our common stock underlying such performance unit award, as applicable, multiplied by;

•	$26.00.
      The amount of cash payable with respect to stock options, restricted share awards, and performance units will be reduced by the amount of any applicable taxes required to be withheld. All stock options, restricted share awards, and performance share units will be canceled and all of our stock option plans and employee stock purchase plans will terminate at the merger effective time.
Treatment of Partnership Units in Glenborough Properties, L.P.
      In connection with the operating partnership merger, at the merger effective time, each partnership unit in our operating partnership issued and outstanding immediately prior to the merger effective time (other than units held by our subsidiaries or REIT Merger Sub, which will remain outstanding as common partnership units of the surviving operating partnership) will be converted into, and canceled in exchange for, cash consideration in the amount of the common stock merger consideration. In lieu of receiving the cash consideration, holders of partnership units in our operating partnership may elect to (a) receive a number of a newly created class of preference units in the surviving operating partnership determined by (i) multiplying the number of common units in our operating partnership being exchanged by the common stock merger consideration, and then (ii) dividing by $25.00 or (b) retain a common partnership interest in the surviving operating partnership on terms and conditions similar to those set forth in the our operating partnership’s partnership agreement.
      In general, the preferred units in the surviving operating partnership will have the following terms:

•	each preferred unit will have a stated liquidation preference of $25.00 and will be entitled to distributions of legally available assets by the surviving operating partnership when, as and if made by the surviving operating partnership, in preference to all holders of other classes of partnership interests in the surviving operating partnership at the closing and senior or pari passu with any classes of partnership units issued after the merger effective time, equal to 6 1/4% per annum on the stated liquidation preference.

•	the preferred units will be redeemable for cash, or for an in-kind distribution of the properties of the operating partnership, in an amount equal to the liquidation preference plus any accrued but unpaid distributions at the option of the holder or, in certain circumstances related to a redemption for an in-kind distribution of the properties of the operating partnership, for an amount equal to 97.5% of the liquidation preference.

•	the preferred units may be redeemable at the option of the operating partnership beginning no earlier than the tenth anniversary of the merger effective times; and

•	holders of the preferred units will generally have no voting or other consent rights in the surviving operating partnership other than the right to vote on (1) any material adverse change to their rights, (2) the creation or reclassification of any class or series of preferred partnership units which would rank senior to the preferred units with respect to distributions or rights upon liquidation or the creation of any class or series of securities convertible into preferred partnership units ranking senior to the preferred units with respect to distributions or rights upon liquidation and (3) in certain circumstances, mergers or reorganizations involving REIT Merger Sub or the surviving operating partnership.

      This proxy statement does not constitute a solicitation of consents in respect of the operating partnership merger and does not constitute an offer to exchange or convert any partnership units in the operating partnership that you may own for or into newly issued preferred units or common units in the surviving operating partnership.
No Further Ownership Rights
      At the merger effective time, holders of our common stock and operating partnership units (that are converted into the right to receive cash consideration) will cease to be, and have no rights as, our stockholders or limited partners of the operating partnership other than the right to receive the applicable merger consideration. Upon the redemption of our Series A preferred stock immediately prior to the merger effective time, holders will cease to be, and have no rights as, our stockholders other than the right to receive the redemption price to be paid to the holders of our Series A preferred stock. The merger consideration paid to the holders of our common stock and operating partnership units in accordance with the exchange and payment procedures contained in the merger agreement will be deemed to have been paid in full satisfaction of all rights and privileges pertaining to our common stock, our Series A preferred stock and our operating partnership units.
Exchange and Payment Procedures
      On or before the merger effective time, we and Gridiron Parent will deposit the merger consideration for the benefit of the holders of our common stock, stock options, restricted share awards, performance units and operating partnership units, respectively, with a paying agent reasonably satisfactory to us. Promptly after the merger effective time (but in any event within five business days), Gridiron Parent will cause the paying agent to mail a letter of transmittal and, if applicable, instructions for surrendering certificates for our common stock, Series A preferred stock and operating partnership units to each holder thereof. The letter of transmittal and instructions or notice of redemption will tell you how to surrender your common stock certificates, Series A preferred stock certificates and any interest in operating partnership units, as applicable, in exchange for the applicable merger consideration or redemption price.
      You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
      You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the satisfaction of Gridiron Parent that such stock transfer taxes have been paid or are not applicable.
      No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, REIT Merger Sub and Gridiron Parent will be entitled to deduct and withhold any applicable taxes from the merger consideration.
      At the merger effective time or redemption effective time, our share transfer books will be closed, and there will be no further registration of transfers of our shares of common stock or Series A preferred stock.
      None of the paying agent, Gridiron Parent, REIT Merger Sub, our operating partnership or any of their respective employees, officers, directors, agents or affiliates will be liable to any person for any cash merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of shares of our common stock, stock options, restricted share awards, performance units or holders of operating partnership units for 12 months after the merger effective time will be delivered to REIT Merger Sub. Holders of shares of our common stock, stock options, restricted share awards, performance units, or holders of operating partnership units prior to the applicable merger who have not complied with the exchange and payment procedures contained in the merger agreement within twelve months after the merger effective time may only look to REIT Merger Sub for the payment of the merger consideration.
      If you have lost a certificate, or if it has been stolen or destroyed, then before you are entitled to receive the merger consideration, you will be required to deliver an affidavit stating that fact and, if required by Gridiron Parent or paying agent, to post a bond in the form and amount reasonably required by Gridiron Parent or the paying agent as indemnity against any claim that may be made against Gridiron Parent and the paying agent on account of the alleged loss, theft or destruction of such certificate.
Representations and Warranties
      We and our operating partnership made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and power and authority to carry on the businesses of each of us, our operating partnership, our other subsidiaries and other entities in which we own equity interests (which we refer to as our joint ventures);

•	our charter and bylaws and the similar organizational documents of our operating partnership, our other subsidiaries and certain of our joint ventures;

•	our capitalization and the capitalization of our operating partnership and our ownership in our other subsidiaries and joint ventures and the absence of any encumbrances on our ownership of the equity interests of our subsidiaries and our joint ventures;

•	our and our operating partnership’s power and authority to execute and deliver, and to perform our and our operating partnership’s obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us and our operating partnership;

•	the vote of our stockholders required in connection with the approval and adoption of the company merger and the merger agreement, the approval of the merger agreement and the transactions contemplated by the merger agreement by us as the general partner of our operating partnership of the operating partnership merger;

•	the absence of conflicts with, or breaches or violations of, our or our operating partnership’s, organizational documents, and laws, permits and certain contracts applicable to us, our operating partnership, our other subsidiaries as a result of entering into the merger agreement or performing our or their respective obligations under the merger agreement;

•	consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing our and our operating partnership’s obligations under the merger agreement;

•	possession of all permits necessary to operate our and our subsidiaries’ properties and carry on our and our subsidiaries’ business and the absence of any conflict with, or default, breach or violation of, applicable laws or such permits;

•	our SEC filings since January 1, 2005, and the financial statements contained therein;

•	the absence of liabilities required to be recorded on a balance sheet under generally accepted accounting principles as applied in the United States, or GAAP;

•	our implementation and maintenance of disclosure controls and procedures and the absence of material weaknesses in the design and operation of internal controls over financial reporting;

•	the absence of any material adverse effect and certain other changes and events since June 30, 2006;

•	the absence of litigation or orders against us or our subsidiaries;

•	the nature, extent and scope of our and our subsidiaries’ employee benefit plans;

•	labor matters affecting us and our subsidiaries;

•	the accuracy and completeness of information we and our operating partnership have supplied for inclusion in this proxy statement or any other document to be filed with the SEC or provided to holders of operating partnership units in connection with the transactions contemplated by the merger agreement;

•	real property owned and leased by us and our subsidiaries; our and our subsidiaries’ leases, ground leases, and participation agreements;

•	personal property owned by us and our subsidiaries;

•	intellectual property used by, owned by or licensed by us and our subsidiaries;

•	tax matters affecting us and our subsidiaries;

•	environmental matters affecting us and our subsidiaries;

•	our and our subsidiaries’ material contracts and the absence of any breach or violation of, or default under, any material contract;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the receipt by us of a fairness opinion from Goldman, Sachs & Co. to the effect that, as of the date of the merger agreement, the common stock merger consideration to be received by holders of our common stock is fair from a financial point of view to such holders;

•	our and our subsidiaries’ insurance policies;

•	our board of directors’ determination that the company merger is fair and in our and our stockholders’ best interests, approval of the company merger and merger agreement and direction that the company merger and merger agreement be submitted for stockholder approval.

      For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to our and our subsidiaries’ business, properties, financial condition or results of operations taken as a whole. Certain of our representations in the merger agreement are qualified by the failure of any representation to be true to the extent that such failure does not result in a material adverse effect.

      A “material adverse effect” will not have occurred, however, as a result of any such event, circumstance, change or effect arising out of or resulting from:

•	any change in the market price or trading volume of the our common stock or the Series A preferred stock;

•	any change in general economic or business conditions except to the extent that such changes have a materially disproportionate adverse effect on us relative to other similarly situated participants in the business or industry in which we operate;

•	any change in financial or securities market conditions generally, including changes in interest or exchange rates, except to the extent that such changes have a materially disproportionate adverse effect on us relative to other similarly situated participants in the business or industry in which we operate;

•	any events, circumstances, changes or effects generally affecting the United States commercial real estate industry except to the extent that such changes have a materially disproportionate adverse effect on us relative to other similarly situated participants in the business or industry and in the geographic region in which we operate;

•	any change in legal, political or regulatory conditions generally or in any geographic region in which we or any of our subsidiaries operate;

•	the announcement of the execution of the merger agreement or anticipation of the company merger or the transactions contemplated by the merger agreement or the pendency thereof;

•	any events, circumstances, changes or effects arising from the taking of any action required by the merger agreement or the failure to take any action prohibited by the merger agreement;

•	acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the merger agreement, except to the extent that such changes have a materially disproportionate adverse effect on us relative to other similarly situated participants in the business or industry and in the geographic region in which we operate;

•	changes in law or GAAP; or

•	earthquakes, hurricanes or other natural disasters, except to the extent such events have materially disproportionate adverse affect us relative to other similarly situated participants in the industry or business and in the geographic region in which we operate.
      The merger agreement also contains customary representations and warranties made by Gridiron Parent and REIT Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their due organization, valid existence, good standing and power and authority to carry on their businesses;

•	the ownership of REIT Merger Sub and absence of prior conduct of activities or business of REIT Merger Sub;

•	their power and authority to execute and deliver, and to perform their obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•	the absence of conflicts with, or breaches or violations of, their organizational documents, laws, or certain contracts as a result of entering into the merger agreement or consummating the company merger;

•	consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing their obligations under the merger agreement;

•	the accuracy and completeness of information they have supplied for inclusion in this proxy statement or any other document to be filed with the SEC or provided to holders of operating partnership units in connection with the transactions contemplated by the merger agreement;

•	the absence of litigation or orders against them;

•	their capital resources, including in particular the equity funding and the debt financing which will provide Gridiron Parent with acquisition financing at the merger effective time sufficient to consummate the company merger;

•	the guarantee executed by MS Real Estate Funding, L.P., which guarantee was assumed by certain funds managed by Morgan Stanley Real Estate on August 28, 2006;

•	their ownership of our common stock or any other securities of ours and our subsidiaries;

•	all contracts, arrangements and undertaking between Gridiron Parent and REIT Merger Sub, or any affiliate of Gridiron Parent, on the one hand, and any member of our management or any person that owns 5% or more of our outstanding capital stock, on the other hand; and

•	clarification that neither of we nor, our operating partnership will pay for any broker’s or finder’s fees based upon arrangements made by or on behalf of Gridiron Parent or REIT Merger Sub.
      The representations and warranties of each of the parties to the merger agreement will expire upon the closing of the company merger.
Conduct of Our Business Pending the Mergers
      Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection therewith, between August 20, 2006 and the merger effective time, we and our subsidiaries will:

•	conduct our business only in the ordinary course of business consistent with past practice; and

•	use commercially reasonable efforts to: maintain and preserve substantially intact our and our subsidiaries’ business organization, to retain the services of our and our subsidiaries’ current officers and key employees, and preserve the current relationships with our and our subsidiaries’ lessees and other persons with whom we or any of our subsidiaries have significant business relations.
      We have also agreed that during the same time period, subject to certain exceptions set forth in the merger agreement or unless Gridiron Parent either gives its prior written consent or does not object within five business days from the date we request such a consent, we and our subsidiaries will not, among other things:

•	amend our, our operating partnership’s, or our other subsidiaries’ organizational documents;

•	subject to certain exceptions, authorize for issuance, issue or sell, or agree or commit to issue or sell any shares of any class of our capital stock or any of our subsidiaries’ capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of us or any of our subsidiaries or repurchase, redeem or otherwise acquire any securities or equity equivalent;

•	reclassify, combine, split or subdivide any capital stock or other equity interest of us, our operating partnership or any of our subsidiaries;

•	declare, set aside, make or pay dividends or other distributions with respect to our capital stock, any partnership units of our operating partnership or other equity securities of any of our subsidiaries, other than (a) dividends paid by our direct or indirect subsidiaries, (b) regular quarterly dividend payments on our common stock not to exceed $0.275 per share, (c) the corresponding quarterly distribution on existing partnership units of our operating partnership, and (d) cash dividends on our Series A preferred stock;

•	acquire or enter into any option, commitment or agreement to acquire, any real property;

•	incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a subsidiary) for indebtedness;

•	modify or amend any material contract or enter into any new material contract or any non-compete contract;

•	increase compensation or benefits payable to our directors, officers or employees, or grant termination pay to, or enter into any employment or severance agreement with, any of our or our subsidiaries’ directors, officers or employees;

•	establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

•	prepay any of our long-term indebtedness or pay, discharge or satisfy any material claims, liabilities or obligations;

•	take any material action with respect to our accounting policies or procedures;

•	enter into a new lease or terminate, materially modify or amend any lease that relates to in excess of 11,000 square feet or net rentable area at any of our, our subsidiaries’ and our joint ventures’ properties, or enter into, terminate or materially modify or amend any ground lease;

•	authorize or enter into any commitment for any new material capital expenditure at any or our, our operating partnership’s or our other subsidiaries’ properties;

•	waive, release, assign, settle or compromise any pending or threatened material legal actions or any pending or threatened claim brought by or on behalf of our stockholders or the limited partners of the operating partnership;

•	make any material tax election or settle or compromise any material tax liability;

•	announce an intention, enter into an agreement or otherwise make a commitment to do any of the foregoing.
No Solicitation of Transactions
      We have agreed that, from August 20, 2006 to the merger effective time and subject to specified exceptions described below, neither we nor any of our subsidiaries or our or their officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants or other representatives will, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or offers with respect to, or may reasonably be expected to lead to the submission of, any acquisition proposal;

•	participate in any discussions or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any person any non-public information with respect to, or otherwise cooperate with respect to, any acquisition proposal.
      For purposes of the merger agreement, “acquisition proposal” means any proposal or offer (other than the mergers or any of the other transactions contemplated by the merger agreement) for any:

•	direct or indirect acquisition of more than 25% of our and our subsidiaries assets, taken as a whole, or more than 25% of our or our operating partnership’s outstanding equity securities;

•	any tender offer or exchange offer that would result in any person or “group” beneficially owning 25% or more of our or our operating partnership’s outstanding equity securities;

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us, other than the mergers, pursuant to which our shareholders prior to consummation of such transaction would hold less than 75% of the outstanding shares or equity interests of the surviving or resulting person or parent thereof; or

•	any transaction which is similar in form, substance or purpose to any of the foregoing transactions (other than the mergers).
      Prior to the approval of the company merger by our stockholders, following the receipt of an unsolicited written acquisition proposal, we may contact such person and its advisors, to determine whether such acquisition proposal is reasonably likely to result in a superior proposal and, if our board of directors determines in good faith, after consultation with its legal and financial advisors, that such acquisition proposal is reasonably likely to result in a superior proposal, our board of directors may:

•	furnish non-public information with respect to us and our subsidiaries to such person who made such proposal, provided that we have caused such person to enter into a confidentiality agreement with us containing terms that are at least as favorable to us as those contained in the confidentiality agreement we signed with an affiliate of Gridiron Parent and we concurrently disclose the same non-public information to Gridiron Parent if not previously disclosed;

•	participate in negotiations regarding such proposal;

•	following receipt of a written acquisition proposal that constitutes a superior proposal, recommend to our stockholders that they approve such superior proposal and, in connection therewith, withdraw or modify in a manner adverse to Gridiron Parent, or fail to make, our board of directors’ recommendation that our stockholders approve the merger agreement and the company merger; or

•	other than in connection with an acquisition proposal, if our board of directors determines, in good faith, that the failure to do so would be inconsistent with its duties under applicable law, withdraw or modify in a manner adverse to Gridiron Parent, or fail to make, our board of directors’ recommendation that our stockholders approve the merger agreement and the company merger.
      For purposes of the merger agreement, “superior proposal” means a written acquisition proposal made by a third party:

•	that relates to at least 50% of the voting power of our capital stock or all or at least 50% of our assets;

•	which our board of directors determines in its good faith judgment, after consultation with its financial advisor and after taking into account all the terms and conditions of the acquisition proposal, to be more favorable to our stockholders than the company merger (including any alterations to the merger agreement agreed to in writing by Gridiron Parent in response to such an acquisition proposal and taking into account any termination fee and expense reimbursement under the merger agreement);

•	whose material conditions to consummation are reasonably capable of being satisfied in the judgment of the board of directors; and

•	for which financing, to the extent required, is then committed or, in the judgment of our board of directors, is reasonably likely to be available.
      We and our operating partnership have agreed to promptly notify Gridiron Parent (but no less than 24 hours after initial receipt) of our receipt of any acquisition proposal in, or any material modification or amendment to any acquisition proposal. In our notice to Gridiron Parent, we have agreed to provide a copy of any documents or agreements provided in contemplation of an acquisition proposal, the identity of the person or entity making such acquisition proposal and our intentions, if any, to furnish information or enter into discussions with such person or entity. We and our operating partnership have also agreed to keep Gridiron Parent reasonably informed on a prompt basis of the status of and any material developments regarding any such acquisition proposal. Under the merger agreement, we may not release any Person from any existing standstill or confidentiality agreement to which we or our subsidiaries are a party.

Employee Benefits
      For a period of eighteen months following the closing date, Gridiron Parent has agreed that it will cause the REIT Merger Sub to provide all employees employed by us or our subsidiaries as of the merger effective time and who continue to be employed by REIT Merger Sub or its successors or assigns or any of their subsidiaries with compensation and benefits (including group health, life, disability, bonus opportunity and severance plans but excluding equity compensation or promoted interest or comparable forms of compensation) in the aggregate that are not less favorable to such employee or employee’s dependents or beneficiaries as provided prior to the merger effective time.
      Gridiron Parent has agreed to honor, and to cause the surviving corporation to honor, all severance, change of control and similar plans and agreements in accordance with their terms as in effect immediately prior to the merger effective time.
      In addition, Gridiron Parent has agreed to:

•	provide each of our active employees with credit for service with us and our subsidiaries with respect to any employee benefit plans established by Gridiron Parent or its subsidiaries under which our active employees may be eligible to participate after the merger effective time, to the same extent as such active employee was entitled to credit for such service under the respective Glenborough benefit plans, provided that such crediting of service shall not operate to duplicate any benefits and shall not be counted for the purpose of crediting benefit accrual under any defined benefit pension plan; and

•	for purposes of each Gridiron Parent or subsidiary plan providing health benefits to any active employee, cause such active employee to receive credit for all amounts paid by such active employee for purposes of satisfying all deductible, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Gridiron Parent or its subsidiaries.
Pre-Closing Transactions
      Subject to certain restrictions, we have agreed to use commercial reasonable efforts, and to cause our subsidiaries to use commercially reasonable efforts, to take any reasonable actions requested by Gridiron Parent to structure the transactions contemplated by the merger agreement, including: creating one or more legal entities in the form requested by Gridiron Parent, converting the legal form or tax classification of one or more of our subsidiaries, transfer ownership of one or more properties or entities among Glenborough and/or any of our subsidiaries and convert the operating partnership to a Delaware limited partnership, which conversion we completed on October 10, 2006.
Agreement to Take Further Action
      Subject to the terms and conditions of the merger agreement and in accordance with applicable laws, each party to the merger agreement has agreed to use its reasonable efforts to take, or to cause to be taken, all appropriate actions and to do, or to cause to be done, all things necessary, proper or advisable under applicable laws to consummate the mergers, including using its reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities with us and our subsidiaries as are necessary for the consummation of the transactions contemplated by the merger agreement and to fulfill the conditions to the mergers.
      Each party to the merger agreement has agreed to cooperate and use its reasonable best efforts to defend through litigation on the merits any legal action, including administrative or judicial action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order that in whole or in part restricts, delays, prevents or prohibits consummation of the mergers, including by vigorously pursuing all available avenues of administrative and judicial appeal.

      Furthermore, the parties have agreed to use their respective commercially reasonable efforts to obtain any third-party consents:

•	necessary, proper or advisable to consummate the transactions contemplated by the merger agreement; or

•	disclosed in the disclosure schedules to the merger agreement.
      In addition, we and our operating partnership have agreed that, in the event that we or our operating partnership fail to obtain any of the third-party consents mentioned above, each of us will use our commercially reasonable efforts and take all such actions reasonably requested by Gridiron Parent to minimize any adverse effect on us and our operating partnership, Gridiron Parent, REIT Merger Sub or their businesses as a result of the failure to obtain such consent.
      Neither we nor our subsidiaries will be permitted to pay or commit to pay any consideration, make any commitment or incur any liability or other obligation in connection with obtaining any approval or consent from any non-governmental third party unless Gridiron Parent has provided its prior written consent, which Gridiron Parent cannot unreasonably withhold. In addition, neither Gridiron Parent nor REIT Merger Sub or their respective affiliates will be required to pay any consideration, make any commitment or incur any liability or other obligation in connection with obtaining any approval or consent from any non-governmental third party.
      We have agreed to use commercially reasonable efforts to cooperate with Gridiron Parent to the extent requested by a secured lender in obtaining estoppel certificates and subordination and nondisturbance agreements from certain tenants prior to the closing of the mergers.
Conditions to the Company Merger
      The obligations of the parties to complete the company merger are subject to the following mutual conditions:

•	approval of the proposal to adopt the merger agreement and approve the company merger by the requisite stockholder vote;

•	any waiting period applicable to the consummation of the company merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or terminated, and any approvals required under it must have been obtained; and

•	no governmental authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling that would make the consummation of the redemption of the Series A preferred stock or the company merger illegal or otherwise prohibit the consummation of the redemption of the Series A preferred stock or the company merger.
      The obligations of Gridiron Parent and REIT Merger Sub to complete the company merger are subject to the following additional conditions:

•	our representations and warranties that (a) are not made as of a specific date shall be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of the date of closing, and (b) are made as of a specific date shall be true and correct as of such date, except where the failure of our representations and warranties to be true and correct in all respects without regard to any materiality or material adverse effect qualifications would not in the aggregate have a material adverse effect, provided that certain representations and warranties pertaining to our capitalization must be true and correct in all material respects as of the closing;

•	the performance, in all material respects, by us of all our material obligations under the merger agreement and compliance, in all material respects, with the material agreements and covenants to be performed or complied with by us under the merger agreement;

•	the receipt by Gridiron Parent of a certificate signed by one of our officers with respect to the truth and correctness of our representations and warranties, the performance of our obligations under the merger agreement and compliance, in all material respects, with the material agreements and covenants to be performed or complied with under the merger agreement;

•	the receipt of a tax opinion of our counsel, Morrison & Foerster LLP, opining that we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Code, commencing with our taxable year ended December 31, 2000;
      Our obligation to complete the company merger is subject to the following additional conditions:

•	the representations and warranties of Gridiron Parent and REIT Merger Sub that (a) are not made as of a specific date shall be true and correct as of the date of the merger agreement and as of the date of the closing, as though made on and as of the closing, and (b) are made as of a specific date shall be true and correct as of such date, except where the failure of their representations and warranties to be true and correct in all respects without regard to any materiality or Gridiron Parent material adverse effect qualifications would not have a Gridiron Parent material adverse effect;

•	the performance, in all material respects, by Gridiron Parent and REIT Merger Sub of all their obligations under the merger agreement and compliance, in all material respects, with the material agreements and covenants to be performed or complied with under the merger agreement; and

•	the receipt by us of a certificate signed by an officer of Gridiron Parent with respect to the truth and correctness of the representations and warranties of Gridiron Parent and REIT Merger Sub and the performance of their obligations under the merger agreement and compliance, in all material respects, with the material agreements and covenants to be performed or complied with under the merger agreement.
      For the purposes of the merger agreement, “Gridiron Parent material adverse effect” means any event, circumstance, change or effect that would reasonably be expected to prevent, hinder or materially delay Gridiron Parent or REIT Merger Sub from consummating the company merger or any of the other transactions contemplated by the merger agreement.
Termination
      The merger agreement may be terminated and the company merger may be abandoned at any time prior to the effective time of the company merger, as follows:

•	by mutual written consent of the parties;

•	by either Gridiron Parent or us if:

•	the company merger has not occurred on or before February 28, 2007, provided that this right will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the company merger to occur on or before February 28, 2007;

•	any governmental authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action which makes consummation of the redemption of the Series A preferred stock or the company merger illegal or otherwise prohibits consummation of such redemption of the Series A preferred stock or company merger and is final and non-appealable; or

•	the requisite vote of our common stockholders to approve the company merger and the other transactions contemplated by the merger agreement upon a vote being taken at a duly convened stockholders meeting is not obtained.

•	by Gridiron Parent if:

•	each of Gridiron Parent and REIT Merger Sub is not in material breach of their obligations under the merger agreement, and (a) any of our representations and warranties are or become untrue or incorrect such that the closing condition pertaining to our representations and warranties would be incapable of being satisfied by February 28, 2007, or (b) there has been a breach of our covenants or agreements under the merger agreement such that the closing condition pertaining to our performance and compliance with covenants or agreements would be incapable of being satisfied by February 28, 2007;

•	our board of directors withdraws, modifies or changes its recommendation that stockholders vote to approve the merger agreement and the company merger in any manner adverse to Gridiron Parent;

•	we enter into an agreement with respect to an acquisition proposal (other than a confidentiality agreement permitted by the merger agreement);

•	a tender offer or exchange offer for any of our outstanding stock that constitutes an acquisition proposal is commenced by a third party before the requisite stockholder vote is obtained and our board of directors does not recommend against acceptance of such tender offer or exchange offer within ten business days after it is commenced, or in the event of a change in terms of the tender offer, within ten business days after the announcement of such changes; or

•	we or our board of directors publicly announces the intention to do any of the foregoing.

•	by us if:

•	we are not in material breach of our obligations under the merger agreement, and (a) any of Gridiron Parent’s or REIT Merger Sub’s representations and warranties are or become untrue or incorrect such that the closing condition pertaining to their representations and warranties would be incapable of being satisfied by February 28, 2007, or (b) there has been a breach of any of Gridiron Parent’s or REIT Merger Sub’s covenants and agreements under the merger agreement such that the closing condition pertaining to their performance and compliance with covenants and agreements would be incapable of being satisfied by February 28, 2007; or

•	our board of directors withdraws, modifies or changes its recommendation that stockholders vote to approve the merger agreement and the company merger in any manner adverse to Gridiron Parent so long as:

•	the requisite stockholder vote for the company merger has not been obtained;

•	we are not in or have not been in breach of our obligations under the merger agreement with regard to prohibitions on soliciting acquisition proposals or providing information regarding an acquisition proposal to Gridiron Parent in any material respects;

•	our board of directors has determined in good faith, after consulting with its financial advisor, that such definitive agreement constitutes a superior proposal and has determined in good faith, after consulting with its outside legal counsel, that the failure to take such actions would be inconsistent with directors’ duties to our stockholders under applicable laws;

•	we have notified Gridiron Parent in writing that we intend to enter into such agreement;

•	during the three business days following the receipt by Gridiron Parent of our notice, we have offered to negotiate with, and if accepted, have negotiated in good faith with, Gridiron Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the company merger;

•	our board of directors has determined in good faith, after the end of such three business day period, after considering the results of such negotiations and any revised proposals made by Gridiron Parent, that the superior proposal giving rise to such notice continues to be a superior proposal; and

•	we pay to Gridiron Parent the termination fee in accordance with the merger agreement simultaneously with the termination of the merger agreement.

Termination Fee and Expenses
      We have agreed to pay to Gridiron Parent a termination fee of $27.75 million, less any transaction expenses previously paid by us to Gridiron Parent:

•	we or Gridiron Parent terminate the merger agreement because the requisite stockholder approval is not obtained, and

•	at or prior to such termination, an acquisition proposal has been publicly announced that is not subsequently withdrawn prior to such termination, and

•	concurrently with such termination or within twelve (12) months following the date of such termination, we enter into an agreement with respect to any acquisition proposal, or any acquisition proposal is consummated (with references to “25%” and 75% in the definition of acquisition proposal being deemed to be 50%);

•	the merger agreement is terminated by Gridiron Parent because:

•	our board of directors has withdrawn, or modified or changed in a manner adverse to Gridiron Parent, its recommendation that the stockholders approve the merger agreement and the company merger,

•	we enter into an agreement with respect to an acquisition proposal (other than a confidentiality agreement),

•	a tender offer or exchange offer relating to our common stock and constituting an acquisition proposal shall have been commenced by a third party prior to obtaining the stockholder approval and the board of directors did recommend that our stockholders reject such tender or exchange offer within ten (10) Business Days following commencement thereof or, in the event of any change in the terms of the tender offer, within ten (10) Business Days of the announcement of such changes, or

•	we publicly announce our intention to do any of the foregoing; or

•	the merger agreement is terminated by us because prior to obtaining the stockholder approval, our board of directors has withdrawn, or modified or changed in a manner adverse to Gridiron Parent, its recommendation that the stockholders approve the merger agreement and the company merger.
      The merger agreement also provides that if either party terminates the merger agreement because of the other party’s material breach of the merger agreement which would result in the failure of a condition being satisfied by February 28, 2007, the breaching party is required to reimburse the non-breaching party for its reasonable transaction expenses up to a limit of $5.0 million. If Gridiron Parent terminates the merger agreement because our common stockholders do not approve the company merger by the requisite vote, we are required to reimburse Gridiron Parent for its reasonable transaction expenses up to a limit of $5.0 million.
      We have agreed that in the event that we fail to pay the termination fee or any termination expenses when due, or Gridiron Parent fails to pay any termination expenses when due, we or Gridiron Parent, as the case may be, will reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such party in connection with the collection under and enforcement of relevant provisions of the merger agreement.
Amendment and Waiver
      The merger agreement may be amended by mutual agreement of the parties in writing, whether before or after our stockholders have approved the merger agreement, provided that after any such stockholder approval, no amendment shall be made which, by law or the rules of the New York Stock Exchange, requires further stockholder approval without first obtaining such stockholder approval.

MARKET PRICE OF OUR COMMON STOCK
      Our common stock is traded on the New York Stock Exchange under the symbol “GLB.” As of October 12, 2006, there were 32,327,957 stockholders of record. The following table sets forth the high and low sale prices of our common stock as reported on the New York Stock Exchange Composite Tape (rounded to the nearest cent), and the dividends paid per share of our common stock, for each quarterly period for the past two years and for the first, second and third quarterly periods and fourth quarterly period (through October 12, 2006) of the fiscal year ending December 31, 2006.

	Market Price
	Range

	High	Low	Dividend

Fiscal Year Ending December 31, 2006:
Fourth Quarter (through October 12, 2006)	$26.00	$25.73	—
Third Quarter	$26.30	$21.10	$0.275	(1)
Second Quarter	$21.9	$19.32	$0.275
First Quarter	$22.07	$17.89	$0.35
Fiscal Year Ended December 31, 2005:
Fourth Quarter	$19.82	$17.75	$0.35
Third Quarter	$21.44	$18.80	$0.35
Second Quarter	$21.37	$18.85	$0.35
First Quarter	$21.35	$18.84	$0.35
Fiscal Year Ended December 31, 2004:
Fourth Quarter	$22.57	$20.00	$0.35
Third Quarter	$21.17	$17.70	$0.35
Second Quarter	$22.44	$17.35	$0.35
First Quarter	$22.55	$18.65	$0.35

(1)	Paid on October 16, 2006 to stockholders of record on October 1, 2006.
     On August 18, 2006, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the New York Stock Exchange was $24.03 per share. On October 12, 2006, the last trading day before the date of this proxy statement, the closing price of our common stock on the New York Stock Exchange was $25.94 per share. You are encouraged to obtain current market quotations for our common stock.
      Under the merger agreement, we are permitted to declare and pay to our common stockholders prior to the merger effective time a regular quarterly dividends of up to $0.275 per share of our common stock.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, EXECUTIVE OFFICERS AND DIRECTORS
      The following table provides information about the only known beneficial owners of more than five percent of our outstanding common stock, based solely on our records and the most recent Schedule 13G filings with the Securities and Exchange Commission.

			Percentage of
			Shares of
			Common Stock
	Number of	Percentage of	Outstanding and
	Shares of	Shares of	Operating
	Common	Common Stock	Partnership
Name and Business Address of Beneficial Owner	Stock Owned	Outstanding(1)	Units(2)

Franklin Resources, Inc.(3)	3,564,229	11.03	10.09
Barclays Global Investors, NA.(4)	1,997,251	6.18	5.65
Vanguard Group(5)	1,770,698	5.48	5.01
Kensington Investment Group, Inc.(6)	1,715,291	5.31	4.86
Robert Batinovich(7)	1,688,510	5.14	4.40

(1)	In calculating the indicated percentage, the denominator includes the shares of common stock that would be acquired by the person or entity upon the conversion, exercise or redemption, as the case may be, of the following securities beneficially owned by the person or entity, directly or indirectly: (i) our Series A preferred stock, (ii) stock options exercisable within 60 days of the record date for the special meeting, and (iii) units of partnership interests, of our operating partnership. The denominator excludes the shares of common stock that would be acquired by any other person upon such conversion, exercise or redemption.

(2)	In calculating the indicated percentage, the denominator includes all shares of common stock that would be acquired by all persons or entities upon the conversion or redemption, as the case may be, of our Series A preferred stock and our operating partnership units. The denominator also includes the shares of common stock that would be acquired by the person or entity upon the exercise of stock options exercisable within 60 days of the record date for the special meeting, but excludes the shares of common stock that would be acquired by any other person upon the exercise of such stock options.

(3)	Franklin Resources, Inc., or FRI, One Franklin Parkway, San Mateo, CA 94403. Based solely on Schedule 13G filings with the Securities and Exchange Commission, the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of FRI. We refer to the closed-end investment companies and managed accounts as the FRI advisory subsidiaries. Such advisory contracts grant to such FRI advisory subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Therefore, such FRI advisory subsidiaries may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owner of these securities. Charles B. Johnson and Rupert H. Johnson, Jr., referred to as the principal shareholders of FRI, each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI and the principal shareholders of FRI may be deemed to be, for purposes of Rule 13d-3 under the 1934 Act, the beneficial owner of securities held by persons and entities advised by FRI subsidiaries. FRI, the principal shareholders of FRI and each of the FRI advisory subsidiaries disclaim any economic interest or beneficial ownership in any of the securities. The figure shown in the table includes 1,120,917 shares of common stock that would result upon the conversion of 1,471,985 shares of Series A preferred stock. Franklin Advisers, Inc. has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of, 3,564,229 shares. Fiduciary Trust Company International has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of, 29,837 shares.

(4)	Barclays Global Investors, NA., 45 Fremont Street, 17th Floor, San Francisco, CA 94105. Based solely on Schedule 13G filings with the Securities and Exchange Commission by Barclays Global Investors, NA. and the other entities listed below, Barclays Global Investors, NA. is the beneficial owner of

1,013,607 shares with sole voting power with respect to 911,222 shares and sole dispositive power with respect to 1,013,607 shares. Barclays Global Fund Advisors is the beneficial owner with sole voting and dispositive power with respect to 972,444 shares. Palomino Limited is the beneficial owner with sole voting and dispositive power with respect to 11,200 shares. Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank and Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, and HYMF Inc., have neither voting nor dispositive power with respect to any such shares.

(5)	The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355. Based solely on a Schedule 13G filed with the Securities and Exchange Commission, The Vanguard Group, Inc. is the beneficial owner of 1,770,698 shares with sole voting power with respect to 42,570 shares and sole dispositive power with respect to 1,770,698 shares.

(6)	The Kensington Investment Group, Inc., 4 Orinda Way, Suite 200C, Orinda, CA 94563. Based solely on a Schedule 13G filed with the Securities and Exchange Commission on May 8, 2006, all shares are owned indirectly by Kensington Investment Group, Inc. in its capacity as general partner and investment advisor to private investment partnerships and as the investment advisor to The Kensington Funds, a registered investment company.

(7)	See footnotes (5), (6) and (7) to the table following below.
      The following table states the number of shares of Glenborough’s common stock beneficially owned, as of October 6, 2006 by each current director, our Chief Executive Officer, our four other most highly compensated executive officers (collectively “named executive officers”) and all directors and named executive officers as a group.
      For purposes of the following table, the number of shares of our common stock that is beneficially owned by each of the persons named below represents the aggregate of (a) shares of our common stock, including restricted stock, such person holds, (b) shares of our common stock that may be issued to such person upon the exercise of options that are exercisable or issuable through December 5, 2006, the 60th day from October 6, 2006, and (c) the number of shares of our common stock for which limited partnership units of our operating partnership are held by such person are redeemable (if we elect to issue shares rather than pay cash upon such redemption). The extent to which a person holds shares of our common stock (including restricted common stock), options to purchase our common stock, limited partnership units in our operating partnership and/or GPA, a California limited partnership, or GPA, units is set forth in the footnotes and/or corresponding tables. As of October 6, 2006, we had 32,327,957 shares of our common stock outstanding, and there were 2,996,715 limited partnership units in our operating partnership (other than such units held by us) deemed outstanding.

			Percentage of
			Shares of Common
	Number of Shares	Percentage of	Stock Outstanding
	of Common Stock	Shares of	and Operating
Name and Business Address of	Owned	Common Stock	Partnership
Beneficial Owner(4)	(1)(6)(11)	Outstanding(2)	Units(3)

Robert Batinovich(5)(7)	1,688,510	5.14	4.40
Andrew Batinovich(7)(8)	1,297,270	3.90	3.32
Michael A. Steele	42,000	*	*
Stephen R. Saul(9)	10,643	*	*
Sandra L. Boyle(7)	105,985	*	*
Brian S. Peay	66,234	*	*
Richard C. Blum	55,000	*	*
Patrick Foley	78,773	*	*
Keith Locker	28,500	*	*
Richard A. Magnuson	64,000	*	*
Laura Wallace	68,500	*	*
All directors and executive officers as a group (12 persons)(7)(10)	3,578,540	10.49	9.03

*	less than 1.0%

(1)	Some of our officers hold or control partnership interests in GPA, which holds an interest in our operating partnership, in which we hold an interest both as general partner and as limited partner. (GPA was formerly known as Glenborough Partners.) These officers, through their interest in GPA, share indirectly, with us, in the net income or loss and any distributions of our operating partnership. Pursuant to the partnership agreement of our operating partnership, GPA holds certain redemption rights under which its interests in our operating partnership could at some point be redeemed in exchange for shares of our common stock. The figures shown include the respective officer’s indirect beneficial interest in all of such shares.

(2)	In calculating the indicated percentage, the denominator includes the shares of common stock that would be acquired by the person upon the conversion, exercise or redemption, as the case may be, of the following securities beneficially owned by the person, directly or indirectly: (i) our Series A preferred stock, (ii) stock options exercisable within 60 days of the record date for the special meeting, and (iii) our operating partnership units. The denominator excludes the common shares that would be acquired by any other person upon such conversion, exercise or redemption.

(3)	In calculating the indicated percentage, the denominator includes all shares of common stock that would be acquired by all persons upon the conversion or redemption, as the case may be, of our Series A preferred stock and our operating partnership units. The denominator also includes the shares of common stock that would be acquired by the person upon the exercise of stock options exercisable within 60 days of the record date of the special meeting, but excludes the shares of common stock that would be acquired by any other person upon the exercise of such stock options.

(4)	The business address of such person is c/o Glenborough Realty Trust Incorporated, 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708.

(5)	300,000 shares of common stock are held indirectly by Mr. Batinovich in the Robert Batinovich Charitable Remainder Unitrust. Excludes (i) all of our securities held directly or indirectly by Robert Batinovich’s adult children; and (ii) 256,333 shares of our common stock that may be acquired by GPA upon redemption of our operating partnership units owned by GPA, as to which the reporting person does not have a beneficial interest but as to which the reporting person as general partner of GPA would have sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of such common stock. Robert Batinovich disclaims beneficial ownership of all shares held by his children as described herein. Robert Batinovich is the sole trustee of the Angela Batinovich Trust 2006.

Mr. Batinovich has no beneficial interest in the trust, but does retain sole control over her trust which owns stock in Glenborough and GPA.

(6)	Includes shares of common stock issuable pursuant to options exercisable within 60 days of October 6, 2006, as shown in the following table:

	Number of Shares

Name - Officers
Robert Batinovich	225,000
Andrew Batinovich	905,001	*
Michael A. Steele	—
Stephen R. Saul	—
Sandra L. Boyle	55,000
Brian S. Peay	41,666
Name - Directors
Richard C. Blum	41,500
Patrick Foley	46,500
Keith Locker	—
Richard A. Magnuson	46,500
Laura Wallace	46,500
All directors and executive officers as a group	1,470,667

*	650,001 shares underlying Andrew Batinovich’s options exercisable within 60 days of October 6, 2006 have an exercise price in excess of $26.00.

(7)	In addition to the stock options listed in Note 6, the other components of the amount shown as beneficial ownership are set forth in the table below.

	Robert	Andrew
	Batinovich	Batinovich	Sandra L. Boyle

The number of shares of Glenborough’s common stock owned directly by the officer	1,138,011	382,717	50,653
The number of shares of Glenborough’s common stock that may be issued upon:
• redemption of the person’s interest in our operating partnership	69,166	—	—
• redemption of GPA’s interest in our operating partnership, which represents the person’s portion of all shares of Glenborough’s common stock that may be issued to GPA upon such redemption	256,333	5,552	332

(8)	Includes 2,000 shares of our common stock held by each of Andrew Batinovich’s two minor children. Andrew Batinovich disclaims beneficial ownership of all shares held by his children as described herein.

(9)	Stephen R. Saul resigned as of March 1, 2006, as Chief Financial Officer as of December 31, 2005 and from the company March 1, 2006. Ownership includes shares of restricted stock that were fully vested as of March 1, 2006.

(10)	Holdings include 10,125 shares held directly and 63,000 options exercisable within 60 days of October 6, 2006 for G. Lee Burns, Vice President and General Counsel.

(11)	Excludes performance share units held by executive officers.

NO DISSENTERS’ RIGHTS OF APPRAISAL
      Under Maryland corporate law, because shares of our common stock were listed on the New York Stock Exchange on the record date for determining stockholders entitled to vote at the special meeting, our common stockholders who object to the company merger do not have any appraisal rights or dissenters’ rights in connection with the company merger. Under Maryland corporate law, the holders of our Series A preferred stock do not have any appraisal rights or dissenters’ rights in connection with the redemption of their shares.
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
      We are sending only one proxy statement to stockholders that share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, they may telephone Pat Simoni/ Investor Relations at (650) 343-9300 or write to Glenborough Realty Trust Incorporated at 400 South El Camino Real, San Mateo, CA 94402, Attention: Investor Relations. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner and if you did not receive an individual copy of this proxy statement, you can obtain a copy by contacting us in the same manner.

SUBMISSION OF STOCKHOLDER PROPOSALS
      We intend to hold an annual meeting in 2007 only if the company merger is not completed. If we hold such an annual meeting, it will be more than 60 days after the anniversary date of the 2006 annual meeting. In order to be eligible for inclusion in our proxy materials for our 2007 annual meeting, if such meeting is held, written notice of any stockholder proposal must be received by us a reasonable time before we begin to print and mail our proxy materials for such annual meeting. In addition, nominations by stockholders of candidates for director and proposals by stockholders other than pursuant to the Rule 14a-8 under the Exchange Act process must be submitted in accordance with our current bylaws. Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting that is delayed by more than 60 days from the first anniversary of the previous year’s annual meeting, written notice (including certain specified information) must be delivered to our Corporate Secretary, at our principal executive offices, no sooner than the 90th day prior to the annual meeting and not later than either (1) the 60th day prior to the annual meeting or (2) the tenth day following the day on which public announcement of the date of the meeting is first made, whichever is later. Our Corporate Secretary will provide a copy of our bylaws upon written request and without charge.
OTHER MATTERS
      We currently are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will, in their discretion, vote thereon in accordance with their best judgment.
WHERE YOU CAN FIND MORE INFORMATION
      We file certain reports and information with the SEC under the Exchange Act, including annual, quarterly and current reports and proxy statements. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like Glenborough, which file electronically with the SEC. The address of that site is http://www.sec.gov. Our public filings are also available to the public from document retrieval services and on our website at www.glenborough.com under Shareholder Services — Company Reports. The information contained on the SEC’s website and our website is expressly not incorporated by reference into this proxy statement.
      Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street
New York, New York 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, Glenborough Realty Trust Incorporated, 400 South El Camino Real, San Mateo, CA 94402 or by telephone at (650) 343-9300. If you would like to request documents, please do so by November 15, 2006, in order to receive them before the special meeting.
      We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

      This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 2005, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, and our Current Reports on Form 8-K filed with the SEC on May 5, 2006, May 9, 2006, August 21, 2006, August 23, 2006 and October 2, 2006. We also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.
      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated October 17, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Exhibit A
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
Among
GLENBOROUGH REALTY TRUST INCORPORATED,
GLENBOROUGH PROPERTIES, L.P.,
GRIDIRON HOLDINGS LLC
and
GRIDIRON ACQUISITION LLC
Dated as of
August 20, 2006

A-i

A-ii

Page

Article X GENERAL PROVISIONS		A-45
SECTION 10.01	Non-Survival of Representations and Warranties	A-45
SECTION 10.02	Notices	A-45
SECTION 10.03	Severability	A-46
SECTION 10.04	Amendment	A-46
SECTION 10.05	Entire Agreement; Assignment	A-46
SECTION 10.06	Performance Guarantee	A-46
SECTION 10.07	Remedies; Specific Performance	A-47
SECTION 10.08	Parties in Interest	A-47
SECTION 10.09	Governing Law; Forum	A-47
SECTION 10.10	Headings	A-47
SECTION 10.11	Counterparts	A-48
SECTION 10.12	Waiver of Jury Trial	A-48

EXHIBITS
Exhibit A	Form of Guarantee
Exhibit B	Knowledge of the Company
Exhibit C	Knowledge of Parent or REIT Merger Sub
Exhibit D	Binding Term Sheet

A-iii

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER, dated as of August 20, 2006 (this “Agreement”), is made and entered into by and among Glenborough Realty Trust Incorporated, a Maryland corporation (the “Company”), Glenborough Properties, L.P., a California limited partnership (the “Operating Partnership”), Gridiron Holdings LLC, a Delaware limited liability company (“Parent”) and Gridiron Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“REIT Merger Sub” and together with Parent, the “Parent Parties”).
      WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into REIT Merger Sub (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);
      WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, on the terms and subject to the conditions set forth herein;
      WHEREAS, the Company, as the sole general partner of the Operating Partnership, has approved this Agreement and deemed it advisable for the Operating Partnership to enter into this Agreement;
      WHEREAS, Parent, as the sole member of REIT Merger Sub, has approved this Agreement and the Merger and declared that this Agreement and the Merger are advisable on the terms and subject to the conditions set forth herein; and
      WHEREAS, concurrently with the execution of this Agreement, Parent has delivered to the Company a guarantee of the obligations arising under this Agreement of the Parent Parties executed by MS Real Estate Funding, L.P. the (“Guarantor”) in the form attached as Exhibit A to this Agreement (the “Guarantee”);
      WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the Merger will be treated as a taxable sale by the Company of all of the Company’s assets to REIT Merger Sub in exchange for the Merger consideration provided for herein to be provided to the stockholders of the Company (the “Merger Consideration”) and the assumption of all of the Company’s liabilities, followed by a distribution of such Merger Consideration to the stockholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes; and
      WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
      Section 1.01     Definitions.
      (a) For purposes of this Agreement:

“Acquisition Proposal” means: (i) any proposal or offer received after the date hereof from any person other than Parent and REIT Merger Sub relating to any direct or indirect acquisition (in one or a series of related transactions) of (A) more than 25% of the assets of the Company and its Subsidiaries, taken as a whole, or (B) more than 25% of the outstanding equity securities of the Company or of the Operating Partnership; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person or “group” (as such term is defined under the Exchange Act) beneficially owning 25% or more of the outstanding equity securities of the Company or of the Operating Partnership; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Merger, pursuant to which the shareholders of the Company prior to consummation of such transaction would hold less than 75% of the outstanding shares or equity interests of the surviving or resulting person or parent thereof; or (iv) any transaction which is similar in form, substance or purpose to any of the foregoing transactions (other than the Merger).

“Action” means any claim, action, suit, proceeding, arbitration, mediation, inquiry or other investigation.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” or “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are required or authorized to close in the City of New York.

“Certificate” or “Certificates” means any certificate evidencing Company Common Shares or Company Series A Preferred Shares.

“Change-in-Control Agreements” means the employment and other agreements set forth in Section 7.05(e) of the Disclosure Schedule.

“Company Bylaws” means the Glenborough Realty Trust Incorporated Bylaws adopted on August 31, 1994, as amended.

“Company Charter” means the Amendment and Restatement of Articles of Incorporation of Glenborough Realty Trust Incorporated, as amended, including the Articles Supplementary of the 7 3/4% Series A Convertible Preferred Stock and the Articles Supplementary of the Series B Preferred Stock.

“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, properties, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, excluding any such event, circumstance, change or effect occurring after the date hereof arising out of or resulting from (A) any change in the market price or trading volume of the Company Common Shares or the Series A Preferred Stock of the Company, (B) any change in general economic or business conditions except to the extent that such changes have a materially disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry in which the Company operates, (C) any change in financial or securities market conditions generally, including changes in interest or exchange rates, except to the extent that such changes have a materially disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry in which the Company operates, (D) any events, circumstances, changes or effects generally affecting the United States commercial real estate industry except to the extent that such changes have a materially disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry and in the geographic region in which the Company operates, (E) any change in legal, political or regulatory conditions generally or in any geographic region in which the Company or any of its Subsidiaries operates, (F) the announcement of the execution of this Agreement or anticipation of the Merger or the transactions contemplated by this Agreement or the pendency thereof, (G) any events, circumstances, changes or effects arising from the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement, (H) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such changes have a materially disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry and in the geographic region in which the Company operates, (I) changes in Law or GAAP or (J) earthquakes, hurricanes or other natural disasters, except to the extent such events have materially disproportionate adverse affect on the Company relative to other similarly situated participants in the industry or business and in the geographic region in which the Company operates. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Company Material Adverse Effect.

“control” (including the terms “controlled by” and ‘under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.

“Environmental Laws” means any applicable United States federal, state, local in existence on or before the date hereof relating to (i) releases or threatened releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Governmental Authority” means any United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder in effect prior to the date hereof, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, asbestos and radon; and (iv) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means (i) United States and international patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“knowledge of the Company” means the actual knowledge (after due inquiry reasonable under the circumstances) of those individuals listed on Exhibit B.

“knowledge of Parent” means the actual knowledge (after due inquiry reasonable under the circumstances) of those individuals listed on Exhibit C.

“Law” means any United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Operating Partnership Agreement” means that certain amended and restated agreement of limited partnership of the Operating Partnership, dated as of October 1, 2002, as amended.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that would reasonably be expected to prevent, hinder or materially delay Parent or REIT Merger Sub from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Subsidiary; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality; (v) with respect to real property, any title exception, easement agreements and all other matters disclosed in any Company Title Insurance Policy provided or made available to Parent, Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in the Disclosure Schedule), the Company Leases and any other Lien or exception to title that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, that do not materially adversely affect the marketability of the applicable property and/or (vii) other Liens being contested in good faith in the ordinary course of business, that do not materially adversely affect the marketability of the applicable property and for which there are adequate reserves on the financial statements of the Company.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“subsidiary” or “subsidiaries” of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which, in the case of any of the foregoing: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; or (c) at least 50% of the equity interests is controlled by such party.

“Superior Proposal” means an Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a third party with respect to at least 50% of the outstanding Company Common Shares or at least 50% of the Company’s assets, which the Company Board determines in its good faith judgment (after receiving the advice of an independent financial advisor of nationally recognized reputation) is more favorable to the holders of the Company Common Shares than the Merger and other transactions contemplated by this Agreement, after taking into account all of the terms and conditions of such Acquisition Proposal and such other factors as the Company Board deems relevant (including, without limitation, financing terms, any termination fee or expense reimbursement payable under this Agreement, any conditions to the consummation thereof, the likelihood of the Acquisition Proposal being consummated and the likely timing of consummating the Acquisition Proposal).

“Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

      The following terms have the meaning set forth in the sections set forth below:

Location of
Defined Term	Definition

2006 Balance Sheet	§4.08(c)
2006 Budget	§6.01(k)
Agreement	Preamble
Blue Sky Laws	§4.06(b)
Capital Expenditures	§6.01(k)
Cash Amount	§3.01(c)
CERCLA	§4.17(c)
Change in Recommendation	§7.04(c)
Claim	§7.06(a)
Closing	§2.04
Closing Date	§2.04
Code	§4.11(b)
Commitment Letters	§5.07
Commitments	§5.07
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§4.22
Company Common Share Merger Consideration	§3.01(c)
Company Employee	§4.11(a)
Company Expenses	§9.03(e)
Company Intellectual Property	§4.15
Company Leases	§4.14(f)
Company Payment	§3.01(c)
Company Preferred Share Redemption Price	§3.01(d)
Company Property	§4.14(a)
Company Performance Units	§3.01(g)
Company Share Options	§3.01(e)
Company Series A Preferred Shares	§3.01(d)
Company Stockholder Approval	§7.02
Company Stockholders’ Meeting	§7.02
Company Termination Fee	§9.03(d)
Company Title Insurance Policy	§4.14(d)
Confidentiality Agreement	§7.03(b)
Continuing Employees	§7.05(b)
Counterproposal	§7.04(c)
Delaware Merger Certificate	§2.03
DLLCA	Recitals
DRIP	§3.05
Drop Dead Date	§9.01(b)
DSOS	§2.03

Location of
Defined Term	Definition

Effective Time	§2.03
Encumbrances	§4.14(a)
Environmental Permits	§4.17(a)
ERISA	§4.11(a)
ERISA Affiliate	§4.11(a)
Exchange Act	§4.06(b)
Exchange Fund	§3.02(a)
Existing Units	§3.04
Expenses	§7.06(a)
Financing	§5.07
GAAP	§4.08(b)
Governmental Order	§9.01(c)
Ground Lease	§4.14(g)
Guarantee	Recitals
Guarantor	Recitals
HSR Act	§4.06(b)
Indemnified Parties	§7.06(a)
IRS	§4.11(a)
Material Company Leases	§4.14(f)
Material Contract	§4.18
Maximum Premium	§7.06(d)
Merger	Recitals
Merger Consideration	Recitals
MGCL	Recitals
Non-Qualified Account Plans	§7.05(d)
NYSE	§4.06(b)
Operating Partnership	Preamble
OP Partnership Agreement	§4.01(c)
Option Merger Consideration	§3.01(e)
Other Filings	§4.13
Parent	Preamble
Parent Expenses	§9.03(e)
Parent Parties	Preamble
Parent Plan	§7.05(b)
Participation Agreements	§4.14(j)
Participation Interest	§4.14(j)
Participation Party	§4.14(j)
Paying Agent	§3.02(a)
Permits	§4.07(a)
Plans	§4.11(a)
Post-Signing Returns	§7.11(b)
Property Restrictions	§4.14(a)
Proxy Statement	§4.06(b)
Qualifying Income	§9.04(a)

Location of
Defined Term	Definition

Redemption	§3.01(d)
REIT	§4.16(b)
REIT Merger Sub	Preamble
Representatives	§7.04(a)
Restricted Shares	§3.01(f)
SDAT	§2.03
SEC	§4.06(b)
SEC Reports	§4.08(a)
Section 16	§7.05(c)
Securities Act	§4.06(b)
Stock Incentive Plan	§3.01(e)
Surviving Entity	§2.01
Surviving Entity Operating Agreement	§2.02
Tax Protection Agreements	§4.16(o)
Tax Returns	§4.16(a)
Termination Date	§9.01
Third Party	§4.14(h)
Transfer Taxes	§7.08
      Section 1.02     Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation; ‘”

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any Section of any statute, rule or regulation include any successor to the section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II
THE MERGER
      Section 2.01     Merger. Subject to the terms and conditions of this Agreement, and in accordance with the DLLCA and the MGCL, at the Effective Time, REIT Merger Sub and the Company shall consummate the Merger pursuant to which (i) the Company shall be merged with and into REIT Merger Sub and the separate existence of the Company shall thereupon cease and (ii) REIT Merger Sub shall be the surviving entity in the Merger (the “Surviving Entity”). The Merger shall have the effects specified in Section 3-114 of the MGCL and Section 18-209(g) of the DLLCA.
      Section 2.02     Operating Agreement. The operating agreement of REIT Merger Sub, as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and as provided by Law (the “Surviving Entity Operating Agreement”).
      Section 2.03     Effective Time. At the Closing, REIT Merger Sub and the Company shall duly execute and file the Articles of Merger with the State Department of Assessments and Taxation of Maryland (“SDAT”) in accordance with the MGCL and shall duly execute and file with the Secretary of State of Delaware (the “DSOS”) a certificate of merger (the “Delaware Merger Certificate”) in accordance with the DLLCA and shall make all other filings or recordings required under the MGCL or the DLLCA to effect the Merger. The Merger shall become effective upon the later of (A) such time as the Maryland Articles of Merger have been accepted for record by the SDAT and (B) such time as the Delaware Merger Certificate has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in the Delaware Merger Certificate in accordance with the DLLCA and the Maryland Articles of Merger in accordance with the MGCL as the effective time of the Merger (the “Effective Time”).
      Section 2.04     Closing. The closing of the Merger (the ‘Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, CA, or at such other place as agreed to by the parties hereto.
      Section 2.05     Managers of the Surviving Entity. The managers of REIT Merger Sub, if any, immediately prior to the Effective Time, shall be the managers of the Surviving Entity.
      Section 2.06     Partnership Matters. The Surviving Entity shall be the general partner of the Operating Partnership following the Effective Time.
ARTICLE III
EFFECTS OF THE MERGER
      Section 3.01     Effects on Shares and Membership Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of Company Common Shares or holders of any membership interests in REIT Merger Sub:

(a) Each membership interest of REIT Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as one issued and outstanding membership interest of the Surviving Entity.

(b) Each Company Common Share and Company Series A Preferred Share that is owned by any Subsidiary or by REIT Merger Sub shall, immediately prior to the Effective Time, automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive (i) an amount in cash to be paid by Parent equal to $26.00, (the “Cash Amount”) plus (ii) an amount in cash to be paid by the Company equal to $0.275 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Company Common Shares have been declared and paid and the Closing Date (including the Closing Date) by (y) the total number of days in the fiscal quarter during which the Closing Date occurs, without interest (the “Company Payment”, and together with the Cash Amount, the “Company Common Share Merger Consideration”).

(d) Immediately prior to the Effective Time, each share (other than shares to be cancelled in accordance with Section 3.01(b)) of the Company’s 7 3/4% Series A Convertible Preferred Stock, par value $0.001 per share (the “Company Series A Preferred Shares”), issued and outstanding shall be redeemed in cash by the Company at the redemption price per share specified in the Articles Supplementary plus an amount in cash to be paid by the Company equal to $0.484375 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Company Series A Preferred Shares have been declared and paid and the Closing Date (including the Closing Date) by (y) the total number of days in the fiscal quarter during which the Closing Date occurs, without interest (the “Company Preferred Share Redemption Price”) in accordance with the Company Charter (the “Redemption”).

(e) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, REIT Merger Sub, the Company or the holders of options to purchase Company Common Shares (“Company Share Options”) under the 1996 Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”), that is outstanding, unexercised and unexpired, shall be accelerated in full so that each such Company Share Option is fully vested and exercisable. In addition, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, REIT Merger Sub, the Company or the holders of Company Share Options, each Company Share Option (taking into account the vesting acceleration provided above) outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive for each Company Common Share that would be received upon exercise of the Company Share Option as of immediately prior to Effective Time the positive result, if any, of (1) the Cash Amount minus (2) the exercise price required to be paid to acquire the corresponding Company Common Share (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Share Option (the “Option Merger Consideration”). If the exercise price per share of any such Company Share Option is equal to or greater than the Cash Amount, such Company Share Option shall be canceled without any cash payment being made in respect thereof.

(f) Immediately prior to the Effective Time, by virtue of the Merger and without any action on part of Parent, REIT Merger Sub, the Company or the holders of restricted share awards (“Restricted Shares”) granted pursuant to the Stock Incentive Plan automatically shall become fully vested and free of any forfeiture restriction immediately prior to the Effective Time, and all such Company Common Shares shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Company Common Share Merger Consideration.

(g) Immediately prior to the Effective Time, by virtue of the Merger and without any action on part of Parent, REIT Merger Sub, the Company or the holders of performance share units (“Company Performance Units”) granted pursuant to the Stock Incentive Plan (including any Company Performance Units previously and additionally credited after the grant date on account of dividend equivalents) automatically shall become fully vested and free of any forfeiture restriction immediately prior to the Effective Time, and shall be considered outstanding Company Common Shares for all purposes of this Agreement (other than the right to receive payments under Section 3.01(c)(ii)), including receipt of the Cash Amount.

(h) Prior to the Effective Time, the Company shall provide notice (subject to reasonable review by Parent) to each holder of Company Share Options, Restricted Shares and Company Performance Units describing the treatment of such equity awards in accordance with this Section 3.01.
      Section 3.02     Exchange of Certificates; Paying Agent.
      (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III of the Company Common Share Merger Consideration and the Option Merger Consideration (collectively, such cash and shares being referred to as the “Exchange Fund”). On or before the Effective Time, (i) Parent shall deposit with the Paying Agent the portion of the Company Common Share Merger Consideration payable by it pursuant to Section 3.01(c), the Option Merger Consideration, and (ii) the Company shall deposit with the Paying Agent the portion of the Company Common Share Merger Consideration payable by it pursuant to Section 3.01(c), for the benefit of the holders of Company Common Shares. The Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Company Common Share Merger Consideration and the Option Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Articles of Merger. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.
      (b) Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares or the Company Series A Preferred Shares. From and after the Effective Time, persons who held Company Common Shares or Company Series A Preferred Shares immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates of the Company presented to the Paying Agent, the Surviving Entity or the transfer agent for any reason shall be exchanged for the Company Common Share Merger Consideration, the Company Preferred Share Redemption Price, as applicable, with respect to the Company Common Shares or the Company Series A Preferred Shares formerly represented thereby.
      (c) Exchange Procedures for Certificates. Promptly after the Effective Time (but in any event within five (5) Business Days), the Surviving Entity shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held Company Common Shares that were exchanged for the right to receive the Company Common Share Merger Consideration pursuant to Section 3.01: (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the Company Common Share Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Share Merger Consideration payable in respect of the Company Common Shares previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration as contemplated by this Section 3.02. No interest shall be paid or accrue on the Company Common Share Merger Consideration.

      (d) No Further Ownership Rights in Company Common Shares, Company Series A Preferred Shares, Company Share Options or Share Transfers. As of the Effective Time, holders of Company Common Shares and Company Series A Preferred Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Share Merger Consideration or the Company Preferred Share Redemption Price, as applicable, provided under this Article III. The Company Common Share Merger Consideration or the Company Preferred Share Redemption Price paid upon the surrender for exchange of Certificates representing Company Common Shares or surrender for redemption of Certificates representing Company Series A Preferred Shares, respectively, in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares and Company Series A Preferred Shares exchanged or redeemed theretofore and represented by such Certificates. The Option Merger Consideration paid with respect to Company Share Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Share Options and on and after the Effective Time the holder of a Company Share Option shall have no further rights with respect to any Company Share Option, other than the right to receive the Option Merger Consideration as provided in Section 3.01(e).
      (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares or Company Share Options for twelve (12) months after the Effective Time shall be delivered to the Surviving Entity and any holders of shares of Company Common Shares or Company Share Options prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Entity for payment of the Company Common Share Merger Consideration or the Option Merger Consideration, as applicable.
      (f) No Liability. None of Parent, REIT Merger Sub, the Surviving Entity, the Company, the Operating Partnership or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any person in respect of the Company Common Share Merger Consideration or Option Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
      (g) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by the Surviving Entity, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration or the Option Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payment.
      (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Paying Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Share Merger Consideration payable in respect thereof pursuant to this Agreement.
      Section 3.03     Withholding Rights. The Surviving Entity or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Shares or Company Series A Preferred Shares or Company Share Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares, Company Series A Preferred Shares or Company Share Options in respect of which such deduction and withholding was made by the Surviving Entity or the Paying Agent, as applicable.

      Section 3.04     Partnership Distributions. Prior to the Closing Date, Operating Partnership shall declare a distribution with respect to each unit of limited partnership interest (the “Existing Units”) in an amount equal to the Company Payment, the record date for such distributions to be the close of business on the second business day prior to the Closing Date, the payment of which shall be contingent upon closing the Merger. Such distributions shall be paid on the Closing Date.
      Section 3.05     Termination of DRIP. The Company shall take all actions necessary to terminate its Dividend Reinvestment and Share Purchase Plan (the “DRIP”), effective prior to the Effective Time, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Entity or any other Parent Party as a result of such purchase or the exercise of such rights at or after the Effective Time.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
THE OPERATING PARTNERSHIP
      Except as set forth in the Disclosure Schedule, the Company and the Operating Partnership hereby represent and warrant to Parent and REIT Merger Sub as follows:
      Section 4.01     Organization and Qualification; Subsidiaries; Authority.
      (a) Each of the Company, the Operating Partnership and each Subsidiary of the Company has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company, the Operating Partnership and the Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company, the Operating Partnership and the Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.
      (b) A correct and complete list of all of the Subsidiaries, together with the jurisdiction of organization of each Subsidiary, the percentage of the outstanding equity of each Subsidiary owned by the Company and each other Subsidiary, and any trusts of which the Company or any Subsidiary is a beneficiary is set forth in Section 4.01(b) of the Disclosure Schedule. The Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, any other corporation, partnership, limited liability company, joint venture or other business association or entity and is not the beneficiary of any other trust or similar arrangement.
      (c) The Company has previously provided or made available to Parent true and complete copies of the Company Charter of the Company, as amended, and Bylaws of the Company, as amended, the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended, (the “OP Partnership Agreement”) in each case as in effect on this date of this Agreement, and none of the Company, the Operating Partnership and any Company Subsidiary is in violation of any provision of its respective organizational documents.
      Section 4.02     Organizational Documents. The Company Charter and the Company Bylaws, the Operating Partnership Agreement, the certificate of limited partnership of the Operating Partnership and the organizational documents of the Subsidiaries are in full force and effect. The Company is not in violation of the Company Charter or the Company Bylaws, the Operating Partnership is not in violation of the Operating Partnership Agreement or its certificate of limited partnership, and none of the Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or equivalent organizational documents, except, in each case, for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

      Section 4.03     Capitalization.
      (a) The authorized shares of stock of the Company consist of 187,500,000 Company Common Shares, of which, as of August 19, 2006, 32,257,066 were issued and outstanding, 12,000,000 shares of the Company Series A Preferred Shares, of which 3,740,277 were issued and outstanding as of August 19, 2006 and 500,000 shares of Series B Preferred Stock, none of which are outstanding as of August 19, 2006. As of August 19, 2006, 3,670,833 Company Common Shares remain reserved for issuance pursuant to the terms and conditions of the Stock Incentive Plan, including 2,093,556 Company Common Shares subject to issuance upon exercise of outstanding Company Share Options and 244,688 Company Common Shares subject to issuance in connection with Company Performance Units. As of August 19, 2006, an additional 2,998,488 Company Common Shares have been reserved for issuance upon the redemption of Existing Units under the Operating Partnership Agreement. As of the date of this Agreement, the Company had no Company Common Shares reserved for issuance or required to be reserved for issuance other than as described above. All such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of the MGCL, the Company Charter or the Company Bylaws.
      (b) Except for the Company Share Options and Company Performance Units, the outstanding Company Series A Preferred Shares, the outstanding partnership units owned by limited partners of the Operating Partnership other than the Company, or as set forth in Section 4.03(b) of the Disclosure Schedule, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Shares or any investment that is convertible into or exercisable or exchangeable for any such shares. Section 4.03(b) of the Disclosure Schedule sets forth a list of the Company Share Options, the number of shares subject to each Company Share Option, the per share exercise price or purchase price for each Company Share Option, in each case, as of the date of this Agreement.
      (c) There are no agreements or understandings to which the Company is a party with respect to the voting of any shares of common stock of the Company, nor does the Company have knowledge, as of the date of this Agreement, of any third party agreements or understandings with respect to the voting of any such shares.
      (d) The Company is the sole general partner of the Operating Partnership and, as of the date hereof, owns, directly or through a wholly-owned subsidiary, 91.49% all of the outstanding units of partnership interest of the Operating Partnership. There are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Operating Partnership to issue, repurchase, redeem, transfer or sell any partnership interests of the Operating Partnership. The partnership interests in the Operating Partnership that are owned by the Company are subject only to the restrictions on transfer set forth in the Operating Partnership Agreement, and those imposed by applicable securities laws.
      (e) Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act or to file a registration statement under the Securities Act in respect of any securities of the Company or any Company Subsidiary.
      Section 4.04     Subsidiaries. All issued and outstanding shares or other equity interests of each Company Subsidiary (other than the Operating Partnership and any other Company Subsidiary that is a partnership) are duly authorized, validly issued, fully paid and nonassessable. All issued and outstanding shares or other equity interests of each Company Subsidiary, owned directly or indirectly by the Company, are free and clear of all liens, pledges, security interests, claims, call rights, options, rights of first refusal, rights of first offer, preemptive rights, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges or other encumbrances, other than restrictions and encumbrances imposed under the Securities Act or other applicable law.

      Section 4.05     Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements.
      (a) The Company has all necessary corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the Merger or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, (i) the approval and adoption of this Agreement and the Merger by the holders of shares entitled to cast at least a majority of the votes entitled to be cast on the matter, and (ii) the filing with, and acceptance for record by, the SDAT of the Articles of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and REIT Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
      (b) The Operating Partnership has all necessary limited partnership power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Operating Partnership and the consummation by the Operating Partnership of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of the Operating Partnership are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Operating Partnership and, assuming the due authorization, execution and delivery by each of Parent and REIT Merger Sub, constitutes a legal, valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
      Section 4.06     No Conflict; Required Filings and Consents.
      (a) The execution and delivery by the Company, and the Operating Partnership of this Agreement do not, and the performance of their respective obligations hereunder and thereunder will not, (i) conflict with or violate (1) the Company Charter or the Company Bylaws, (2) the Operating Partnership Agreement or the certificate of limited partnership of the Operating Partnership, or (3) the certificate or articles of incorporation or bylaws or equivalent organizational documents of any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to the Company, the Operating Partnership or any Subsidiary or by which any property or asset of the Company, the Operating Partnership or any Subsidiary is bound, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company, the Operating Partnership or any Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.
      (b) The execution and delivery by the Company and the Operating Partnership of this Agreement does not, and the performance of their respective obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Merger to be sent to the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (D) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), and (E) the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.
      Section 4.07     Permits; Compliance with Laws.
      (a) Each of the Company, the Operating Partnership and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company, the Operating Partnership or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Permits”), and to the knowledge of the Company, all the Permits are valid and in full force and effect, except where the failure to obtain and maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any Permits is pending or, to the knowledge of the Company, threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
      (b) To the knowledge of the Company, none of the Company, the Operating Partnership nor any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company, the Operating Partnership or any other Subsidiary or by which any property or asset of the Company, the Operating Partnership or any other Subsidiary is bound, (ii) any Permit, or (iii) any Material Contract to which the Company, the Operating Partnership or any other Subsidiary is a party or by which the Company, the Operating Partnership or any other Subsidiary or any property or asset of the Company, the Operating Partnership or any other Subsidiary is bound, except in the case of clauses (i), (ii) and (iii) for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.
      Section 4.08     SEC Filings; Financial Statements; No Unknown Liabilities.
      (a) The Company has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since January 1, 2005 (the “SEC Reports”). The SEC Reports, each as amended prior to the date hereof, (i) complied in all material respects as to form with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except where the failure to comply with such requirements would not have a Company Material Adverse Effect, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
      (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries or the Operating Partnership and its consolidated subsidiaries, as the case may be, as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).
      (c) Neither the Company nor any of the Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared in accordance with GAAP except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of the Company and the consolidated Subsidiaries as at June 30, 2006, including the notes thereto (the “2006 Balance Sheet”), (ii) as incurred since June 30, 2006 in the ordinary course of business consistent with past practice, (iii) as incurred or to be incurred by the Company or any Subsidiary pursuant to, in connection with, or as a result of, the Merger and the other transactions contemplated by this Agreement, or (iv) as would not, or would not reasonably be expected to, have, individually or in the aggregate, a Company Material Adverse Effect.
      (d) The management of the Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the management of the Company, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud or allegation of fraud whether or not material, that involves management or other employees who have a significant role in the Company’s or any of the Company’s Subsidiaries’ internal controls over financial reporting.
      (e) The Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due.
      Section 4.09     Absence of Certain Changes or Events. Since June 30, 2006, prior to the date of this Agreement, there has not been any Company Material Adverse Effect.
      Section 4.10     Absence of Litigation. As of the date hereof, except for claims, Actions, proceedings or investigations arising in the ordinary course of operations of the Company and its Subsidiaries, consistent with past practice, involving (A) collection matters or (B) personal injury or other tort litigation which are covered by insurance (subject to customary deductibles) or for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company and its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
      Section 4.11     Employee Benefit Plans.
      (a) Section 4.11(a) of the Disclosure Schedule lists as of the date hereof, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company, any Subsidiary or ERISA Affiliate is a party, with respect to which the Company or any Subsidiary has any present or future obligation or which are maintained, contributed to or sponsored by the Company, any Subsidiary or ERISA Affiliate for the benefit of any employee, officer or director of the Company, any Subsidiary or ERISA Affiliate (each a “Company Employee”). All such plans, programs, arrangements and agreements (whether or not set forth in Schedule 4.11(a) of the Disclosure Schedule) are collectively referred to as “Plans.” For purposes hereof, an “ERISA Affiliate” includes any entity if it would have been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA. The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plans, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”), if any, (iii) the most recently received IRS determination or opinion letter, if any, relating to a Plan, and (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan; (v) the most recent summary plan description for such Plans (or other descriptions of such Plans provided to employees); and (vi) all material correspondence with the Department of Labor and the Internal Revenue Service.
      (b) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), except for such non compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, have a Company Material Adverse Effect.
      (c) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion letter issued by the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust that would, individually or in the aggregate, have a Company Material Adverse Effect.
      (d) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operating since January 1, 2005 in good faith compliance with Section 409A of the Code. IRS Notice 2005-1 and Proposed Regulation Sections 1.409A-1 through 1.409A-6, inclusive. No Company Share Option granted under a Plan has (i) an exercise price that is less than the fair market value of the Company Common Shares as of the date such Company Share Option was granted or (ii) any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of such Company Share Option.
      (e) Neither the Company, any Subsidiary nor any ERISA Affiliate maintains or contributes to, and has not within the preceding six years maintained or contributed to, or had during such period the obligation to maintain or contribute to, nor does the Company, any Subsidiary or any ERISA Affiliate have any unsatisfied obligation with respect to, any Plan subject to (i) Section 412 of the Code, (ii) Title IV of ERISA or (iii) any “multiple employer plan” within the meaning of the Code or ERISA.
      (f) Full payment has been made, or otherwise properly accrued on the books and records of the Company, the Subsidiaries and any ERISA Affiliate, of all amounts that the Company, the Subsidiaries and any ERISA Affiliate are required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company, the Subsidiaries and any ERISA Affiliate through the Closing Date.
      (g) Neither the Company, any Subsidiary, an ERISA Affiliate or to the knowledge of the Company any person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, any Plan nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions, individually or in the aggregate, in connection with any Plan that is reasonably expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.
      (h) No Plan provides for medical, life insurance or other welfare plan benefits (other than under Section 4980B of the Code or state health continuation laws) to any Company Employee beyond retirement or other termination of service and all such plans have effectively reserved the right to amend or terminate such plans without participant consent.
      (i) Neither the Company, any ERISA Affiliate nor any of the Subsidiaries is a party to any contract, or has communicated any intention to any Company Employee, to create any additional Plan or to modify any existing Plan, except as required by applicable Law.

      (j) To the knowledge of the Company, no event has occurred and no condition exists with respect to any Plan that would subject the Company, ERISA Affiliate or any Subsidiary to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.
      (k) To the knowledge of the Company, each individual who renders services to the Company, ERISA Affiliate or any Subsidiary who is classified by the Company, ERISA Affiliate or any Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under the Plans) is properly so characterized.
      (l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any Company Employee, (ii) increase any benefits otherwise payable under, or result in any other material obligation pursuant to, any Plan, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, (iv) result in a material non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or (v) result in the payment to, or the acceleration of any payment to, any Company Employee of any severance, termination, change of control or similar payments or benefits, whether or not such payments would constitute parachute payments within the meaning of Section 280G of the Code. Neither the Company nor any Subsidiary has any obligation to pay or otherwise reimburse any Person for any tax imposed under Section 4999 of the Code.
      Section 4.12     Labor Matters.
      (a) (i) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary; (ii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Subsidiary under such agreement or contract; and (iii) there is not currently, nor has there been since January 1, 2005, any strike, slowdown, work stoppage, lockout, material grievance or arbitration or organizing activities by or with respect to any employees of the Company or any Subsidiary. The Company and each Subsidiary is in compliance with all applicable Laws and collective bargaining agreements with respect to employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.
      (b) There are no material proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of the Subsidiaries in connection with the employment relationship.
      Section 4.13     Information Supplied. The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement or any other document to be filed with the SEC in connection herewith (the “Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company or the Operating Partnership with respect to statements made or incorporated by reference therein based on information supplied by Parent or REIT Merger Sub in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Proxy Statement and the Other Filings that are required to be filed by the Company in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

      Section 4.14     Property and Leases.
      (a) Section 4.14(a) of the Disclosure Schedule sets forth a correct and complete list and address of all real property interests owned or held by the Company and the Subsidiaries as of the date of this Agreement, including fee interests, ground leasehold interests and mortgage loans held as lender (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”). As of the date hereof, each of the Company Properties is owned or leased by the Operating Partnership or other Subsidiaries of the Company, as indicated in Section 4.14(a) of the Disclosure Schedule. As of the date hereof, the Operating Partnership or other Subsidiaries of the Company own or, if so indicated in Section 4.14(a) of the Disclosure Schedule, lease each of the Company Properties, in each case, free and clear of any Liens, title defects, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Authority which are customary and typical for similar properties, (iii) Property Restrictions which do not materially adversely affect the current use of such property and (iv) Property Restrictions disclosed on existing title reports or existing surveys or which would be shown on current title reports or current surveys and (v) mechanics’, carriers’, workmen’s, repairmen’s liens and other encumbrances (“Encumbrances”), except in the case of clauses (i) through (v) above as would not have or would reasonably be expected not to have, individually or in the aggregate, a Company Material Adverse Effect.
      (b) The Company has no knowledge (i) of written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to have in full force and effect that would not have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would have a Company Material Adverse Effect; or (ii) of written notice of any uncured violation of any Laws affecting any of the Company Properties or operations which would reasonably be expected to have a Company Material Adverse Effect.
      (c) Section 4.14(c) of the Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $1,000,000 or more. The Company and each of its Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens and other matters that do not interfere materially with the current use of such property.
      (d) Policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Operating Partnership’s or the other applicable Subsidiary’s (or the applicable predecessor’s or acquiror’s) title to or leasehold interest in the Company Properties, subject to the matters disclosed on the Company Title Insurance Policies and Permitted Liens. A copy of each Company Title Insurance Policy, which is correct and complete in all material respects as of the date of such Company Title Insurance Policy, has been previously made available to Parent.
      (e) To the Company’s knowledge, as of the date hereof, neither the Company nor any of the Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending with respect to any of the Company Properties that would, individually or in the aggregate, have a Company Material Adverse Effect.
      (f) The rent rolls for the Company Properties dated as of July 20, 2006 which have previously been made available to Parent, list each lease or other right of occupancy that were in effect as of July 19, 2006 and to which the Operating Partnership or other Subsidiaries are parties as landlords with respect to each of the applicable Company Properties (except for discrepancies or omissions that would not, individually or in the aggregate, have a Company Material Adverse Effect) (such leases, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the “Company Leases”). The Company has made available to Parent copies of all Company Leases that relate to in excess of 25,000 square feet of net rentable area (the “Material Company Leases”), in effect as of the date hereof, which copies are correct and complete in all material respects as of the respective dates of such leases. Neither the Operating Partnership nor any other Subsidiary has received written notice that it is in default under any Material Company Lease, except for violations or defaults that have been cured or are disclosed in the rent rolls or that would not, individually or in the aggregate, have a Company Material Adverse Effect. No tenant under a Material Company Lease is in monetary or, to the knowledge of the Company, material non-monetary default under such Material Company Lease.
      (g) Section 4.14(g) of the Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which the partnership or any other Subsidiary is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, each Ground Lease is in full force and effect and neither the Operating Partnership nor any other Subsidiary has received a written notice that it is in default under any Ground Lease which remains uncured. The Company has made available to Parent copies of each Ground Lease and all amendments thereto, which copies are correct and complete in all material respects.
      (h) Except contemplated by, or provided in, the Company Leases, as of the date hereof, neither the Operating Partnership nor any other Subsidiary has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any party other than the Company or any Subsidiary (a “Third Party”) to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property of any portion thereof.
      (i) To the knowledge of the Company, the Company has provided or made available to Parent all agreements pursuant to which the Company or any Subsidiary manages any real property for any Third Party, which agreements were correct and complete in all material respects.
      (j) Neither the Company nor any of its Subsidiaries has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Third Party or any employee, consultant, Affiliate or other person (the “Participation Party”) that provides for a right of such Participation Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”).
      (k) Neither the Company nor any Company Subsidiary is a foreign person within the meaning of Section 1445(f)(3) of the Code.
      Section 4.15     Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) to the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any Third Party and (b) with respect to Intellectual Property owned by or licensed to the Company or any Subsidiary that is material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, as currently conducted or as currently contemplated to be conducted (“Company Intellectual Property”), the Company or such Subsidiary has the right to use such Intellectual Property in the continued operation of its business as currently conducted.
      Section 4.16     Taxes.
      (a) Each of the Company and its Subsidiaries (i) has timely filed (or had filed on their behalf) all material Tax Returns, as defined below, required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) or will timely pay all material Taxes shown as due on such Tax Returns), other than such payments as are being contested in good faith by appropriate proceedings, and such Tax Returns are true, correct and complete in all material respects. The most recent financial statements contained in the SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Copies of all federal Tax Returns for the Company, the Operating Partnership and Glenborough Development Inc. with respect to the taxable years commencing on or after January 2002 have been made available to representatives of Parent. Neither the Company nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of its Subsidiaries. As used here, the term “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.
      (b) The Company, (i) for all taxable years commencing with the Company’s taxable year ended December 31, 1998 through December 31, 2005, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to quality as a REIT for such years, (ii) has operated since December 31, 2005 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that will end with the Merger (and if the Merger is not consummated prior to January 1, 2007, for the taxable year that will end on December 31, 2006). No challenge to the Company’s status as a REIT is pending or has been threatened in writing. No Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.
      (c) Each Subsidiary that is a partnership, joint venture, or limited liability company has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.
      (d) Section 4.16(d) of the Disclosure Schedule lists each asset the disposition of which would be subject to rules similar to Section 1374 of the Code and the amount of built-in gain (within the meaning of Section 1347(d) of the Code) on each such asset.
      (e) Since January 1, 2002, neither the Company nor any Subsidiary has recognized taxable gain or loss from the disposition of any property transferred or received in an exchange that was reported as a “like kind exchange” under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and that was timely reported on the Tax Returns of the Company, and since January 1, 2005 through the date hereof, neither the Company nor any Subsidiary has recognized taxable gain or loss from the disposition of any property transferred or received in an exchange that was reported as a “like kind exchange” under Section 1031 of the Code, except as is listed on Section 4.16(e) of the Disclosure Schedule.
      (f) Since January 1, 2002, the Company has not incurred any liability for material excise taxes under sections 857(b), 860(c) or 4981 of the Code which have not been previously paid. Neither the Company nor any Subsidiary (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.
      (g) All material deficiencies asserted or assessments made with respect to the Company or any Subsidiary as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any Subsidiary have been fully paid or are being contested in good faith and are disclosed on Section 4.16(g) of the Disclosure Schedule, and, to the knowledge of the Company, there are no other audits, examinations or other proceedings relating to any Taxes of the Company or any Subsidiary by any taxing authority in progress. Neither the Company nor any Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes. Neither the Company nor any Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations or litigation set forth in the SEC Reports).
      (h) The Company and its Subsidiaries have complied, in all material respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
      (i) To the knowledge of the Company, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.
      (j) Neither the Company nor any other Person on behalf of the Company or any Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.
      (k) Neither the Company nor any Subsidiary is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between the Company and any Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.
      (l) Neither the Company nor any Subsidiary has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.
      (m) Neither the Company nor any Subsidiary has any liability for the Taxes of another person other than the Company and the Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.
      (n) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary.
      (o) Section 4.16(o) of the Disclosure Schedule lists each of the Tax Protection Agreements currently in force and, to the knowledge of the Company, there has been no breach of any such Tax Protection Agreement.
      As used herein, “Tax Protection Agreements” shall mean any written or oral agreement to which the Company or any Subsidiary is a party pursuant to which: (a) any liability to holders of Existing Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of Existing Units, the Company or the Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner.
      (p) Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.
      (q) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).
      (r) Neither the Company nor any Company Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) or Section 280G of the Code.

      (s) As of the date hereof, the Company does not have any earnings and profits attributable to any non-REIT year of the Company or any other corporation within the meaning of Section 857 of the Code and the Treasury Regulations thereunder.
      (t) The Company expects that the Company’s dividends paid deduction for the taxable year ending on the Closing Date will equal or exceed the sum of (i) the amount determined under Code Section 857(a)(1), but computed with the modifications described in the next sentence, and (ii) the Company’s net capital gain for such taxable year. The amount described under clause (i) shall be computed by substituting “100%” for “90%” in each place it appears in Code Section 857(a)(1).
      Section 4.17     Environmental Matters. Except as set forth in the environmental reports previously provided to the Parent Parties, or as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) to the knowledge of the Company, the Company and the Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated (“Environmental Permits”) and (iii) are in compliance with their respective Environmental Permits;

(b) neither the Company nor any Subsidiary has released, stored or transported, and to the knowledge of the Company, no other person has released, stored or transported, Hazardous Substances on or from any real property owned, leased or operated by the Company or the Subsidiaries;

(c) neither the Company nor any Subsidiary has received any written notice alleging that the Company or any Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law relating to any currently owned property or any previously owned property that has not been resolved without further material liability to the Company, and to the knowledge of the Company, there is no basis for any such notice or claim; and

(d) neither the Company nor any Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) has assumed, by contract or operation of law, any liability under any Environmental Law or relating to any Hazardous Substances, is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(e) Notwithstanding any other provision of this Agreement, this Section 4.17 sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.
      Section 4.18     Material Contracts.
      Except as filed as exhibits to the SEC Reports filed prior to the date of this Agreement, none of the Company or any Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) calls for aggregate payments by the Company or any Subsidiaries under such contract of more than $5,000,000 over the remaining term of such contract;

(iii) calls for annual aggregate payments by the Company or any Subsidiaries under such contract of more than $1,000,000 over the remaining term of such contract;

(iv) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Subsidiary, or that restricts the conduct of any line of business by the Company or any Subsidiary or any geographic area in which the Company or any Subsidiary may conduct business, in each case in respect material to the business of the Company and the Subsidiaries, taken as a whole;

(v) creates any material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any Third Party;

(vi) provides for the purchase, sale or exchange of, or option to purchase, sell or exchange any Company Property or any asset that if purchased by the Company or any Subsidiary would be a Company Property;

(vii) is a contract or agreement pursuant to which the Company or any Subsidiary agrees to indemnify or hold harmless any director or executive officer of the Company or any Subsidiary (other than the organizational documents for the Company or the Subsidiaries);

(viii) is a loan agreement, guaranty, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to the Company or any Subsidiary or any guaranty thereof in excess of $5,000,000; or

(ix) is an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any Subsidiary is a party.
      Each contract of the type described in this Section 4.18, whether or not set forth in Section 4.18 of the Disclosure Schedule, is referred to herein as a “Material Contract.” Notwithstanding anything above, “Material Contract” shall not include any contract that (1) is terminable upon a 30-days notice without penalty or premium, (2) will be fully performed or satisfied at or prior to Closing, or (3) is a Company Lease.
      Section 4.19     Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.
      Section 4.20     Opinion of Financial Advisor. The Company has received an opinion of Goldman, Sachs & Co. to the effect that the Merger Consideration to be received by the holders of Company Common Shares is fair to the holders of Company Common Shares from a financial point of view. A copy of such opinion shall be delivered to Parent promptly after the date hereof.
      Section 4.21     Insurance. Section 4.21 of the Disclosure Schedule sets forth as of the date hereof, a correct and complete list of the insurance policies, other than the Company Title Insurance Policies, held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received as of the date hereof, any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 4.21 of the Disclosure Schedule that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not have, individually or in the aggregate, a Company Material Adverse Effect.
      Section 4.22     Board Approval. The Company Board, by resolutions duly adopted at meetings duly called and held, have duly (a) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared that the Merger is advisable, and (c) recommended that the stockholders of the Company approve this Agreement and the Merger and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (collectively, the “Company Board Recommendation”).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND REIT MERGER SUB
      Parent and REIT Merger Sub, hereby jointly and severally represent and warrant to the Company as follows:
      Section 5.01     Corporate Organization.
      (a) Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced. Parent is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted.
      (b) REIT Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation and the operating agreement of REIT Merger Sub are in effect and no dissolution, revocation or forfeiture proceedings regarding REIT Merger Sub have been commenced. REIT Merger Sub is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. REIT Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding membership interests of REIT Merger Sub are owned of record and beneficially by Parent.
      Section 5.02     No Prior Activities. REIT Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby. REIT Merger Sub has no subsidiaries.
      Section 5.03     Corporate Organization.
      (a) Each of Parent and REIT Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. No other proceedings on the part of Parent, REIT Merger Sub, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and REIT Merger Sub, assuming due authorization, execution and delivery hereof by each of the Company and the Operating Partnership, each constitutes a legal, valid and binding obligation of each of Parent and REIT Merger Sub, enforceable against each of Parent and REIT Merger Sub, in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
      (b) Parent has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger, and taken all corporate actions required to be taken by Parent for the consummation of the Merger.
      (c) The sole member of REIT Merger Sub has duly and validly authorized the execution and delivery of this Agreement in its capacity as the sole member of REIT Merger Sub, has approved the consummation of the Merger, and all corporate or similar actions required to be taken by the sole member of REIT Merger Sub and any other Person for the consummation of the Merger has been taken.
      Section 5.04     No Conflict; Required Filings and Consents.
      (a) The execution and delivery of this Agreement by Parent and REIT Merger Sub do not, and the performance of Parent and REIT Merger Sub’s obligations hereunder will not, (i) conflict with or violate the certificate of formation of Parent, or the certificate of formation of REIT Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent or REIT Merger Sub, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger or otherwise prevent it from performing its obligations under this Agreement.
      (b) The execution and delivery of this Agreement by Parent or REIT Merger Sub do not, and the performance of Parent or REIT Merger Sub’s obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (B) the pre-merger notification requirements of the HSR Act, and (C) the filing with the SEC of the Proxy Statement, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent from performing its obligations under this Agreement.
      Section 5.05     Information Supplied. None of the information supplied by Parent or REIT Merger Sub or any affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or Merger Sub will comply as to form in all material respects with the requirements of the Exchange Act.
      Section 5.06     Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries before any Governmental Authority that would or seeks a result that could have a Parent Material Adverse Effect. As of the date of this Agreement, none of REIT Merger Sub or Parent, or any of their affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks a result that could have a Parent Material Adverse Effect.
      Section 5.07     Financing. Parent has binding commitments (the “Commitments”), correct and complete copies of which have been furnished to the Company (the “Commitment Letters”), from (a) MS Real Estate Funding, L.P. agreeing to provide up to $325,000,000 in funds and (b) German American Capital Corporation to enable it to borrow up to $1,250,000,000 in funds (collectively, the “Financing”). On the Closing Date, Parent will have available to it sufficient funds to permit Parent and REIT Merger Sub to pay the Merger Consideration and to consummate all the transactions contemplated by this Agreement, including the payment of all related expenses. As of the date hereof, each of the Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto and is in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or REIT Merger Sub under any term or condition of any of the Commitments. As of the date hereof, neither Parent nor REIT Merger Sub has (x) any reason to believe that Parent or REIT Merger Sub will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any of the Commitments or (y) any knowledge of any facts or circumstances that are reasonably likely to result in the funding contemplated by the Commitments not being made available to Parent on a timely basis in order to consummate the Merger and the other transactions contemplated by this Agreement. Parent or REIT Merger Sub have fully paid any and all commitment fees or other fees required by the Commitments to be paid on or before the date of this Agreement.
      Section 5.08     Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee in the forms attached as Exhibit A to this Agreement.
      Section 5.09     No Ownership of Company Capital Stock. Neither Parent nor any of its subsidiaries, including REIT Merger Sub, own any Company Common Shares or other securities of the Company or any of its Subsidiaries.
      Section 5.10     Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent and REIT Merger Sub, or any affiliate of Parent, on the one hand, and any member of the management of the Company or any person that owns 5% or more of the Shares or of the outstanding capital stock of the Company, on the other hand.
      Section 5.11     Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, REIT Merger Sub or any of their Subsidiaries.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
      Section 6.01     Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as required by this Agreement or as contemplated on Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, the businesses of the Company and the Subsidiaries shall be conducted in, and the Company and the Subsidiaries shall not take any action except, in the ordinary course of business consistent with past practice; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers and key employees of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with lessees and other persons with which the Company or any Subsidiary has significant business relations. Except as required by this Agreement, actions taken at the request of the Parent, any actions taken consistent with Section 7.12 and Section 7.13 hereof or as set forth on Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld; provided, however, that consent of Parent shall be deemed to have been given if Parent does not object in writing within five (5) Business Days from the date on which request for such consent is provided by the Company to Parent; provided, however, in the case of Section 6.01(j), such consent shall be deemed to have been given if Parent does not object in writing within two (2) Business Days from the date on which request for such consent is provided by the Company to Parent:

(a) amend or otherwise change the Company Charter, Company Bylaws, Operating Partnership Agreement or certificate of limited partnership of the Operating Partnership or governing document of any other Subsidiary;

(b) (i) authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any of its Subsidiaries, other than the (A) issuance of Company Common Shares upon exercise of Company Share Options or vesting of Company Performance Units outstanding on the date of this Agreement or granted upon consent of Parent as contemplated by this Section 6.01 and (B) issuance of Company Common Shares in exchange for Existing Units pursuant to the limited partnership agreements of the Operating Partnership; or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Share Options, the vesting of Company Performance Units, the lapse of restrictions on Restricted Shares, the redemption of Existing Units pursuant to the limited partnership agreement of the Operating Partnership or the redemption of the Series A Preferred Shares as contemplated by this Agreement;

(c) (i) reclassify, combine, split, or subdivide any of its capital stock or any partnership interests of the Operating Partnership or other equity securities of any Company Subsidiary or (ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or any partnership interests of the Operating Partnership or other equity securities of any Company Subsidiary, except for (A) dividends by any direct or indirect Subsidiary of the Company or any other Subsidiary, (B) regular quarterly dividends on Company Common Shares declared and paid in cash at times consistent with past practice at a rate not in excess of $0.275 per Company Common Share, (C) corresponding regular quarterly distributions on Existing Units declared and paid to holders of Existing Units at a rate not in excess of $0.275 per Existing Unit, and (D) dividends on the Company Series A Preferred Shares declared and paid in accordance with the terms thereof. Notwithstanding the foregoing, the Company shall be permitted to make distributions reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise Tax under Section 4981 of the Code;

(d) acquire, or enter into any option, commitment or agreement to acquire, any real property, other than acquisitions of, or options, commitments or agreements to acquire, real properties identified in Section 6.01(d) of the Disclosure Schedule;

(e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Subsidiary) for borrowed money, except for (i) indebtedness for borrowed money incurred in the ordinary course of business, which in the aggregate will not exceed $1,500,000 (which shall be deemed to include, without limitation, draws under the Company’s revolving credit facilities or other similar lines of credit in the ordinary course of business and refinancings of mortgage indebtedness secured by one or more Company Properties as such loans become due and payable in accordance with their terms); (ii) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $5,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole or (iii) indebtedness in connection with the acquisition of real properties as approved by Parent pursuant to Section 6.01 or as contemplated by Section 6.01(d) of the Disclosure Schedule; provided, however, that Parent’s consent will be required for any fixed rate indebtedness;

(f) modify or amend any Material Contract other than in the ordinary course of business or, except as otherwise permitted by Parent pursuant to this Section 6.01(f), enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.18 of the Disclosure Schedule as a Material Contract;

(g) except in the ordinary course of business consistent with past practice or in accordance with the Company’s 2006 cash bonus plan, or as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement and disclosed in Section 6.01(g) of the Disclosure Schedule, (i) increase the compensation payable to its directors, officers or employees, except for increases in the ordinary course of business in salaries, wages, bonuses, incentives or benefits of non-officer employees of the Company or any Subsidiary, or (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(h) pre-pay any long-term debt, except in the ordinary course of business at maturity (which shall be deemed to include, without limitation, pre-payments or repayments of revolving credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or repayments of mortgage indebtedness secured by one or more Company Properties in accordance with their terms, as such loans become due and payable) in an amount not to exceed $5,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(i) except as required by the SEC or as recommended by the Company’s independent auditors or changes in GAAP which become effective after the date of this Agreement, take any material action, other than in the ordinary course of business, with respect to accounting policies or procedures;

(j) (i) except in connection with a right being exercised by a tenant under an existing Company Lease, enter into any new lease (including renewals) for in excess of 11,000 square feet of net rentable area at a Company Property, (ii) other in the ordinary course of business, and except in connection with a right being exercised by a tenant under an existing Company Lease, terminate or materially modify or amend any Company Lease that relates to in excess of 11,000 square feet of net rentable area, or (iii) terminate or materially modify or amend any Ground Lease;

(k) authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) relating to the Company Properties other than (i) Capital Expenditures to be made in connection with Company Leases that the Company is permitted to enter into pursuant to Section 6.01(j) or as otherwise approved by Parent, (ii) Capital Expenditures identified in the Company’s 2006 Operating and Capital Budget as provided to Parent (the “2006 Budget”), (iii) Capital Expenditures in the aggregate not exceeding $1,000,000, and (iv) Capital Expenditures in the ordinary course of business to maintain the physical and structural integrity of the Company Properties and as reasonably determined by the Company to be necessary to keep the Company Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Company Properties as is necessary in the event of an emergency situation;

(l) waive, release, assign, settle or compromise any pending or threatened material litigation other than settlements of, or compromises for, any litigation where the amounts paid or to be paid are fully covered by insurance coverage maintained by the Company, provided that any such waiver, release, assignment, settlement or compromise includes a full release of the Company with respect to the matters covered by the subject litigation; provided further that no pending or threatened claim brought by or on behalf of the Company’s stockholders or the Operating Partnership’s limited partners may be settled without the prior written consent of Parent;

(m) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability, unless such election or rescission is required by law or necessary (i) to preserve the status of the Company as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be (provided that in such events the Company shall notify Parent of such election and shall not fail to make such election in a timely manner); or

(n) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from (i) conducting activities contemplated in the pro forma financial statements previously provided to Parent and (ii) taking, and the Company hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the Company Board, upon advice of counsel, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.
      Section 6.02     Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of this Agreement and the Effective Time, Parent shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that could be expected to prevent or delay consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment, to take any such action.
      Section 6.03     Pre-Closing Actions by the Company. The Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause each of the Company Subsidiaries to, take any such actions as are reasonably requested by Parent in connection with structuring the transactions contemplated by this Agreement, including, without limitation, (a) creating one or more legal entities in the form requested by Parent, (b) converting the legal form or tax classification of one or more Subsidiaries, and (c) transferring ownership of one or more properties or entities among the Company and/or any of the Company Subsidiaries or Affiliates (including any Subsidiaries formed pursuant to this Section 6.03); provided, such actions may be conditioned on the occurrence of the Effective Time; provided, however, that (i) neither the Company nor any Subsidiary shall be required to take any action in contravention of any Organizational Document or other Material Contract relating to any applicable Subsidiary or that would require the approval or consent of security holders (other than the Company or any Subsidiary) pursuant to any Organizational Document, (ii) any such actions or transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 8.01 and 8.02 have been satisfied (or, with respect to Section 8.02, waived) and that the Buyer Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b) and (c) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Parent Parties under this Agreement, including payment of the Merger Consideration in accordance with Article III, (iv) neither the Company nor any Subsidiary shall be required to take any such action that could adversely affect the classification of the Company as a REIT within the meaning of Section 856 of the Code and (v) neither the Company nor any Subsidiary shall be required to take any such action that could result in any United States federal, state or local income Tax being imposed on the limited partners of the Operating Partnership. Parent shall upon request by the Company advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 6.03 (including reasonable fees and expenses of its Representatives). The Parent Parties shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 6.03 or required by Parent pursuant to this Section 6.03. In connection with the continued operation of the Company and the Company Subsidiaries, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect. The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultations. Notwithstanding the foregoing, nothing in this Section 6.03 shall require the Company to take any action at any time that in the reasonable judgment of the Company Board, upon advice of counsel, may prevent the Company from maintaining its qualification as a REIT under the Code.
ARTICLE VII
ADDITIONAL AGREEMENTS
      Section 7.01     Proxy Statement; Other Filings. As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable efforts, after consultation to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable, following clearance by the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent, REIT Merger Sub or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will consider in good faith including in such documents or responses all comments reasonably proposed by Parent, and to the extent practicable and appropriate, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company or any of its representatives, and the SEC concerning the Proxy Statement.
      Section 7.02     Company Stockholders’ Meeting. The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments or postponements thereby, the “Company Stockholders’ Meeting”), as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of voting upon the approval of this Agreement and the Merger (the “Company Stockholder Approval”). Except as may be permitted by Section 7.04(c), the Company Board shall recommend to holders of the Company Common Shares that they adopt this Agreement and approve the Merger and shall include such recommendations in the Proxy Statement. Subject to Section 7.04(d), the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger and will take all other reasonable action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Law to obtain such approvals. Except to the extent required by Law, the Company shall not (i) change the date specified in the Proxy Statement for the Company

Stockholders’ Meeting or (ii) postpone or delay the Company Stockholders’ Meeting, except (x) to the extent the Company reasonably believes it is necessary to ensure that any amendment or supplement to the Proxy Statement required by applicable Law is provided to the stockholders of the Company sufficiently in advance of the Company Stockholders’ Meeting or (y) if the Company reasonably believes that there are an insufficient number of Company Common Shares represented in person or by proxy at the Company Stockholders’ Meeting to constitute a quorum or to approve this Agreement, the Merger and the transactions contemplated hereby, in which case the Company may, and, at Parent’s reasonable request, shall, adjourn the Company Stockholders’ Meeting and use its commercially reasonable efforts as provided for in this Section 7.02 to obtain a quorum and the requisite vote to approve this Agreement, the Merger and the transactions contemplated hereby as promptly as practicable. Approval of this Agreement, the Merger and the other transactions contemplated hereby are the only matters (other than adjournment as contemplated by the preceding sentence) which the Company will propose to be acted on by the stockholders of at the Company Stockholders’ Meeting.
      Section 7.03     Access to Information; Confidentiality.
      (a) Subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford Parent, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the Company’s employees, agents, or representatives (other than the Company’s executive officers, investment bankers or counsel), unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensees or franchisees of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld or (iii) damage any property or any portion thereof. Notwithstanding anything to the contrary in the foregoing, subject to the rights of any landlord/sublandlord or tenant/subtenant of any Company Property, so long as they do not unreasonably disrupt the operations of the Company or any of the Company Subsidiaries, Parent and its representatives (including its financing sources) shall have the right, at Parent’s expense, to conduct (i) Phase I environmental assessments of each of the Company Properties and (ii) with prior written consent of the Company (which such consent will not be unreasonably withheld or delayed), Phase II environmental assessments. Parent shall schedule and coordinate all inspections and communications with any of the landlords/sublandlords or tenants/subtenants of the Company or the Company Subsidiaries and shall give the Company prior written notice thereof as soon as practicable but in no event less than three (3) Business Days prior to commencing such assessments (unless otherwise agreed). Parent shall indemnify and hold the Company harmless from and against any and all losses or damages incurred by the Company as a direct result of the Parent’s or the Parent representatives’ inspection, procedure or investigation of the Company Properties, provided, however that the Parent’s indemnification obligations hereunder shall not include any obligation whatsoever with respect to any such losses or damages (including claims that any Company Property has declined in value) arising out of, resulting from or incurred in connection with the discovery of any existing condition at a Company Property not caused by Parent or Parent’s representatives in the course of it’s or their inspection, procedure or investigation. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement (provided that the Company and the Subsidiaries shall use commercially reasonable efforts to obtain consent from the applicable Third Party or enter into a customary joint defense agreement to enable the disclosure of such information).

      (b) All information obtained by Parent pursuant to this Section 7.03 and pursuant to the confidentiality agreement, dated July 28, 2006 (the “Confidentiality Agreement”), between affiliates of Parent and the Company, shall be kept confidential in accordance with the Confidentiality Agreement.
      (c) No investigation pursuant to this Section 7.03 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
      Section 7.04     No Solicitation of Transactions.
      (a) None of the Company and its Subsidiaries shall, nor shall they authorize or permit any officer, director, employee, or agent or any investment banker, financial advisor, attorney, accountant or other representative (collectively, the “Representatives”) to, directly or indirectly, (i) solicit, or initiate or knowingly encourage or knowingly facilitate any inquiries or offers with respect to, or that reasonably may be expected to lead to the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any person any non-public information with respect to, or otherwise cooperate with respect to, any Acquisition Proposal. Without limiting the foregoing, the Company shall be responsible for any failure on the part of its Representatives to comply with this Section 7.04; provided, however, that notwithstanding the foregoing, Parent, REIT Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 7.04 by any employee of the Company (other than a director or officer of the Company) shall be deemed to be a breach of this Section 7.04 by the Company only if and to the extent that the Company shall have knowingly approved or authorized, or consented or acquiesced to, the action constituting such violation or failed to use its reasonable best efforts to prevent such action from occurring or continuing. Notwithstanding anything to the contrary in this Section 7.04, nothing contained in this Agreement shall prohibit the Company from, at any time prior to receipt of the Company Stockholder Approval, furnishing any information to, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited bona fide Acquisition Proposal in writing that did not otherwise result from a breach of this Section 7.04, if (i) the Company Board determines in good faith after consulting with its legal counsel and financial advisors that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (ii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person, the Company notifies Parent that it is furnishing information to, or entering into discussions or negotiations with, such person, and (iii) prior to furnishing such non-public information to such person, the Company (A) provides Parent with the information to be provided to such person which Parent has not previously been provided, and (B) receives from such person an executed confidentiality and standstill agreement no less favorable to the Company than the Confidentiality Agreement. The Company will not release any Person from any standstill agreement or similar obligation to the Company or any Subsidiary other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement or otherwise.
      (b) The Company shall provide prompt (but in no event more than twenty-four (24) hours following receipt thereof) oral and written notice to Parent of (i) the receipt of any Acquisition Proposal, or any material modification or amendment to any Acquisition Proposal, by the Company, any Company Subsidiary or any Company Representative, (ii) a copy of any documents or agreements provided in contemplation of such Acquisition Proposal (including any amendments, supplements or modifications thereto), (iii) the identity of such Person or entity making any such Acquisition Proposal and (iv) the Company’s intention, if any, to furnish information to, or enter into discussions or negotiations with, such Person or entity. The Company shall keep Parent reasonably informed in all material respects of the status and details (including any change to the material terms and conditions) of any such Acquisition Proposal. The Company shall not, and shall cause each of the Company Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.
      (c) Except as set forth in this Section 7.04(c), the Company Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.04(a)). Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, (x) if the Company Board determines in good faith that the failure to do so would be inconsistent with its duties under applicable Law; then the Company Board may, withdraw, or modify or change in a manner adverse to Parent, the Company Board Recommendation (“Change in Recommendation”) and (y) in the case of any Change in Recommendation being made in response to an unsolicited bona fide written Acquisition Proposal (which did not otherwise result from a breach of Section 7.04) that the Company Board has determined in good faith, after consultation with its independent financial advisor, is a Superior Proposal, the Company Board may approve and recommend such Superior Proposal concurrently with terminating this Agreement pursuant to Section 9.01(h); provided, however, that such actions described in clause (y) may only be taken at a time that is after (I) 5:00 p.m., Pacific time, on the third (3rd) Business Day following Parent’s receipt of written notice from the Company that the Company Board is prepared to take such action, and (II) at the end of such period, the Company Board determines in good faith, after taking into account all amendments or revisions committed to by Parent and after consultation with its independent financial advisors, that such Acquisition Proposal remains a Superior Proposal relative to the Merger, as supplemented by any Counterproposal (defined below) that Parent and REIT Merger Sub have irrevocably committed to. Any such written notice shall specify the material terms and conditions of such the applicable Acquisition Proposal, include the most current version of any agreement relating to such Acquisition Proposal (including any amendments, supplements or modifications thereto), identify the person making such Acquisition Proposal and state that the Board otherwise intends to make a Change in Recommendation (subject to compliance with this subsection (c)). During any such three Business Day period, Parent shall be entitled to deliver to the Company a counterproposal to such Acquisition Proposal (a “Counterproposal”) and Parent and the Company shall negotiate in good faith in respect of any such Counterproposal. For the avoidance of doubt, the parties hereto acknowledge and agree that any amendment to the financial terms or any other material amendment to any material term of a Acquisition Proposal which amendment affects the determination of whether the Acquisition Proposal is a Superior Proposal to any Counterproposal shall be treated as a new Acquisition Proposal for the purposes of this Section 7.04(c) (requiring a new written notice by the Company and a new three Business Day period).
      (d) Nothing contained in this Agreement shall prevent the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or from making any legally required disclosure to stockholders. Further, any “stop-look-and-listen” communication by the Company or the Company Board to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the stockholders of the Company) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Parent of, all or a portion of the Company Board Recommendation it if is made within ten (10) Business Days of receiving an Acquisition Proposal.
      (e) Upon execution of this Agreement, the Company and the Company Subsidiaries shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal by or on behalf of the Company or any of the Representatives and shall inform each of the Representatives of its obligations under this Section 7.04 and instruct each of them to act in a manner consistent with such obligations; provided, however that the Company may comply with the next sentence. The Company shall promptly request each Person with whom it has executed a confidentiality agreement within the twelve (12) months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential or other non-public information heretofore furnished to such Person by or on behalf of the Company or any of the Company Representatives.
      Section 7.05     Employee Benefits Matters.
      (a) From and after the Effective Time, Parent shall cause the Surviving Entity to assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change-in-control provisions) of employees of the Company and the Subsidiaries set forth in Section 7.05 of the Disclosure Schedule.

      (b) For a period of not less than eighteen (18) months after the Closing Date, for each Company Employee who remains an employee of the Surviving Entity or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall or shall cause the Surviving Entity to provide compensation and benefits (including group health, life, disability, bonus opportunity, and severance plans but excluding equity compensation or promoted interests or comparable forms of compensation) in the aggregate that are not less favorable to such employee and the employee’s dependents and beneficiaries, as appropriate, as the Company or such Subsidiary provided to such employee immediately prior to the Effective Time, through the maintenance of any one or more of the Plans, the adoption of new plans, programs, or arrangements for the benefit of Continuing Employees, or a combination thereof. To the extent a Continuing Employee becomes eligible to participate in an employee benefit plan, program, or arrangement maintained by Parent or its Subsidiaries (each, a “Parent Plan”), such Continuing Employee will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under such Parent Plan to the same extent as such employee was entitled, before the Effective Time, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits or any accrual of benefits under any defined benefit pension plans). In addition, with respect to each Parent Plan providing medical or health benefits in which Continuing Employees become eligible to participate, during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Parent Plan.
      (c) Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares or options to acquire Company Common Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.
      (d) Prior to the Effective Time, the Board of Directors of the Company shall take such actions as are necessary to terminate the Company’s Director Deferred Compensation Plan, Executive Deferred Compensation Plan, deferred restricted share unit arrangements and all other share or investment-based non-qualified deferred compensation account-based arrangements (collectively, the “Non-Qualified Account Plans”). Such action shall be contingent upon, and effective as of, the Effective Time. Payment of the Non-Qualified Account Plans shall be in cash to the participants in the Non-Qualified Account Plans in a single lump-sum payment by the Surviving Entity immediately following the Effective Time or at such later time as may be required by Section 409A of the Code and its related Treasury regulations.
      Section 7.06     Directors’ and Officers’ Indemnification and Insurance.
      (a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws, the Operating Partnership Agreement or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries, from and after the Effective Time, Parent and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director, officer, trustee, employee, agent, or fiduciary of the Company or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 10 days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any

Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to Parent’s or the Surviving Entity’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such Expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified); provided, however, that neither Parent nor the Surviving Entity shall be liable for any settlement effected without Parent’s or the Surviving Entity’s written consent (which consent shall not be unreasonably withheld or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent that any such Indemnified Party shall reasonably determine that such party has a conflict interest in the outcome of such action from any other Indemnified Parties. The indemnification and advancement obligations of Parent and the Surviving Entity pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.06(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any such inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by a Indemnified Party. Neither Parent nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.
      (b) Without limiting the foregoing, Parent and the REIT Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company listed in Section 7.06(b) of the Disclosure Schedule as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries) and those indemnification agreements of the Company or any of its Subsidiaries shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.
      (c) For a period of six years from the Effective Time, the operating agreement of the Surviving Entity shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.
      (d) Prior to the Effective Time, the Company shall purchase a “tail” insurance policy (which policy by its express terms shall survive the Merger), of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company as the Company’s and the Company Subsidiaries’ existing policy or policies, for the benefit of the current and former officers and directors of the Company and each Company Subsidiary with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that in no event shall the aggregate premium payable for such “tail” insurance policies for its entire period exceed 350% of the last annual premium paid by the Company for such insurance (such amount being the “Maximum Premium”). If the Company is unable to obtain the “tail” insurance described in the first sentence of this Section 7.06(d) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium. If the Company is unable to purchase such “tail” insurance, the Parent or REIT Merger Sub shall, at the Company’s request, purchase a “tail” insurance of at least the same coverage and amounts and containing terms and conditions no less favorable to directors and officers of the Company as the Company’s and Company’s Subsidiaries’ existing policy or policies for the benefit of the current and former officers and directors of the Company with a claims period of six years from the Effective Time; provided, however, that in no event shall the Parent or the REIT Merger Sub be required to pay more than the Maximum Premium as the aggregate premium for such “tail” insurance policies for its entire period, in which case the Parent or REIT Merger Sub will obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.
      (e) If the Surviving Entity or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity assumes the obligations set forth in this Section 7.06.
      (f) Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 7.06.
      (g) Parent shall have the right to be consulted in respect of the defense or settlement of any stockholder or limited partner litigation against the Company, its directors or officers, or the Operating Partnership relating to the Merger or the other transactions contemplated by this Agreement and to be kept reasonably informed of material developments; provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent will not be unreasonably withheld or delayed.
      Section 7.07     Further Action; Reasonable Efforts.
      (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to this Agreement and the Merger, if required, and (ii) use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including using its reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger.
      (b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.07(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.
      (c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.
      (d) Each of the Parent Parties, on the one hand, and the Company Parties, on the other hand, shall use their respective commercially reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, or (ii) disclosed in the Disclosure Schedule. In the event that any Company Party shall fail to obtain any third party consent described above, the Company Parties shall use their commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company Parties and the Parent Parties and their respective businesses resulting, or which could reasonably be expected to result, after the Company Merger Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent which shall not be unreasonably withheld, none of the Company or any of the Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of the Parent Parties or their respective affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.
      (e) At Parent’s request, the Company shall use commercially reasonable efforts to cooperate with Parent to the extent requested by a secured lender in obtaining estoppel certificates and subordination and nondisturbance agreements prior to the Effective Time, in the form provided by Parent, from those tenants under any lease in excess of 25,000 square feet with respect to a Company Property.
      Section 7.08     Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares and holders of Existing Units, all Transfer Taxes.
      Section 7.09     Public Announcements. The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Merger shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

      Section 7.10     Financing.
      (a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letters that are within its control; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letters; (iii) enforce its rights under the Commitment Letters; and (iv) consummate the Financing at or prior to Closing. Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution.
      (b) Parent shall keep the Company informed on a reasonably current basis and in reasonable detail with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letters and shall give the Company prompt notice of any material change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason, or (ii) any financing source that is a party to any Commitment Letter notified Parent that such source no longer intends to provide financing to Parent on the terms set forth therein. Parent shall not amend or alter, or agree to amend or later, any Commitment Letter in any manner that would materially impair, delay or prevent the Transactions without the prior written consent of the Company, and shall provide the Company promptly (and in any event within 24 hours) with any amendments or alterations to any of the Commitment Letters.
      (c) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters or any Commitment Letter shall be terminated for any reason, Parent shall use its reasonable best efforts to arrange alternative financing from alternative sources in any amount sufficient to consummate the Transactions and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Commitment Letter as original issued and on terms and conditions (including termination rights and funding conditions) no less favorable to Parent or REIT Merger Sub than those included in such Commitment Letter.
      (d) The Company agrees to provide, and shall cause the Company Subsidiaries and its and their representatives to provide, reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and does not require the Company or any of its Representatives to execute and deliver any certificate or opinion to the extent any such certificate or opinion certifies or opines, as applicable, with respect to facts, circumstances or events that will exist after giving effect to the transactions contemplated hereby and the incurrence of any indebtedness of the Company pursuant to the Financing), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent but subject to substantially the same confidentiality and other restrictions as are applicable to Parent hereunder, (iii) assisting Parent and its financing sources in the preparation of (A) an offering document for any debt raised to complete the Merger and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any debt raised by Parent to complete the Merger, (v) forming new direct or indirect Subsidiaries, and (vi) providing and executing documents as may be reasonably requested by Parent, and (vii) using reasonable best efforts to permit Parent to be able to provide its financing sources with the collateral package required by such financing sources in connection with the arrangement of the Financing and (viii) cooperating with Parent in connection with obtaining such consents, approvals or authorizations which may be necessary or beneficial in connection with the arrangement of the Financing and the collateral package required in connection therewith; provided that none of the Company or any Company Subsidiary shall be required to pay any fees (including commitment or other similar fees) or incur any other liability in connection with the Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries and it and their Representatives in connection with such cooperation. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them prior to the Effective Time in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information relating to the Company or the Company Subsidiaries and information provided by the Company, the Company Subsidiaries or the Company Representatives).
      Section 7.11     Tax Matters.
      (a) For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the Merger as a taxable sale by the Company of all of the Company’s assets to REIT Merger Sub in exchange for the Merger Consideration to be received by stockholders of the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such Merger Consideration to the stockholders of the Company in liquidation pursuant to Section 331 of the Code and Section 562 of the Code. This Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes.
      (b) During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(i) Prepare and timely file all material Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws; and

(ii) Timely pay all material Taxes due and payable in respect of such Post-Signing Returns that are so filed.
      Section 7.12     Limited Partner Transaction. Parent, REIT Merger Sub, the Company and the Operating Partnership will structure and implement the transactions described on the binding term sheet attached as Exhibit D hereto (the “Term Sheet”) (including any amendments to the Operating Partnership’s partnership agreement requested by Parent), pursuant to which each Limited Partner shall, contemporaneously with the Effective Time, receive cash equal to the Cash Amount in exchange for its Existing Units, or in lieu of such cash payment shall, at its election made contemporaneously with the Effective Time, (i) exchange all of its Existing Units for preferred units with the terms described on Exhibit D or (ii) continue to retain a common interest in a successor entity on terms and conditions similar to those set forth in the Operating Partnership’s partnership agreement. Parent, REIT Merger Sub, the Company and the Operating Partnership, and each of them, severally agree to all of the terms and conditions set forth in the Term Sheet, and, unless and until definitive documentation incorporating the terms set forth in the Term Sheet has been executed and delivered, each of the them agrees that the Term Sheet constitutes a binding agreement among the parties, enforceable against each such party in accordance with its terms.
      Section 7.13     Redemption. Immediately prior to the Effective Time, the Company shall effect the Redemption. Parent and Company will work together in good faith to fund the Redemption. Without limitation of the foregoing, if the Redemption is not effective prior to the Effective Time, the Company and the Parent Parties agree that each Company Series A Preferred Share outstanding immediately prior to the Effective Time shall automatically be converted into, and canceled in exchange for, the right to receive the greater of (a) the Company Preferred Share Redemption Price and (b) the Company Common Share Merger Consideration on an as-converted basis pursuant to the terms of the Articles Supplementary classifying the Company Series A Preferred Shares.

ARTICLE VIII
CONDITIONS TO THE MERGER
      Section 8.01     Conditions to the Obligations of Each Party. The obligations of the Company, the Operating Partnership, REIT Merger Sub, and Parent to consummate the Merger are subject to the satisfaction or waiver in writing of the following conditions:

(a) The Merger shall have been approved by, the requisite affirmative vote of the stockholders of the Company in accordance with the MGCL and the Company Charter.

(b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any approval required thereunder shall have been obtained.

(c) No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and makes consummation of the Redemption or the Merger illegal or prohibits consummation of the Redemption or the Merger.
      Section 8.02     Conditions to the Obligations of Parent, and REIT Merger Sub. The obligations of Parent, and REIT Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing of the following additional conditions:

(a) The representations and warranties of the Company contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties would not, in the aggregate, have a Company Material Adverse Effect. In addition, the representations and warranties set forth in Sections 4.03(a) and (d) shall be true and correct in all material respects and the representations and warranties set forth in Section 4.09 shall be true and correct in all respects as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of a specific date, in which case as of such specific date). For purposes of applying this Section 8.02(a) as of the Closing Date, the representation contained in Section 4.16(t) shall be read without giving effect to the language “The Company expects that.”

(b) The Company shall have performed, in all material respects, all material obligations and complied with, in all material respects, its material agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the date of the Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

(d) Tax Opinion. Parent shall have received a tax opinion addressed to Parent from Morrison & Foerster LLP, dated as of the Closing Date, opining that the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ending December 31, 2000 through and including the Closing Date. Such tax opinion shall be in the form of the tax opinion furnished to and agreed to by counsel to Parent and counsel to the Company prior to the execution of this Agreement. Such tax opinion shall be based upon customary representations made by the Company and the Company Subsidiaries in an officer’s certificate that is substantially in the form of the officer’s certificate furnished to and agreed to by counsel to Parent and counsel to the Company prior to the execution of this Agreement.

(e) Absence of Material Adverse Change. On the Closing Date, there shall not exist an event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an officer of the Company, dated the Closing Date, to the foregoing effect.

      Section 8.03     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) The representations and warranties of Parent and REIT Merger Sub in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) would not have a Parent Material Adverse Effect.

(b) Parent shall have performed, in all material respects, all material obligations and complied with, in all material respects, its material agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the date of the Effective Time, signed by an officer of the Parent and certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
      Section 9.01     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors or members of the terminating party or parties, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved the Merger at the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before 11:59 p.m., Eastern Standard Time, February 28, 2007 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and makes consummation of the Redemption or the Merger illegal or otherwise prohibits consummation of the Merger or Redemption (“Governmental Order”); provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger, as applicable;

(d) by Parent if each of it and REIT Merger Sub is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the Drop Dead Date;

(e) by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent, or REIT Merger Sub herein are or become untrue or inaccurate such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of Parent, or REIT Merger Sub or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by the Drop Dead Date.

(f) by the Company or Parent if the Company Stockholder Approval is not obtained at the Company Stockholders’ Meeting;

(g) by Parent if (i) the Company Board has effected a Change in Recommendation, (ii) the Company enters into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 7.04(a)), (iii) a tender offer or exchange offer relating to the Company Common Shares and constituting an Acquisition Proposal shall have been commenced by a third party prior to obtaining the Company Stockholder Approval and the Company Board shall not have recommended that the Company’s stockholders reject such tender or exchange offer within ten (10) Business Days following commencement thereof or, in the event of any change in the terms of the tender offer, within ten (10) Business Days of the announcement of such changes, (it being understood that, for these purposes, taking no position with respect to acceptance or rejection of such tender or exchange offer by the Company’s stockholders, shall constitute a failure to recommend rejection of such tender or exchange offer) or (iv) the Company publicly announces its intention to do any of the foregoing; or

(h) by the Company, at any time prior to obtaining the Stockholder Approval, if the Company Board has effected a Change in Recommendation; provided, however, that the right to terminate this Agreement under this Section 9.01(h) shall not be available to the Company if Section 7.04 has been breached; provided further that no termination of this Agreement under this Section 9.01(h) shall be effective unless the Company simultaneously pays the Company Termination Fee required by Section 9.03(b)(ii) (any purported termination under this Section 9.01(h) shall be void and of no force and effect unless the Company has made such payment).
      The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective representatives, whether prior to or after the execution of this Agreement.
      Section 9.02     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the Guarantee referred to in Section 5.08 and the provisions of Sections 7.03(b), 7.09, this Section 9.02, Section 9.03 and Article X shall survive any such termination); provided, however, that nothing herein shall relieve any party hereto from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
      Section 9.03     Fees and Expenses.
      (a) Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.
      (b) The Company agrees that if this Agreement shall be terminated:

(i) by Parent or the Company pursuant to Section 9.01(f), and (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced that is not subsequently withdrawn prior to such Termination Date, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, the Company enters into an agreement with respect to any Acquisition Proposal, or any Acquisition Proposal is consummated, then the Company shall pay to Parent, if and when such agreement is entered into (or, if no agreement is entered into, upon consummation of the Acquisition Proposal) the Company Termination Fee less any Parent Expenses previously paid (and for purposes of this Section 9.03(b)(i) “50%” shall be substituted for “25%” and “75%” in the definition of Acquisition Proposal); or

(ii) by Parent pursuant to Section 9.01(g) or the Company pursuant to Section 9.01(h), then the Company shall pay to Parent the Company Termination Fee on the Termination Date.

      (c) The Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds within two Business Days after the date of the event giving rise to the obligation to make such payment, except in connection with a termination under Section 9.01(h), in which case the Company must pay the Company Termination Fee simultaneously with such termination.
      (d) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $27,750,000.
      (e) If this Agreement is terminated by the Company pursuant to Section 9.01(e), Parent shall pay to the Company within three (3) Business Days after the date of termination all reasonable out-of-pocket costs and expenses, including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Company or its Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $5,000,000 (not including any expenses payable under Section 7.10(d) hereof) (the “Company Expenses”). If this agreement is terminated by Parent pursuant to Section 9.01(d) or 9.01(f), the Company shall pay to Parent, within three (3) Business days after the date of termination, all reasonable out-of-pocket costs and expenses including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, incurred by Parent in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $5,000,000 (the “Parent Expenses”). The payment of expenses set forth in this Section 9.03(e) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.
      (f) Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or Parent Expenses when due or Parent shall fail to pay the Company Expenses when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.
      Section 9.04     Escrow of Company Expenses.
      (a) In the event that Parent is obligated to pay the Company Expenses set forth in Section 9.03(e), Parent shall pay to the Operating Partnership from the Company Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Company Expenses and (ii) the sum of (1) the maximum amount that can be paid to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 9.04(b) or (B) an opinion from the Company’s outside counsel as described in Section 9.04(b), an amount equal to the Company Expenses less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Company Expenses with an escrow agent selected by Parent and on such terms (subject to Section 9.04(b)) as shall be mutually agreed upon by the Operating Partnership, Parent and the escrow agent. The payment or deposit into escrow of the Company Expenses pursuant to Section 9.04(b) shall be made at the time Parent is obligated to pay the Operating Partnership such amount pursuant to Section 9.03(e) by wire transfer or bank check.
      (b) The escrow agreement shall provide that the Company Expenses in escrow or any portion thereof shall not be released to the Operating Partnership unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the Company Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Operating Partnership of the Company Expenses would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify Company as a REIT), in which case the escrow agent shall release the remainder of the Company Expenses to the Operating Partnership. Parent agrees to amend this Section 9.04 at the request of the Company in order to (x) maximize the portion of the Company Expenses that may be distributed to the Operating Partnership hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.04(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.04(b). The escrow agreement shall also provide that any portion of the Company Expenses held in escrow for five years shall be released by the escrow agent to Parent.
      Section 9.05     Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent, and REIT Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent, and REIT Merger Sub). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE X
GENERAL PROVISIONS
      Section 10.01     Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.
      Section 10.02     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile (providing confirmation of transmission) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
      if to Parent or REIT Merger Sub:

Gridiron Holdings LLC
c/o Morgan Stanley Real Estate Investing — MSREF
1585 Broadway
New York, NY 10036
Telecopier No: 212-507-4571
Attention: Michael Franco

Gridiron Acquisition LLC
c/o Morgan Stanley Real Estate Investing — MSREF
1585 Broadway
New York, NY 10036
Telecopier No: 212-507-4571
Attention: Michael Franco
      with a copy to:

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Telecopier No: (617) 523-1231

Attention:	Gilbert G. Menna, Esq.

John T. Haggerty, Esq.
      if to the Company or the Operating Partnership:

Glenborough Realty Trust Incorporated
400 South El Camino Real, 11th Floor
San Mateo, California 94402-1708
Telecopier No: (650) 343-0957
Attention: Andrew Batinovich

with copies to:

Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304-1018
Telecopier No: (650) 494-0792
Attention: Justin L. Bastian, Esq.
      Section 10.03     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
      Section 10.04     Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
      Section 10.05     Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent may assign all or any of its rights and obligations hereunder to any Affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
      Section 10.06     Performance Guarantee. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of each of the Parent Parties under this agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Effective Time.
      Section 10.07     Remedies; Specific Performance.
      (a) Except as otherwise provided in Section 10.07(b) or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Except as otherwise provided in Section 10.07(b) for breaches of the last sentence of Section 7.03(b), the Company agrees that, to the extent it or the Company Subsidiaries have incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Parent and the Guarantor for such losses or damages shall be limited to $200,000,000, and the sole and exclusive remedy, (ii) the maximum liability of the Guarantor, directly or indirectly, shall be limited to the respective obligations of such Guarantor under the Guarantee and (iii) in no event shall the Company or the Company Subsidiaries seek to recover any money damages in excess of such amount in clause (i) from Parent, REIT Merger Sub or the Guarantor or any of their respective shareholders, partners, members, managers, directors, officers, agents, and Affiliates in connection therewith.
      (b) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company or the Operating Partnership in accordance with the terms hereof or were otherwise breached and that, prior to the termination of this Agreement pursuant to Section 9.01, Parent and the Merger Partnership shall be entitled to specific performance of the terms and provisions of this Agreement or an injunction to prevent any breach of this Agreement, in addition to any other remedy at law or equity. The parties acknowledge that the Company and the Operating Partnership shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Company’s and the Operating Partnership’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Sections 9.03 and 10.07(a); provided, however, the Company and the Operating Partnership shall be entitled to seek specific performance to prevent any breach by Parent of the last sentence of Section 7.03(b).
      Section 10.08     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the right of the holders of Company Common Shares and Company Series A Preferred Shares, Company Share Options or Existing Units to receive the consideration defined in Article III and Section 7.06 (which is intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons).
      Section 10.09     Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Maryland state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
      Section 10.10     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 10.11     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
      Section 10.12     Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.
[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, Parent, REIT Merger Sub, the Company and the Operating Partnership have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GRIDIRON HOLDINGS LLC,
a Delaware limited liability company

By:	MS Real Estate Funding, L.P., its Manager

By:	MS Real Estate Funding, Inc.,

its General Partner

By:	/s/ Amy G. Price

Name: Amy G. Price

Title:	Vice President

GRIDIRON ACQUISITION LLC,
a Delaware limited liability company

By:	Gridiron Holdings LLC, its Manager

By:	MS Real Estate Funding, L.P.,

its Manager

By:	MS Real Estate Funding, Inc.,

its General Partner

By:	/s/ Amy G. Price

Name: Amy G. Price

Title:	Vice President

GLENBOROUGH REALTY TRUST
INCORPORATED,
a Maryland corporation

By:	/s/ Andrew Batinovich

Name: Andrew Batinovich

Title:	President & Chief Executive Officer

GLENBOROUGH PROPERTIES, L.P.,
a California limited partnership

By: Glenborough Realty Trust Incorporated,

a Maryland corporation, its General Partner

By:	/s/ Andrew Batinovich

Name: Andrew Batinovich

Title:	President & Chief Executive Officer

Exhibit B
[LETTERHEAD OF GOLDMAN, SACHS & Co.]
PERSONAL AND CONFIDENTIAL
August 20, 2006
Board of Directors
Glenborough Realty Trust Incorporated
400 South El Camino Real
San Mateo, CA 94402-1708
Madame and Gentlemen:
      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Glenborough Realty Trust Incorporated (the “Company”) of the $26.00 per Share in cash, plus a pro-rata payment in respect of Company dividends, to be received by such holders (the “Consideration”) pursuant to the Agreement and Plan of Merger, dated as of August 20, 2006 (the “Merger Agreement”), among Gridiron Holdings LLC (“Gridiron”), Gridiron Acquisition LLC, a wholly owned subsidiary of Gridiron (“Acquisition Sub”), Glenborough Properties, L.P., an affiliate of the Company (the “Operating Partnership”), and the Company.
      We note that pursuant to a term sheet (the “Term Sheet”) agreed to simultaneously with the Merger Agreement, limited partners of the Operating Partnership other than the Company and its subsidiaries (the “Limited Partners”) shall be entitled to receive cash equal to the Consideration for each common unit in the Operating Partnership (the “Cash Payment”). Alternatively, the Limited Partners will be entitled to affirmatively elect not to receive the Cash Payment, and in lieu thereof (a) to receive a newly created class of preference units in a successor to the Operating Partnership designated as “6 1/4% Series A Preferred Units” determined by (i) multiplying the number of common units in the Operating Partnership being exchanged by the Cash Payment that would otherwise be payable for such units, and then (ii) dividing by $25.00, or (b) to retain a common interest in a successor entity on terms and conditions similar to those set forth in the Operating Partnership’s partnership agreement. We have assumed, at the direction of the Company, that the proposed Operating Partnership transaction will be consummated in accordance with the terms set forth in the Term Sheet. In rendering this opinion, we are not opining on the proposed consideration to be received by the Limited Partners pursuant to the Term Sheet or the consideration to be received by holders of the 7 3/4% Series A Convertible Preferred Stock of the Company under the Merger Agreement.
      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as principal agent in connection with a mortgage financing of Rincon Center (aggregate principal amount $120,000,000) in August 2003, sole bookrunner in connection with an offering of 3,900,000 Shares in March 2004, and sole bookrunner in connection with an offering of 4,000,000 Shares in December 2004. We also may provide investment banking services to the Company and Gridiron in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

B-1

Board of Directors
Glenborough Realty Trust Incorporated
August 20, 2006
Page Two
      Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Gridiron and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Gridiron for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
      In connection with this opinion, we have reviewed, among other things, the Merger Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
      We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Gridiron or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.
      Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,
/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.

B-2

400 SOUTH EL CAMINO REAL SAN MATEO, CA 94402-1708	VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information at any time up until 11:59 P.M. Eastern Time on November 27, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
OR
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions at any time up until 11:59 P.M. Eastern Time on November 27, 2006. Have your proxy card in hand when you call and then follow the instructions.
OR
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided by November 27, 2006 or return it to Glenborough Realty Trust, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you authorize your proxy by telephone or Internet, please do NOT mail your proxy card.

Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares of Glenborough Realty Trust Incorporated common stock are represented by promptly authorizing your proxy in one of the manners described above.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☑	GLEB01	KEEP THIS PORTION FOR YOUR RECORDS

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED BELOW. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE FOLLOWING PROPOSALS, AS DESCRIBED IN THE PROXY STATEMENT.

		FOR	AGAINST	ABSTAIN
1.	A proposal to (a) adopt the Agreement and Plan of Merger, dated as of August 20, 2006, by and among Glenborough Realty Trust Incorporated, Glenborough Properties, L.P., Gridiron Holdings LLC and Gridiron Acquisition LLC and (b) approve the merger of Glenborough Realty Trust Incorporated with and into Gridiron Acquisition LLC.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	In their discretion, the named proxies on the reverse side of this card are authorized to vote on any other business that properly comes before the Special Meeting or any adjournments or postponements of the Special Meeting, including adjournments and postponements for the purpose of soliciting additional proxies.	☐	☐	☐
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS #1 AND #2
Please sign exactly as your name appears on the records of Glenborough Realty Trust Incorporated and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).
Signature [PLEASE SIGN WITHIN BOX]                      Date          Signature (Joint Owners)                         Date

GLENBOROUGH REALTY TRUST INCORPORATED
400 South El Camino Real — San Mateo, California 94402-1708
www.glenborough.com – shareholderservices@glenborough.com
REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GLENBOROUGH REALTY TRUST INCORPORATED
FOR THE SPECIAL MEETING ON NOVEMBER 28, 2006 AT 10:00 A.M. (PDT)
     The stockholder of Glenborough Realty Trust Incorporated, a Maryland corporation (the “Company”), executing the reverse side of this proxy (the “Stockholder”) hereby appoints Andrew Batinovich, Michael A. Steele and Brian S. Peay, or any of them, as proxies for the Stockholder, with full power of substitution in each of them, to attend the Special Meeting of Stockholders of the Company to be held on Tuesday, November 28, 2006 at 10:00 a.m. (Pacific Daylight Time), at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California and at any adjournments or postponements thereof, to cast on behalf of the Stockholder all votes that the Stockholder is entitled to cast at such meeting and otherwise to represent the Stockholder at the meeting with all powers possessed by the Stockholder if personally present at the meeting. The Stockholder hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.
BOARD OF DIRECTORS’ RECOMMENDATION: The Board of Directors recommends a vote “FOR” the proposal to adopt the Agreement and Plan of Merger and approve the merger of the Company with and into Gridiron Acquisition LLC. If you wish to vote in accordance with the Board of Directors’ recommendation, you need not mark any boxes, just sign and date on the reverse side.